As filed with the Securities and Exchange Commission on September 7, 2005
Registration No. 333-126487

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHELLS SEAFOOD RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	65-0427966 (I.R.S. Employer Identification Number)

16313 North Dale Mabry Highway, Tampa, Florida 33618 (813) 961-0944
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leslie J. Christon, President and Chief Executive Officer
Shells Seafood Restaurants, Inc.
16313 North Dale Mabry Highway
Tampa, Florida 33618
(813) 961-0944
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sheldon G. Nussbaum, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Telephone (212) 318-3000
Fax (212) 318-3400

Approximate date of commencement of proposed sale to public:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock	10,813,011	$9,191,059	$1,082
Common Stock issuable upon exercise of warrants	4,996,050	6,494,865 (2)	765
Common Stock issuable upon exercise of warrants	1,971,250	1,182,750 (3)	140
Common Stock issuable upon conversion of Series B Convertible Preferred Stock	9,992,100 (4)	8,493,285	1,000
Total	27,772,411 (5)	25,361,959	2,986

(1)	$2,984 of the $2,986 of the total registration fee was paid in connection with the filing of the Registration Statement on July 8, 2005.

(2)
The price is estimated in accordance of Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee and is $1.30, the exercise price of the warrants.

(3)	The price is estimated in accordance of Rule 457(g) under the Securities Act solely for the purpose of calculating the registration fee and is $.60, the exercise price of the warrants.

(4)
The amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock, as this amount may be adjusted as a result of, among others, antidilution provisions.

(5)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to an indeterminate number of additional shares of our common stock which may become issuable by reason of any stock split, stock dividend, recapitalization, or similar transaction that is effective without the receipt of consideration and results in an increase in the number of shares of our common stock that are outstanding.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2005

27,772,411 Shares

Common Stock

The holders of common stock, Series B Convertible Preferred Stock, and warrants to purchase shares of common stock of Shells Seafood Restaurants, Inc. listed in this prospectus may offer and sell from time to time up to an aggregate of 27,772,411 shares of our common stock under this prospectus for their own accounts. We will not receive any proceeds from the sale of the shares other than the exercise price, if any, payable to us upon the exercise of the warrants.

The number of shares being registered for resale under this prospectus consists of 10,813,011 outstanding shares of our common stock, 6,967,300 shares of our common stock issuable upon the exercise of warrants and 9,992,100 shares of our common stock issuable upon the conversion of our Series B Convertible Preferred Stock. The outstanding shares of common stock being registered for resale under this prospectus consist of 8,813,011 shares of common stock we issued upon exercise of warrants originally issued with our promissory notes sold in January 2002, and 2,000,000 shares of common stock upon exercise of warrants issued to the note holders for their granting us a two-year extension of the maturity date of these notes until January 2007. We issued warrants to purchase an aggregate of 1,971,250 shares of common stock to the investors and the placement agent in our December 2004 private placement of debentures to accredited investors. 1,971,250 shares issuable upon exercise of these warrants are being registered for resale under this prospectus. We sold units consisting of 461,954 shares of our Series B Convertible Preferred Stock and warrants to purchase 4,619,540 shares of our common stock in a private transaction in May 2005. In addition, we issued a warrant to purchase 37,651 units (consisting of 37,651 shares of our Series B Convertible Preferred Stock and warrants to purchase 376,510 shares of our common stock) at a purchase price of $15.00 per unit to the placement agent in our May 2005 private financing to accredited investors. Each share of our Series B Convertible Preferred Stock is initially convertible into 20 shares of our common stock, subject to certain adjustments under specified circumstances. All of the underlying shares of common stock of the units we sold in May 2005 are being registered for resale under this prospectus.

The selling stockholders (and their donees and pledgees) may offer their common stock of Shells Seafood Restaurants, Inc. through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

Our common stock is listed on the OTC bulletin board under the symbol “SHLL.OB.” The last reported sale price of our common stock on the OTC bulletin board on September 6, 2005 was $1.03.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2005.
___________________

TABLE OF CONTENTS

Page

Prospectus Summary	1
Risk Factors	4
Regarding Forward-Looking Statements	11
Selling Stockholders	13
Use of Proceeds	18
Dividend Policy	18
Price Range of Common Stock	18
Equity Compnesation Plan	19
Dilution	21
Selected Historical Financial Information	22
Supplementary Financial Information	24
Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Business	37
Management	44
Principal Stockholders	51
Certain Relationships and Related Transactions	55
Description of Capital Stock	57
United States Federal Income Tax Considerations	64
Plan of Distribution	68
Legal Matters	69
Experts	69
Where You Can Find More Information	69
Index to Consolidated Financial Statements	F-1
___________________

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This document may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus regardless of the time of delivery of this prospectus.

Market and industry data and other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data are also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and/or completeness. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our historical and pro forma consolidated financial statements and the notes thereto included elsewhere in this prospectus.

For purposes of this prospectus, unless the context otherwise requires, all references herein to “our company,”“Shells,”“we,”“us” and “our” refer to Shells Seafood Restaurants, Inc.

Our Company

Shells Seafood Restaurants, Inc. manages and operates full service, mid-priced, casual dining seafood restaurants, designed to appeal to a broad range of customers by providing generous portions of high-quality seafood, warm, friendly service, and a relaxed atmosphere at reasonable prices. Our restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, mussels, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sautéed, grilled, blackened and fried. In addition, our restaurants offer a wide selection of signature pasta dishes, appetizers, salads, and desserts and full bar service. All of our 26 restaurants are open for dinner and 24 of our restaurants are also open for lunch.

As of January 2, 2005, our fiscal year end, we owned 20 Shells restaurants, owned a 51% ownership interest in one Shells restaurant and managed four additional Shells restaurants pursuant to contractual arrangements. In March 2005, we opened a new 11,000 square-foot restaurant in Clearwater Beach, Florida. All of our restaurants are located in Florida.

Over the past several months, we have dramatically improved many aspects of the guest dining experience at our restaurants. Beginning with our new menu, we have strengthened our guest appeal and bolstered our commitment to serving the highest-quality fresh seafood. We have added bold new flavors and better variety, from new fish and shellfish items to exciting new salad and dessert selections. We have increased the size of our shrimp and crab legs, added new grill and pasta dishes and refined our plate presentations.

We continue to work diligently to elevate our service levels and operating standards. We have revamped our training procedures and rolled out a new service system known as “Ship Shape Service,” providing all team members with the opportunity to graciously serve our guests.

Providing a more attractive, comfortable and energetic atmosphere for enjoying our delicious seafood is a key part of our repositioning strategy. Consumer expectations have risen significantly since Shells opened its first, non-frills restaurant 20 years ago. We believe that updating and enhancing the appearance of all Shells restaurants, while strategically opening great-looking new restaurants, will enhance our business. During 2004, we took a major step forward to reenergize the appearance and atmosphere of our restaurants. Shells’ contemporary and spirited new look features brighter and warmer colors and textures, enhanced lighting and décor accents reflecting the spirit of the sea. The new look initially was tested at three restaurants in 2004, resulting in robust sales increases and exceptional guest approval. In the first half of 2005, we renovated six additional restaurants, giving nine remodeled restaurants, to-date.

Corporate Information

We were incorporated under the laws of the State of Florida in April 1993 and were reincorporated under the laws of the State of Delaware in April 1996. Our principal executive offices are located at 16313 North Dale Mabry Highway, Tampa, Florida 33618, and our telephone number is (813) 961-0944. Shells, Inc., a company incorporated under the laws of State of Florida, was merged with and into our company and became our wholly owned subsidiary effective December 1994. Our website is located at www.shellsseafood.com. Information contained on our website does not constitute a part of this prospectus.

The Offering

Common stock offered	27,772,411 shares by selling stockholders
Offering Price	Market price or privately negotiated price
Common stock outstanding	15,703,737 shares as of August 28, 2005 (1)

Use of proceeds
We will not receive any proceeds from the sale of the shares offered by the selling stockholders. Any proceeds we receive from the selling stockholders upon their exercise of warrants to purchase the shares included in the shares that are being offered by them hereunder will be used for general working capital and capital expenditures.

OTC bulletin board symbol	“SHLL.OB”
Risk Factors
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 4 and the other information contained in this prospectus prior to making an investment decision regarding our common stock.

____________________
(1) The number of shares outstanding excludes:

•	3,255,500 shares of common stock issuable upon the exercise of options outstanding under our equity compensation plans, having a weighted average exercise price of $0.94 per share;

•	2,603,443 shares of common stock reserved for future grant under our equity compensation plans;

•	1,971,250 shares of common stock issuable upon the exercise of outstanding warrants, at an exercise price of $0.60 per share;

•	4,619,540 shares of common stock issuable upon the exercise of outstanding warrants, at an exercise price of $1.30 per share;

•	9,239,080 shares of common stock issuable upon the conversion of outstanding Series B Convertible Preferred Stock;

•
warrants to purchase 37,651 units issued to the placement agent in our May 2005 private financing at an exercise price of $15.00 per unit (each unit consisting of one share of Series B Convertible Preferred Stock (initially convertible into 20 shares of common stock) and warrants to purchase 10 shares of common stock at an exercise price of $1.30 per share); and

•	23,731 shares of our Series A 5% Convertible Preferred Stock.

Summary Financial Information and Other Data

The following table sets forth our summary financial information and other data. The historical statement of operations data for our fiscal years ended December 29, 2002, December 28, 2003 and January 2, 2005 are derived from, and should be read in conjunction with, our audited financial statements and related notes appearing elsewhere in this prospectus. The historical statement of operations data for the twenty-six weeks ended June 27, 2004 and July 3, 2005 and the historical balance sheet data as of July 3, 2005 are derived from our unaudited financial statements. In management’s opinion, these unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for the periods presented. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.

The information contained in this table should also be read in conjunction with “Use of Proceeds,”“Capitalization,”“Selected Historical Financial Information,”“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes thereto, all included elsewhere in this prospectus.

	Year (53 Weeks) Ended	Year (52 Weeks) Ended				Twenty-six Weeks Ended
(Dollars and Shares in Thousands)	January 2, 2005	December 28, 2003	December 29, 2002	December 30, 2001	December 31, 2000	June 27, 2004	July 3, 2005
Statement of Operations Data:
Total revenues	$41,564	$44,046	$47,228	$57,529	$90,442	$23,588	$24,445
Income (loss) from operations	43	(207)	1,108	(3,430)	(6,125)	1,190	944
Interest expense, net	(1,154)	(463)	(534)	(481)	(789)	(205)	(337)
(Loss) income before elimination of minority partner interest and income taxes	(1,078)	(770)	571	(3,799)	(6,769)	1,042	718
Net (loss) income	$(1,344)	$(1,034)	$677	(3,019)	$(9,332)	$903	$569

Operating Data:
Number of managed restaurants at end of period (1)	25	28	28	29	45	26	26
Average annual sales per Company-owned and joint venture restaurant open for full period (2)	$1,896	$1,828	$1,924	$2,047	$2,071	---	---
(Decrease) increase in Company-owned and joint venture restaurant same store sales (2)	-1.6%	-5.1%	-7.2%	-13.1%	-0.4%	-2.8%	+6.8%

Balance Sheet Data:	As of July 3, 2005

Working capital (deficiency)	$(843)
Total assets	16,883
Short-term debt	346
Long-term debt	1,371
Minority partner interest	464
Stockholders’ equity	9,129

____________

(1)	Includes restaurants owned by us, one joint venture restaurant in which we own a 51% equity interest and four licensed restaurants.

(2)
Includes only restaurants open during the full fiscal year shown and open for the full prior fiscal year and at least the full six months prior thereto. Same store sales are calculated on a comparable calendar period basis.

RISK FACTORS

You should carefully consider the risks described below before investing in our common stock. Although the risks described below are all of the risks that we believe are material, they are not the only risks relating to our business and our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. The trading price of our common stock could decline due to any of these risks and, therefore, you may lose all or part of your investment.

Risks Relating to Our Business

We have significant capital requirements and may need additional financing in the near future.

Historically, our cash requirements have exceeded our cash flow from operations. This has been due to costs associated with developing and opening restaurants as well as the operating performance of many of our restaurants. As of January 2, 2005, our company had a working capital deficiency of $4,639,000 and a cash balance of $2,350,000. In 2004, we incurred a net loss of $1,344,000 and we invested in property and equipment of $1,292,000. In 2003, we incurred a net loss of $1,034,000 and we invested $755,000 in property and equipment. In addition, we have only recently experienced some success in reversing the long-term trends in declining sales and customer traffic. There are no assurances that these recent reversals will continue and that the implementation of our strategies will result in sales and customer traffic gains which are required to meet our contemplated cash flow requirements.

In May 2005, we sold an aggregate of $6.9 million of our securities in a private placement, resulting in net proceed to Shells of approximately $5.8 million. After retiring $2.2 million in loans from debenture holders to the extent not converted in the offering, we have used and plan to use the remaining proceeds to remodel additional Shells restaurants, to open new restaurants and for working capital purposes. We estimate that approximately $3.6 million will be required to complete the remodeling of our existing restaurants. Additional funding may be necessary to support our plans for growth.

In March 2005, our investors provided us with a $1.6 million revolving line of credit, which originally was scheduled to mature on the earlier of March 31, 2006 or the closing of a financing providing us not less than $1.6 million of net proceeds. The maturity date of this credit line has been extended to May 23, 2007.

We have, from time-to-time utilized, and to the extent applicable may utilize sale-leaseback transactions, real estate mortgage and restaurant equipment financing with various banks or financing institutions as necessary. In the event that our plans change, assumptions prove to be inaccurate, or due to unanticipated expenses, and in the event projected cash flow or third party financing otherwise prove to be insufficient to fund operations, we could be required to seek additional financing from sources not currently anticipated.

We cannot be assured that third party financing will be available to us when we need it or available on acceptable terms, if at all, in the future. If we cannot obtain third party financing when we need it, it could materially adversely affect our results of operations. Conversely, if we raise additional capital, our existing stockholders could be substantially diluted.

Our business plan is contingent on additional future financing.

Integral to our business plan, we plan to continue our renovation and remodeling of existing restaurants. In addition, we will continue to explore restaurant locations for new growth and relocations. We estimate that $3,600,000 will be required to complete the renovation and remodeling of our existing restaurants. Additional funding may be necessary to support our plans for growth. If we cannot secure the financing we need and achieve our operating cash flow requirements, our plans for growth may be adversely affected.

We may be unable to repay certain of our debts when they mature.

We have two promissory notes outstanding to Colonial Bank, for the financing of two restaurant locations, Melbourne and Winter Haven. As of July 3, 2005, we owed collectively $1,053,000 on the principal balances of these notes. We are required to meet a financial covenant relating to debt coverage. We were in compliance in meeting this loan covenant as of the most recent measurement period, the fiscal quarter ended July 3, 2005. However, in the past, we were not in compliance with meeting the loan covenant for which a covenant waiver was provided by the bank. The two bank notes are secured by various of our assets. Our failure to pay these notes as they mature will allow the holders of these notes to seize and sell various of our assets to satisfy amounts owed.

Additionally, at various times in the past, we were not able to repay our debts when due. Convertible debentures totaling $2,375,000 matured in April 2005 and we required an extension of the maturity date for repayment until we were able to obtain funds from the financing in May 2005. In addition, in August 2004, we extended the maturity dates on notes totaling $2.0 million from January 31, 2005 to January 31, 2007. Although these debt obligations were ultimately retired, our inability to repay our debts on their originally scheduled maturity dates may negatively impact our ability to secure additional financing, if necessary. Also, we could be materially adversely affected, to the extent we undertake additional indebtedness and are unable to repay our debts on a timely basis.

History of losses.

We have experienced operating and net losses during the majority of our recent prior years. In 2004, we had losses of $1,344,000. In 2003, we had losses of $1,034,000. Excluding non-recurring items, our losses were $733,000 and $764,000 in 2004 and 2003, respectively.

Our ability to use net operating loss carryforwards and general business credits to reduce future tax payments may be further limited if there are additional changes in ownership of Shells.

As of January 2, 2005, for federal income tax purposes, we had approximately $8,500,000 of net operating loss carryforwards, or NOLs, available to reduce taxable income in future years and approximately $2,800,000 of general business credits to carry forward. We believe that a substantial amount of these NOLs and credits are currently subject to an annual limitation under sections 382 and 383 of the Internal Revenue Code of 1986, as amended, as a result of an “ownership change” in 2002, as defined by the Internal Revenue Code. Our ability to utilize our NOLs and credits were further limited by sections 382 and 383 as a result of our issuance of units consisting of shares of our Series B Convertible Preferred Stock and warrants to purchase shares of our common stock in May 2005. We estimate that the limit in the amount of net operating loss and credit carryforwards that may be used against taxable income is approximately $665,000 per year. Any portion of the $665,000 amount not utilized in any year will carry forward to the following year subject to a 15 to 20 year limitation on carryforward of net operating losses and credits.

Substantial dilution to our stockholders is possible.

As of August 28, 2005, there were 15,703,737 shares of common stock outstanding, and warrants, options or other convertible securities outstanding to purchase an additional 20,333,555 shares of common stock at an average exercise price of $0.56 per share.

During January 2002, we completed a $2.0 million financing transaction pursuant to which, among other things, we issued warrants to purchase 8,908,030 shares of our common stock, at an exercise price of $0.16 per share. These warrants have been exercised in full, some in accordance with a cashless exercise provision; whereby 8,813,011 shares of common stock were issued to the respective warrant holders.

In August 2004, we agreed with the holders of the $2.0 million of promissory notes to an extension of the term of the notes from their original expiration date of January 31, 2005 to January 31, 2007. In connection with this extension, we issued warrants to purchase 2,000,000 shares of common stock, at an exercise price of $0.50 per share. These warrants have been exercised in full, whereby we issued 2,000,000 shares of common stock.

In December 2004, we completed a $2,375,000 private placement of convertible debentures. The debentures matured on April 5, 2005 and were fully repaid in May 2005. In conjunction with this private placement, we issued warrants to purchase 1,971,250 shares of common stock at $0.60 per share to the debenture holders and the placement agent. All of these underlying shares of common stock are part of the shares being registered for resale under this prospectus.

In March 2005, we amended our certificate of incorporation to increase the total number of authorized shares of our common stock from 20,000,000 shares to 40,000,000 shares. Subsequently, in June 2005, our stockholders approved a further increase of the total number of authorized shares of our commons stock from 40,000,000 shares to 58,000,000 shares. There are no restrictions on our ability to issue additional shares of stock.

In May 2005, we sold 461,954 units of securities at the selling price of $15.00 per unit for an aggregate sale price of $6.9 million in a private placement to some of the selling stockholders. Each unit consists of (i) one share of our Series B Convertible Preferred Stock, initially convertible into 20 shares of the our common stock, subject to adjustment under certain circumstances and (ii) a warrant to purchase 10 shares of our common stock at an exercise price of $1.30 per share. If these warrants and the Series B Convertible Preferred Stock are fully exercised or converted, we would issue 13,858,620 additional shares of common stock. In addition, we granted JMP Securities LLC, the placement agent in our May 2005 private financing, warrants to purchase 37,651 units at a purchase price of $15.00 per unit as a portion of their fees. The holders of the Series B Convertible Preferred Stock have antidilution protection for issuances of common stock by us at prices less than the “conversion price” in effect immediately prior to any such issuance. The initial conversion price is $0.75 per share, and will be subsequently reduced for future issuances if we sell shares at a price below the conversion price. All of the underlying shares of common stock of the units we sold in May 2005 are being registered for resale under this prospectus.

There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at price (or exercise prices) below the price at which shares of our common stock are being traded on the OTC bulletin board.

Provisions with Potential Anti-Takeover Effect.

Our certificate of incorporation provides that we may issue up to 2,000,000 shares of preferred stock from time-to-time in one or more series. The board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock. The board is authorized to fix the number of shares of any series of preferred stock and the designation of any such series, without any vote or action by our stockholders. The board may authorize and issue preferred stock with voting, dividend, liquidation, conversion or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In addition, the potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

We have no present intention to issue any additional shares of our preferred stock. However, we cannot assure you that we will not do so in the future.

Control by Management and Certain Individuals.

Frederick R. Adler, James Adler, Robert Ellin and Bruce Galloway, significant stockholders, together with members of our board of directors and executive management team, are beneficial owners of record, in the aggregate, of approximately 76.6% of our outstanding common stock as of August 28, 2005 and are able to control the business and affairs of our company, including the election of our directors and decisions regarding any proposed dissolution, merger or sale of our assets.

We depend on key personnel.

Our success is largely dependent upon our executive management and other key personnel. The loss of the services of one of our executives or other key personnel could materially adversely affect us. Due to our limited number of executive personnel, we may be particularly susceptible to an adverse impact from the loss of the services of one of our executives. Our success may also depend on our ability to attract and retain qualified management restaurant industry personnel.

Operating results may require the closure of additional restaurants.

If we experience prolonged periods of unfavorable operating results at any existing restaurants, view the prospects for a restaurant to be less than satisfactory or elect not to renew a restaurant lease due to its operating results, we may elect to close or relocate restaurants. The lack of success or closing of any of our restaurants could have an adverse effect upon our financial condition and results of operations. We closed 16 restaurants during 2001, of which 14 were located in the Midwest and two were located in Florida. We closed one restaurant in 2002 and three restaurants in 2004. We are continuing to monitor the operations and financial performance of our other existing restaurants.

Our operating results fluctuate seasonally because of our geographic concentration.

We experience significant fluctuations in our quarter-to-quarter operating results because of factors including:

•	the seasonal nature of our business; and

•	weather conditions in Florida, which may be severe from time-to-time.

Our restaurants are all located in Florida and can be affected by the health of Florida’s economy in general, and of the tourism industry in particular, which can further be affected by anticipated world events, as well as economic trends. In addition, while the majority of our restaurants are located primarily in residential areas in Florida, many of our restaurants are located in seasonal tourist areas.

Our restaurant sales generally increase from January through April and June through August, the peaks of the Florida tourism season, and generally decrease from September through mid-December. In addition, because of our present geographic concentration, adverse publicity relating to our restaurants or adverse weather conditions could have a more pronounced adverse effect on our operating results than if our restaurants were more geographically dispersed. Adverse weather conditions or a decline in tourism in Florida, or in general economic conditions, which would likely affect the Florida economy or tourism industry, particularly during the time of peak sales, could materially adversely affect our operations and prospects. During the third and fourth quarters of 2004, we incurred substantial business and property losses as a result of four hurricanes that struck Florida. Because of the seasonality of our business, our results for any quarter are not necessarily indicative of the results that may be achieved for a full year.

The supply and quality of our seafood may fluctuate.

In recent years, the availability of certain types of seafood has fluctuated. This has resulted in a corresponding fluctuation in prices. We maintain short-term contracts with several of our suppliers. In addition, we purchase products through Performance Food Group in the ordinary course of business. Performance Food Group distributes and warehouses the majority of our seafood supply and procures, distributes and stores other supplies for us. We believe that our relationships with our suppliers and Performance Food Group are satisfactory and that alternative sources are readily available. However, the loss of some suppliers or of our relationship with Performance Food Group could materially adversely affect us.

Some species of seafood have become subject to adverse publicity because of claims of contamination by lead, mercury or other chemicals that may exist in the ocean or in an aquaculture environment. This can adversely affect both market demand and supply for these food products. Customer demand may also be negatively impacted by reports of medical or other risks resulting from eating seafood. We maintain a continuous inspection program for our seafood purchases. However, we cannot assure you that seafood contamination or consumer perception of inadequate seafood quality, in the industry in general or as to us specifically, will not have a material adverse effect on us. Our failure to obtain adequate supplies of seafood or problems or difficulties resulting from the contamination of seafood, in general, or at any of our restaurants in particular, will have a material adverse effect on our operations and profitability.

Our expenses for food and other costs fluctuate.

Our profitability depends on our ability to anticipate and to react to increases in food, labor, employee benefits, and similar costs. We have limited control over these costs. Specifically, our dependence on frequent deliveries of seafood, produce, dairy and other products means we are at greater risk of shortages or interruptions in supply because of adverse weather or other conditions. This could adversely affect the availability and cost of these items. Also, substantial price increases imposed by our suppliers in the absence of alternative sources of supply in a timely manner, could have a material adverse effect on us. We have been able to anticipate and react to fluctuations in food costs by:

•	adjusting selected menu prices;

•	purchasing seafood directly from numerous suppliers; and

•	promoting alternative menu selections in response to price and availability of supply.

However, we cannot assure you that we will be able to continue to anticipate and respond to supply and price fluctuations or that we will not be subject to significantly increased costs. A shortage of available seafood could cause our cost of sales to increase. Because of our value oriented pricing structure, this could materially adversely affect our operations and profitability. In addition, seafood suppliers and processors are subject to a program of inspection by the Food and Drug Administration. This program may increase our seafood costs because seafood suppliers’ and processors’ costs in complying with this program may increase.

Recent wage hike.

In May 2005, the minimum wage rate in Florida increased by $1.00 per hour. Tipped employees also receive the $1.00 per hour wage increase under this new law. Each year thereafter, the minimum wage will increase according to the U.S. Department of Labor, Bureau of Labor Statistics cost of living index. Such payroll cost increases could have a significant adverse effect on our results of operation. Menu price increases and other actions are required to negate the effect of these wage increases. There can be no assurances that such measures being taken and expected to be taken by our company will be successful to adequately offset these additional payroll costs, or will be accepted without adverse reaction by our customers.

We face risks associated with government regulation.

We are subject to extensive state and local government regulation by various agencies, including:

•	state and local licensing, zoning, land use, construction and environmental regulations;

•	various regulations relating to the sale of food and alcoholic beverages;

•	regulations relating to sanitation, disposal of refuse and waste products;

•	regulations relating to public health; and

•	safety and fire standards.

Our restaurants are inspected periodically by governmental agencies to ensure conformity with these regulations. The suspension of, or inability to renew a license at an existing restaurant would adversely affect our operations. A significant percentage of our revenue comes from sales of alcoholic beverages. State and local regulation of the sale of alcoholic beverages require us to obtain a license or permit for each of our restaurants. The failure of a restaurant to obtain or retain a license to serve liquor would adversely affect our operations. In addition, our failure or difficulty in obtaining required licensing or other regulatory approvals could delay or prevent new restaurant openings.

Restaurant operating costs are also affected by other government actions, which are beyond our control, including increases in:

•	the minimum hourly wage requirements;

•	workers compensation insurance rates;

•	health care insurance costs;

•	other insurance costs, including general liability and property; and

•	unemployment and other taxes.

Furthermore, the Americans with Disabilities Act may require us to make certain modifications to some of our restaurants to meet specified access and use requirements. These and other initiatives could adversely affect our results of operations.

We may have liability for sales of alcoholic beverages.

We are also subject to “dram-shop” statutes. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. In certain states, statutes also provide that a vendor of alcoholic beverages may be held liable in a civil cause of action for injury or damage caused by or resulting from the intoxication of a minor under certain conditions. In addition, significant national attention is currently focused on the problem of drunk driving, which could result in the adoption of additional legislation. This could increase our potential liability for damage or injury caused by our customers.

Our industry is highly competitive.

The restaurant industry, particularly the full-service casual dining segment, is highly competitive. We compete in the areas of:

•	price;

•	service;

•	food quality, including taste, freshness, healthfulness and nutritional value; and

•	location.

We have numerous well-established competitors, some of which dominate the industry. These competitors possess substantially greater financial, marketing, personnel and other resources than we do. Many of our competitors have achieved significant brand name and product recognition. They also engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets, or introduce new products to respond to changes in consumer preferences, tastes and eating habits. Our competitors include national, regional and local full-service casual dining chains, many of which specialize in or offer seafood products.

We believe that the full-service casual dining segment is likely to attract a significant number of new entrants, some offering seafood products. We also expect to face competition from a broad range of other restaurants and food service establishments. These include full-service, quick-service and fast food restaurants, which specialize in a variety of menu offerings. In addition, the full-service restaurant industry is characterized by the frequent introduction of new food products, which are accompanied by substantial promotional campaigns. In recent years, numerous companies in the full-service restaurant industry have introduced products, including seafood, intended to capitalize on growing consumer preference for food products that are, or are perceived to be, healthful, nutritious, and low in calories, carbohydrates or fat content. We expect that we will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. While we believe that we offer a broad variety of quality seafood products, we cannot assure you that:

•	consumers will be able to distinguish our products from competitive products;

•	substantially equivalent food products will not be introduced by our competitors; or

•	we will be able to compete successfully.

We may not be able to protect our service marks and proprietary information.

We own two United States registrations for the service marks that we use, including the name “Shells.” We believe that our service marks have significant value and are essential to our ability to create demand for and awareness of our restaurants. We cannot assure you, however, that our service marks:

•	do not or will not violate the proprietary rights of others; or

•	would be upheld if challenged;

or that we would not be prevented from using our service marks. Any of these occurrences could materially adversely affect us. In addition, we cannot assure you that we will have the financial resources necessary to enforce or defend our service marks.

We believe that we own all of our intellectual property and that the management and license agreements to which we are a party are enforceable. In the past, the enforceability of these management and license agreements has been questioned by certain of the licensees. Although we believe the agreements are enforceable, there can be no assurance that the agreements will not be challenged in the future, and, if challenged, that the agreements will be determined to be enforceable and the managed restaurants will be restricted from using the Shells service marks independent of us.

We also rely on trade secrets and proprietary knowledge. We employ various methods to protect our concepts and recipes. However, these methods may not completely protect us. We cannot assure you that others will not independently develop similar knowledge or obtain access to our knowledge, concepts and recipes. Although we generally enter into confidentiality agreements with our executives and managers, we cannot assure you that these agreements will adequately protect our trade secrets.

Our insurance coverage may not be adequate.

We maintain insurance, including insurance relating to personal injury, in amounts, which we currently consider adequate. Nevertheless, a partially or completely uninsured claim against us, if successful, could materially adversely affect us.

Liquidation preference of preferred stock.

On October 24, 2001, we issued 66,862 shares of Series A 5% Convertible Preferred Stock, par value $0.01 per share, pursuant to an exemption from registration under Section 4(6) of the Securities Act of 1933, as amended, in consideration for the cancellation of $669,000 of trade indebtedness by trade creditors of our company. As of August 15, 2005, we had 23,731 shares of Series A Preferred Stock outstanding.

On May 24, 2005, we sold an aggregate of $6.9 million of 461,954 units in a private placement to some of the selling stockholders. Each unit consisted of (i) one share of our Series B Convertible Preferred Stock, initially convertible into 20 shares of our common stock, subject to adjustment under certain circumstances, and (ii) a warrant to purchase 10 shares of our common stock at an exercise price of $1.30 per share. In addition, we issued a warrant to purchase 37,651 units (consisting of 37,651 shares of our Series B Convertible Preferred Stock and warrants to purchase 376,510 shares of our common stock) at a purchase price of $15.00 per unit to the placement agent in our May 2005 financing.

Upon the occurrence of a liquidation event, each holder of our preferred stock is entitled to be paid, prior to any payment being made to holders of our common stock, an amount in cash equal to (i) in the case of the holders of Series A 5% Convertible Preferred Stock, the liquidation value of its shares of Series A 5% Convertible Preferred Stock, plus all declared but unpaid dividends on such shares or (ii) in the case of the holders of Series B Convertible Preferred Stock, the sum of the liquidation value of its shares of Series B Convertible Preferred Stock and all declared but unpaid dividends on such shares and the amount the holder of the Series B Convertible Preferred Stock would receive if all holders of the Series B Convertible Preferred Stock had converted their shares of Series B Convertible Preferred Stock prior to the liquidation event. If we are forced to liquidate, we cannot assure you that any assets will remain available for distribution to the holders of common stock after distribution to the holders of our preferred stock.

Absence of Dividends.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. In addition, any future financing agreements may prohibit the payment of cash dividends.

REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, among other things, the information concerning our possible future results of operations, business and growth strategies, financing plans, expectations that regulatory developments or other matters will not have a material adverse effect on our business or financial condition, our competitive position and the effects of competition, the projected growth of the industry in which we operate, and statements of management’s goals and objectives, and other similar expressions concerning matters that are not historical facts. Words such as “may,”“will,”“should,”“could,”“would,”“predicts,”“potential,”“continue,”“expects,”“anticipates,”“future,”“intends,”“plans,”“believes,”“estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to:

•	general economic and business conditions;

•	industry trends;

•	changes in our business strategy, development plans or cost savings plans;

•	competition;

•	our expansion into new markets; and

•	other factors discussed under the headings “Risk Factors,”“Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business.”

In light of these risks, uncertainties and assumptions, our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements, and you should not place undue reliance upon them. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling stockholders are the investors that provided financing to us or are those that acted as placement agents in two of our financings. Percentage of outstanding shares beneficially owned after the offering is based on 32,663,137 shares of common stock outstanding after giving effect to the 9,992,100 shares of our common stock to be issued upon conversion of the Series B Convertible Preferred Stock and 6,967,300 shares of common stock to be issued upon exercise of the warrants by the selling stockholders.

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Shares Registered Herein	Shares Beneficially Owned After Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Gary A. Gelbfish (1) (2)	668,120	668,120	0	0%
Richard Molinsky (1) (3)	133,630	133,630	0	0%
James W. Robertson GST Trust (1) (4)	63,440	63,440	0	0%
Frederick R. Adler (5) (6) *	3,669,416	2,464,990	1,204,426	3.69%
Trinad Capital, LP (5) (7) *	3,539,648	3,539,648	0	0%
Bruce Galloway, IRA R/O (5) (8) *	2,180,224	1,899,224	281,000	0.86%
Lagunitas Partners, LP (9)	2,600,010	2,600,010	0	0%
Pequot Scout Fund, LP (9)	2,467,020	2,467,020	0	0%
Drawbridge Global Macro Master Fund Ltd. (9)	1,680,000	1,680,000	0	0%
Pequot Mariner Master Fund, LP (9)	1,532,970	1,532,970	0	0%
Gruber & McBaine International (9)	800,010	800,010	0	0%
Drawbridge Investment Partners LLC (9)	320,010	320,010	0	0%
Jon D. and Linda W. Gruber Trust (9)	300,000	300,000	0	0%
J. Patterson McBaine (9)	300,000	300,000	0	0%
Craig Johnson (9)	200,010	200,010	0	0%
Alan L. and Ruth S. Stein Revocable Trust (9)	200,010	200,010	0	0%
Harvey Bibikoff (9)	100,020	100,020	0	0%
Christopher Condy (9)	50,010	50,010	0	0%
Evan Azriliant (9)	50,010	50,010	0	0%
JMP Securities LLC (10)	1,129,530	1,129,530	0	0%
Adam Weis (1) (11)	250,000	250,000	0	0%
Sandor Capital Master Fund, LP (1) (11)	150,000	150,000	0	0%
Broadlawn Partners (1) (11)	100,000	100,000	0	0%
Leonard S. Goodman/Helen E. (1) (11)	50,000	50,000	0	0%

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Shares Registered Herein	Shares Beneficially Owned After Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
John S. Lemak (1) (11)	50,000	50,000	0	0%
Gerald Heller (1) (11)	50,000	50,000	0	0%
Source One Corp (1) (11)	50,000	50,000	0	0%
Brunella Jacs LLC (1) (11)	50,000	50,000	0	0%
Commonwealth Investors LLC (1) (11)	37,500	37,500	0	0%
Daniel E. Larson (1) (11)	25,000	25,000	0	0%
Michael Lusk (1) (11)	25,000	25,000	0	0%
Joseph G. Kump/Jean Kump (1) (11)	25,000	25,000	0	0%
Garry Higdem (1) (11)	25,000	25,000	0	0%
Thomas J. Banholzer (1) (11)	25,000	25,000	0	0%
Govin T. Rajan (1) (11)	25,000	25,000	0	0%
Simon Kearney (1) (11)	20,000	20,000	0	0%
Anasazi Partners III Offshore, LTD (1) (11)	20,000	20,000	0	0%
Christopher P. Baker (1) (11)	20,000	20,000	0	0%
Anasazi Partners III, LLC (1) (11)	20,000	20,000	0	0%
Casimir Capital LP (1) (12)	783,750	783,750	0	0%
George Heaton (5) (13)	116,794	116,794	0	0%
Thomas Newkirk (5) (13)	116,794	116,794	0	0%
Stephen Gardner (5) (13)	58,397	58,397	0	0%
John Giordano (5) (13)	58,396	58,396	0	0%
Galloway Capital Management, LLC * (5) (14)	387,502	387,502	0	0%
Bruce Galloway C/F Alana M Galloway UGMA/NY (5) (15)	31,250	31,250	0	0%
Bruce Galloway C/F Justine P Galloway UGMA/NY (5) (15)	31,250	31,250	0	0%
Steven Herman (5) (15)	15,625	15,625	0	0%
Gary L. Herman (5) (15) *	93,750	93,750	0	0%
Gary L. Herman C/F Edward H Herman UGTMA NY (5) (15)	4,688	4,688	0	0%
Jacombs Trading Inc. (5) (15) *	93,100	93,100	0	0%
Lorraine Herman (5) (15)	10,938	10,938	0	0%
Banyon Investment, LLC * (5) (16)	4,454,015	4,454,015	0	0%

* Insider or an entity owned or associated with our insider(s). See description of relationships below. See “Management,”“Principal Stockholders” and “Certain Relationships and Related Transactions” for additional information.

The following information contains a description of each selling stockholder’s relationship to us and how each selling stockholder acquired the shares of common stock (or securities convertible into the shares of common stock) to be sold from time to time pursuant to this prospectus.

(1) On December 7, 2004, we sold $2,375,000 principal amount of debentures and warrants to purchase an aggregate of 1,187,500 shares of our common stock at an exercise price of $0.60 per share. We received net proceeds of $2,010,000 from the sale. The debentures matured on April 5, 2005, and, to the extent not converted, were fully repaid in May 2005.

(2) Consists of warrants to purchase 125,000 shares of common stock originally issued by us in connection with the issuance of debentures in December 2004 described in (1) above and 18,104 units purchased in the May 2005 private placement using the full principal amount of, and interest accrued on, the debenture purchased in December 2004. The 18,104 units consist of 18,104 shares of Series B Convertible Preferred Stock (initially convertible into 362,080 shares of our common stock) and warrants to purchase 181,040 shares of our common stock at $1.30 per share.

(3) Consists of warrants to purchase 25,000 shares of common stock originally issued by us in connection with the issuance of debentures in December 2004 described in (1) above and 3,621 units purchased in the May 2005 private placement using the full principal amount of, and interest accrued on, the debenture purchased in December 2004. The 3,621 units consist of 3,621 shares of Series B Convertible Preferred Stock (initially convertible into 72,420 shares of our common stock) and warrants to purchase 36,210 shares of common stock at $1.30 per share.

(4) Consists of warrants to purchase 20,000 shares of common stock originally issued by us in connection with the issuance of debentures in December 2004 described in (1) above and 1,448 units purchased in the May 2005 private placement using a portion of the principal amount of, and interest accrued on, the debenture purchased in December 2004. The 1,448 units consist of 1,448 shares of Series B Convertible Preferred Stock (initially convertible into 28,960 shares of our common stock) and warrants to purchase 14,480 shares of common stock at $1.30 per share.

(5) In January 2002, we raised $2.0 million in a private financing transaction, consisting of secured promissory notes and warrants to purchase Common Stock. The two original investors in this financing were Shells Investment Partners, L.L.C. (“SIP”) and Banyon Investment, LLC (“Banyon”). In the financing, we issued to each of SIP and Banyon a $1.0 million secured promissory note initially due January 31, 2005 (subsequently extended to January 31, 2007), and warrants to purchase 4,454,015 shares of common stock at $0.16 per share.

The $1.0 million promissory note issued to Banyon was sold to Frederick R. Adler in April 2004 and Banyon’s right to nominate three individuals to serve on our board of directors was transferred to Mr. Adler in connection with the sale of the promissory note.

On June 23, 2004, SIP sold $400,000 of the $1.0 million note to GCM Shells Seafood Partners, LLC, a Delaware limited liability company (“GCM”), and $600,0000 of the $1.0 million note to Trinad Capital, L.P., a Delaware limited partnership (“Trinad”); and GCM and Trinad acquired the rights of SIP to nominate three individuals to serve as board members under an Investor Rights Agreement (now expired). SIP also transferred warrants to purchase 1,603,445 shares of common stock to Trinad, warrants to purchase 1,068,964 shares of common stock to GCM, warrants to purchase 668,103 shares of common stock to Galloway Capital Management, LLC and warrants to purchase 668,103 shares of common stock to Atlantis Equities, Inc. SIP retained the warrants to purchase 445,400 shares of common stock. Subsequently, Atlantis Equities, Inc. transferred the warrants to purchase 668,103 shares of common stock to Trinad.

In accordance with the Investor Rights Agreement (now expired), each of GCM, Trinad and Banyon nominated individuals (Robert S. Ellin, Jay A. Wolf and Gary L. Herman in the case of GCM and Trinad, and Philip R. Chapman, Christopher D. Illick and Dr. Michael R. Golding in the case of Banyon) to serve as members of our board of directors during fiscal 2004.

In August 2004, the maturity date of the notes was extended for an additional two years until January 2007, in consideration for which the note holders were issued warrants to purchase an aggregate of 2,000,000 shares of common stock at $0.50 per share, in proportion to the value of the respective notes held by these note holders.

In October 2004, GCM sold the note it acquired from SIP, the warrants to purchase 1,068,964 shares of common stock at $0.16 per share, and the warrants to purchase 400,000 shares of common stock at $0.50 per share to the Bruce Galloway, IRA R/O.

As part of the May 24, 2005 private placement, Frederick R. Adler, Trinad and the Bruce Galloway, IRA R/O converted all of the remaining dollar amount of secured promissory notes then held by them into units of Series B Preferred Stock.

(6) The number of shares registered herein consists of 1,000,000 shares of common stock acquired upon exercise of warrants at $0.50 per share issued in connection with the extension of maturity date of the notes issued in 2002 described in (5) above and 48,833 units purchased in the May 2005 private placement. The 48,833 units consist of 48,833 shares of Series B Convertible Preferred Stock (initially convertible into 976,660 shares of our common stock) and warrants to purchase 488,330 shares of common stock at $1.30 per share. Mr. Adler used the remaining principal amount and the interest accrued on the note he acquired from Banyon issued by us in January 2002 to purchase the units. Shares beneficially owned prior to the offering also includes an additional 1,194,326 shares of common stock owned by Mr. Adler and 10,100 shares of common stock held by 1520 Partners, Ltd., a limited partnership of which Mr. Adler is the general partner.

(7) Consists of (i) 2,271,548 shares of common stock acquired upon exercise of warrants at $0.16 per share transferred from SIP, (ii) 600,000 shares of common stock acquired at $0.50 per share upon exercise of the warrants issued in connection with the extension of maturity date of the notes issued in 2002 described in (5) above and (iii) 22,270 units purchased in the May 2005 private placement. The 22,270 units consist of 22,270 shares of Series B Convertible Preferred Stock (initially convertible into 445,400 shares of our common stock) and warrants to purchase 222,700 shares of common stock at $1.30 per share. Trinad Capital, LP used the remaining principal amount and the interest accrued on the note it acquired from SIP issued by us in January 2002 to purchase the units. Robert S. Ellin and Jay A. Wolf who are members of our board are managing members of Trinad Advisors. Trinad Advisors is the general partner of Trinad Capital.

(8) Number of shares registered herein consists of (i) 1,068,964 shares of common stock purchased upon exercise of warrants at $0.16 per share issued in January 2002, (ii) 400,000 shares of common stock purchased upon exercise of warrants at $0.50 per share issued in connection with the extension of maturity date of the notes issued in 2002 described in (5) above and (iii) 14,342 units purchased in the May 2005 private placement. The 14,342 units consist of 14,342 shares of Series B Convertible Preferred Stock (initially convertible into 286,840 of our common stock) and warrants to purchase 143,420 shares of common stock at $1.30 per share. Bruce Galloway, IRA R/O used the remaining principal amount and the interest accrued on the note it acquired from SIP issued by us in January 2002 to purchase the units. Shares beneficially owned includes 281,000 shares acquired in the open market.

(9) Consists of shares of common stock issuable upon conversion/exercise of the units purchased from us in the May 2005 private placement. Each unit consists of one share of Series B Convertible Preferred Stock (initially convertible into 20 shares of our common stock) and warrants to purchase 10 shares of our common stock at the exercise price of $1.30 per share. Jon Gruber and J. Patterson McBaine are managers of Gruber McBaine Capital Management which is the general partner of Lagunitas Partners and Gruber & McBaine International, both of which are also selling stockholders. Consequently, shares beneficially owned by Jon and Linda Gruber and J. Patterson McBaine include shares owned by Lagunitas Partners and Gruber & McBaine International.

(10) JMP Securities LLC acted as the placement agent in the May 2005 private placement and received warrants to purchase 37,651 units at a purchase price of $15.00 per unit as a portion of their fees. Each unit consists of one share of Series B Convertible Preferred Stock (convertible into 20 shares of our common stock) and warrants to purchase 10 shares of our common stock at the exercise price of $1.30 per share.

(11) Consists of warrants to purchase common stock at $0.60 per share, issued in the December 2004 financing described in (1) above.

(12) Casimir Capital LP acted as the placement agent in our December 2004 private financing and received warrants to purchase 783,750 shares of common stock at $0.60 per share, as a portion of their fees.

(13) SIP acquired 350,381 shares of common stock upon “cashless exercise” of the warrants retained by SIP to purchase 445,400 shares of common stock. Simultaneously with the exercise of the warrants, SIP transferred 116,794 shares of common stock to George Heaton, 116,794 shares of common stock to Thomas Newkirk, 58,397 shares of common stock to Stephen Gardner and 58,396 shares of common stock to John Giordano.

(14) Galloway Capital Management acquired warrants to purchase 668,103 shares of common stock at $0.16 per share from SIP, and subsequently, transferred warrants to purchase an aggregate of 280,601 shares of common stock as described in (15) below. Consists of 387,502 shares of common stock acquired upon exercise of the remaining warrants.

(15) Galloway Capital Management transferred warrants to purchase an aggregate of 280,601 shares of common stock as follows: (i) 31,250 shares to Bruce Galloway C/F Alana M Galloway UGMA/NY, (ii) 31,250 shares to Bruce Galloway C/F Justine P Galloway UGMA/NY, (iii) 15,625 shares to Steven Herman, (iv) 93,750 shares to Gary Herman, (v) 4,688 shares to Gary Herman C/F Edward H Herman UGTMA NY, (vi) 93,100 shares to Jacombs Trading Inc. and (vii) 10,938 shares to Lorraine Herman. Gary L. Herman is a member of our board of directors and Bruce Galloway and Gary L. Herman are managing members of Galloway Capital Management. Bruce Galloway who is a significant stockholder of Shells is also the principal owner of Jacombs Trading Inc.

(16) Consists of 4,454,015 shares of common stock acquired upon exercise of warrants at $0.16 per share, issued in connection with the $2.0 million private financing in January 2002.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock. We will receive proceeds of approximately $7.7 million if the selling stockholders exercise their warrants in full. These proceeds will be used for general corporate purposes.

DIVIDEND POLICY

We have not paid any dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to repay debt or to finance the further expansion and continued growth of our business. Future dividends, if any, will be determined by our board of directors. Dividends on the Series A Preferred Shares are not cumulative. However, in any given fiscal year, dividends equal to 5% of the liquidation value of the Series A Preferred Shares must be paid in full prior to the payment of any dividends on any shares of our capital stock ranking junior to the Series A Preferred Shares.

Subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, if our board of directors declares a dividend payable upon the outstanding shares of our common stock, our board must declare at the same time a dividend upon each outstanding share of the Series B Preferred Stock, payable at the same time as the dividend paid on our common stock, in an amount per share of the Series B Preferred Stock equal to the amount payable on the largest number of whole shares of common stock into which each share of the Series B Preferred Stock is then convertible. If our assets are insufficient to pay each of the holders of common stock and Series B Preferred Stock, the full amount of dividends to which they are entitled, then the holders of Series B Preferred Stock and the holders of common stock will share in such payment of dividends on a pro rata basis according to the respective amounts each such holder would have received had there been sufficient assets for the full dividend amount.

PRICE RANGE OF COMMON STOCK

Our shares are traded on the OTC bulletin board under the symbol “SHLL.OB.”

The following table sets forth, for the periods indicated, the high and low sales prices of our shares as reported by the OTC bulletin board.
	PRICE PER SHARE
	HIGH	LOW

During each fiscal quarter of 2003, 2004 and 2005:
First Quarter 2003	$0.75	$0.35
Second Quarter 2003	$0.70	$0.40
Third Quarter 2003	$0.70	$0.51
Fourth Quarter 2003	$0.95	$0.42

First Quarter 2004	$0.75	$0.34
Second Quarter 2004	$0.65	$0.27
Third Quarter 2004	$0.80	$0.47
Fourth Quarter 2004	$0.88	$0.47

First Quarter 2005	$1.45	$0.63
Second Quarter 2005	$1.30	$0.75
Third Quarter 2005 (through September 6, 2005)	$1.35	$0.65

On September 6, 2005, the last reported sale price of our shares on the OTC bulletin board was $1.03 per share.

As of August 28, 2005, we had 244 known common stockholders of record. The number of record holders is not representative of the number of beneficial holders of our shares since many of the shares are held of record by brokers or other nominees.

EQUITY COMPENSATION PLANS

Securities authorized for issuance under equity compensation plans as of January 2, 2005 (our last completed fiscal year end) were as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights [a]	Weighted-average exercise price of outstanding options, warrants and rights [b]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a]) [c]

Equity compensation plans approved by security holders	1,143,500	$1.00	1,583,043 (1)

Equity compensation plans not approved by security holders	9,129,280	$0.30	—

Total	10,272,780		1,583,043 (1)

(1)    At our annual meeting of stockholders held on June 22, 2005, our stockholders approved an amendment to our 2002 Equity Incentive Plan, which, among other things, increased the number of shares of common stock available for issuance under the plan by 3,150,000 from 1,850,000 to 5,000,000. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a]) is now 4,733,043 shares.

Equity compensation plans not approved by security holders consist of (i) warrants to purchase 5,158,030 shares of common stock, issued on January 31, 2002, in connection with a $2.0 million private financing transaction; warrants were exercised at $0.16 per share on January 31, 2005, the expiration date, resulting in the issuance of 4,712,630 shares of common stock, which provided proceeds of $754,000 to us; and warrants to purchase 445,400 shares of common stock were also exercised by a “cashless exercise” on January 31, 2005 resulting in the issuance of 350,381 shares of common stock; (ii) warrants to purchase 2,000,000 shares of common stock, issued on August 4, 2004, in connection with the extension of the maturity date of the $2.0 million private financing transaction to January 31, 2007; all of these warrants were exercised in March and May 2005 at the exercise price of $0.50 per share by certain of our investors, the proceeds of which were used to pay down the principal amount of the notes to these investors; and (iii) warrants to purchase 1,971,250 shares of common stock, exercisable through December 7, 2010, at $0.60 per share, issued on December 7, 2004 in connection with the $2,375,000 debenture offering; in accordance with their terms, the exercise price was subsequently determined based on the pricing of the May 2005 financing.

The number of securities and type of plans available for future issuance of stock options as of January 2, 2005 was:

	Options and Warrants for Common Shares
Plan Name	Authorized		Exercised	Outstanding	Available
Stock Option Plan for Non-Employee Directors	150,000		0	32,000	118,000
1995 Employee Stock Option Plan	840,000		0	173,750	666,250
1996 Employee Stock Option Plan	101,000		11,001	31,992	58,007
2002 Equity Incentive Plan	1,850,000	(2)	203,456	905,758	740,786	(2)
Total stock options	2,941,000		214,457	1,143,500	1,583,043	(3)

(2)    See footnote (1) above. Number of securities remaining available for future issuance under our 2002 Equity Incentive Plan as of January 2, 2005 was 3,890,786 shares.

(3)    See footnote (1) above.

Stock options exercised consist of (i) 42,666 shares of common stock issued from options exercised in 2004 by employees, (ii) 160,790 shares of common stock issued in 2003 to key employees pursuant to our fiscal year 2002 management bonus plan, and (iii) 11,001 shares of common stock issued from options exercised by employees in prior years.

DILUTION

The net tangible book value of our common stock on July 3, 2005 (our last completed fiscal quarter end) was a deficit of approximately $(0.6) million, or approximately $(0.04) per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities and the aggregate liquidation preference of our preferred stock outstanding, divided by the total number of shares of our common stock outstanding. The number of shares of our common stock outstanding may be increased by shares issued upon conversion of the preferred stock, payment of dividends, or exercise of the warrants, and, to the extent the warrants are exercised for cash, the net tangible book value of our common stock may increase. If all the warrants (or in the case of JMP Securities, underlying preferred stock) for which the shares of our common stock that are issuable upon exercise of the warrants (or preferred stock) being offered pursuant to this prospectus were exercised for cash, the net tangible book value of our common stock would be $7.6 million, or approximately $0.33 per share. Since we will not receive any of the proceeds from the sale of common stock sold under this prospectus, the net tangible book value of our common stock will not be increased as a result of such sales, nor will the number of shares outstanding be affected by such sales. Consequently, subsequent to the exercise of all the warrants (and preferred stock) previously referred to, there will be no change in net tangible book value per share of our common stock as a result of any sales under this prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents, as of the dates and for the periods indicated, our selected historical financial information as discussed below. The historical statement of operations data for our fiscal years ended December 29, 2002, December 28, 2003 and January 2, 2005 and the historical balance sheet data as of December 28, 2003 and January 2, 2005 are derived from our audited financial statements included elsewhere in this prospectus. The historical statement of operations data for the years ended December 31, 2000 and December 30, 2001 and the historical balance sheet data as of December 31, 2000, December 30, 2001 and December 29, 2002 are derived from our audited financial statements that are not included herein. The historical statement of operations data for the twenty-six weeks ended June 27, 2004 and July 3, 2005 and the historical balance sheet data as of July 3, 2005 are derived from our unaudited financial statements. In management's opinion, these unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for the periods presented. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.

The information contained in this table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

(In thousands)	Year (53 Weeks) Ended	Year (52 Weeks) Ended				Twenty-six Weeks Ended
	January 2, 2005	December 28, 2003	December 29, 2002	December 30, 2001	December 31, 2000	June 27, 2004	July 3, 2005
Statement of Operations Data:
Revenues
Restaurant sales	$41,393	$43,881	$47,065	$57,258	$90,023	$23,494	$24,352
Management fees (1)	171	165	163	271	419	94	93
Total revenues	41,564	44,046	47,228	57,529	90,442	23,588	24,445
Costs and expenses
Cost of sales	14,051	14,467	15,778	21,239	33,984	7,841	7,997
Labor and other related expenses	12,935	13,845	14,585	17,628	28,028	6,998	7,160
Other restaurant operating expenses	10,123	11,117	10,774	12,047	19,635	5,321	5,521
General and administrative expenses	3,249	3,387	3,565	4,751	7,212	1,659	1,788
Depreciation and amortization	1,058	1,077	1,102	1,702	2,703	579	732
Pre-opening expenses	—	—	—	—	—	—	303
Provision for impairment of assets	105	360	110	2,259	3,978	—	—
Provision for impairment of goodwill	—	—	206	—	—	—	—
Provision for store closings	—	—	—	1,333	1,027	—	—
Income (loss) from operations	43	(207)	1,108	(3,430)	(6,125)	1,190	944
Interest expense, net	(1,154)	(463)	(534)	(481)	(789)	(205)	(337)
Other income (expense)
Lease buy-out option	—	—	—	—	—	—	600
Provision for impairment of assets	—	—	—	—	—	—	(211)
Other income (expense), net	33	(100)	(3)	(476)	145	(57)	(278)
Gain on preferred stock conversion	—	—	—	588	—	—	—
(Loss) income before elimination of minority partner interest and income taxes	(1,078)	(770)	571	(3,799)	(6,769)	1,042	718
Elimination of minority partner interest	(266)	(264)	(221)	(221)	(259)	(139)	(149)
(Loss) income before benefit (provision) for income taxes	(1,344)	(1,034)	350	(4,020)	(7,028)	903	569
Income tax benefit (provision) (2)	—	—	327	1,001	(2,304)	—	—
Net (loss) income	$(1,344)	$(1,034)	$677	$(3,019)	$(9,332)	$903	$569

	Fiscal Years Ended					Twenty-six Weeks Ended
(Dollars and Shares in Thousands)	January 2, 2005	December 28, 2003	December 29, 2002	December 30, 2001	December 31, 2000	June 27, 2004	July 3, 2005
Earnings per Share Data:
Basic net (loss) income per share	$(0.26)	$(0.23)	$0.15	$(0.68)	$(2.10)	$0.19	$0.04
Diluted net (loss) income per share	$(0.26)	$(0.23)	$0.07	$(0.68)	$(2.10)	$0.08	$0.03
Shares Outstanding Data:
Basic weighted average	5,262	4,577	4,454	4,454	4,454	4,677	13,723
Diluted weighted average	5,262	4,577	10,593	4,454	4,454	10,911	18,446
Operating Data:
Number of restaurants (at end of period):
Company-owned restaurants (3)	21	24	24	25	41	22	22
Licensed restaurants	4	4	4	4	4	4	4
Total managed restaurants	25	28	28	29	45	26	26
Average annual sales per Company-owned and joint venture restaurant open for full period (4)	$1,896	$1,828	$1,924	$2,047	$2,071	---	---
(Decrease) increase in Company-owned and joint venture restaurant same store sales (4)	-1.6%	-5.1%	-7.2%	-13.1%	-0.4%	-2.8%	+6.8%

	January 2, 2005	December 28, 2003	December 29, 2002	December 30, 2001	December 31, 2000	June 27, 2004	July 3, 2005
Balance Sheet Data:
Working capital (deficiency)	$(4,639)	$(3,606)	$(3,116)	$(7,580)	$(7,500)	$(4,664)	$(843)
Total assets	13,519	11,616	13,858	14,847	21,461	11,925	16,883
Long-term debt	3,734	3,826	3,883	1,633	5,700	1,640	1,371
Minority partner interest	442	466	428	428	449	473	464
Preferred stock	—	1	1	1	—	1	5
Stockholders’ equity	502	1,183	2,152	1,475	4,414	2,102	9,129
——————
(1)
Management fees are derived from the licensed restaurants consisting of 2% of sales plus a fixed fee for placement of fully trained managers, if needed. Sales for the licensed restaurants for the fiscal years ended January 2, 2005, December 28, 2003, December 29, 2002, December 30, 2001, December 31, 2000 were $7,883,000, $7,167,000, $8,147,000, $8,935,000 and $10,009,000, respectively; sales for the twenty-six weeks ended June 27, 2004 and July 3, 2005 were $4,332,000 and $4,544,000, respectively.

(2)
The effective tax rates for fiscal years 2004, 2003, 2002, 2001 and 2000 include the effect of recognizing valuation allowance adjustments relating to tax benefits. There was no benefit or provision for income taxes in 2004 or 2003. Income tax benefit (provision) of 93.3%, 24.9% and (32.8)% for the fiscal years ended 2002, 2001 and 2000, respectively, differ from the amounts computed by applying the effective federal income tax rate of 34% as a result of adjusting the valuation allowance, primarily related to net operating loss carryforwards from prior years. The valuation allowance in 2004 was increased by $210,000, reserving for all tax assets that were deemed non-realizable. The valuation allowance in 2003 was increased by $596,000, reserving for all tax assets that were deemed non-realizable. The valuation allowance in 2002 was increased by $1,403,000, reserving for all tax assets that were deemed non-realizable The valuation allowance in 2001 was decreased by $706,000, reserving for all tax assets except those subject to recovery through carrybacks resulting from the March 9, 2002 Economic Stimulus Package.

(3)	Includes one joint venture restaurant in which we own a 51% equity interest.

(4)
Includes only restaurants open during the full fiscal year shown and open for the full prior fiscal year and at least the full six months prior thereto. Same store sales are calculated on a comparable calendar period basis.

SUPPLEMENTARY FINANCIAL INFORMATION

		QUARTER ENDED (IN THOUSANDS)
	JUL 3, 2005	APR 3, 2005	JAN 2, 2005	SEP 26, 2004	JUN 27, 2004	MAR 28, 2004	DEC 28, 2003	SEP 28, 2003	JUN 29, 2003
Revenues	$11,919	$12,526	$9,293	$8,683	$10,997	$12,591	$9,008	$10,125	$11,901
Net income (loss)	159	410	(1,448)	(799)	258	644	(1,229)	(833)	244
Net income (loss) per share:
Basic	$0.01	$0.03	$(0.21)	$(0.17)	$0.05	$0.14	$(0.27)	$(0.18)	$0.05
Diluted	0.01	0.03	(0.21)	(0.17)	0.02	0.06	(0.27)	(0.18)	0.02
Shares used in computing per share amounts:
Basic	15,088	12,357	6,765	4,813	4,721	4,634	4,631	4,631	4,562
Diluted	20,904	15,441	6,765	4,813	10,713	10,790	4,631	4,631	11,466

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition and results of operations for the fiscal years ended December 29, 2002, December 28, 2003 and January 2, 2005 and for the twenty-six weeks ended June 27, 2004 and July 3, 2005. You should read this discussion and analysis together with our consolidated financial statements and notes to those consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus.

Overview

The changes we have been implementing over the past several months to improve Shells’ food, service and atmosphere have been well-received by our guests, and reflected in part by positive sales trends. Over the last two quarters, restaurant sales increased 6.8% and 7.0%, respectively, in year-to-year comparisons. This is the first time in a few years that Shells has posted consecutive quarters of positive comparable restaurant sales gains. Our guest count trend also improved, with second quarter guest counts on a same store basis down 1.0% in year-to-year comparisons, a marked improvement from declines of 4.0% in the fourth quarter of 2004 and 10.5% for fiscal 2004. We believe that both sales and customer count trends reflect a growing momentum in positive customer reaction to the many steps taken to strengthen the Shells brand.

Enhancing the atmosphere and appeal in our remodeled restaurants, coupled with our service and menu improvements has resulted in an incremental 10% aggregate sales increase at remodeled restaurants above the sales increases reported by non-remodeled restaurants. The remodeled restaurants incorporate a new, brighter, more contemporary look. We completed renovations on an additional six restaurants during the first quarter of 2005, bringing the total to nine of our 25 pre-existing restaurants that have received the new interior and exterior décor and lighting package. In addition, we opened our 26th restaurant at a large, waterfront location on Clearwater Beach during late March, the first new opening for our company since 1999. This flagship restaurant immediately began posting very robust sales.

In May 2005, we sold an aggregate of $6.9 million of securities in a private placement to accredited investors, including $1.3 million and $348,000 from conversions of then outstanding related party debt and debentures, respectively. We realized approximately $5.8 million in net proceeds from this financing. After retiring $2.2 million in loans from debenture holders to the extent not converted in the offering, we plan to use the remaining proceeds of the financing to remodel additional Shells restaurants and to open new restaurants. Additionally, our existing $1.6 million revolving line of credit previously scheduled to expire with the financing has been extended to May 23, 2007. We are also seeking to raise additional capital through the financing of new restaurant equipment and through sale leaseback transactions for two of our company-owned restaurant properties. There are no assurances we will be able to secure such financing at terms acceptable to us, or at all.

We continue to focus on elevating our service and restaurant execution levels to improve the dining experience for guests, and have bolstered our training and recruiting efforts with additional resources. We recognize a direct correlation between strong hiring and training practices and restaurant performance, and expect to continue to increase our investment in these areas to ensure we are attracting and developing effective restaurant managers and employees. We have also transitioned to a new guest satisfaction feedback system to better measure all aspects of the Shells dining experience and provide more actionable information.

We launched new advertising in the first quarter of 2005, focusing on Shells’ image and brand attributes of freshness, quality, variety and value. This marketing approach has been well received and marks a significant departure from traditional Shells advertising focusing on price and limited-time promotional offerings. We also recently changed advertising agencies, which has allowed us to improve both creative efforts and media buying efficiencies.

We believe our restaurants are better positioned to capitalize on continuing increases in seafood consumption and favorable publicity about the health benefits associated with eating seafood. As our guests become more knowledgeable about quality differences and positive nutritional aspects of seafood, they are appreciating the improvements we have made. Understanding that consumer expectations are constantly rising, we continue to work on enhancing many aspect of the Shells experience.

  Results of Operations

The following table sets forth, for the periods indicated, the percentages that the items in our Consolidated Statements of Operations bear to total revenues, or where indicated, restaurant sales.

	Fiscal Years Ended			Twenty-six Weeks Ended
	January 2, 2005	December 28, 2003	December 29, 2002	June 27, 2004	July 3, 2005
Revenues
Restaurant sales	99.6%	99.6%	99.7%	99.6%	99.6%
Management fees	0.4%	0.4%	0.3%	0.4%	0.4%
	100%	100%	100%	100%	100%
Cost and expenses
Cost of sales (1)	33.9%	33.0%	33.5%	33.2%	32.7%
Labor and other related expenses (1)	31.2%	31.6%	31.0%	29.7%	29.3%
Other restaurant operating expenses (1)	24.5%	25.3%	22.9%	22.6%	22.6%
Total restaurant costs and expenses (1)	89.6%	89.9%	87.4%	85.5%	84.6%

General and administrative expenses	7.8%	7.7%	7.5%	7.0%	7.3%
Depreciation and amortization	2.5%	2.4%	2.3%	2.5%	3.0%
Pre-opening expenses	0.0%	0.0%	0.0%	0.0%	1.2%
Provision for impairment of assets	0.3%	0.8%	0.2%	0.0%	0.0%
Provision for impairment of goodwill	0.0%	0.0%	0.4%	0.0%	0.0%

Income (loss) from operations	0.1%	-0.5%	2.3%	5.0%	3.9%

Interest expense, net	-2.8%	-1.1%	-1.1%	-0.9%	-1.4%

Lease buy-out option	0.0%	0.0%	0.0%	0.0%	2.5%

Provision for impairment of assets	0.0%	0.0%	0.0%	0.0%	-0.9%
Other income (expense), net	0.1%	-0.2%	0.0%	0.2%	-1.1%
Elimination of minority partner interest	-0.6%	-0.6%	-0.5%	-0.6%	-0.6%
(Loss) income before benefit for income taxes	-3.2%	-2.4%	0.7%	3.7%	2.4%
Income tax benefit	0.0%	0.0%	0.7%	0.0%	0.0%
Net (loss) income	-3.2%	-2.4%	1.4%	3.7%	2.4%
——————
(1) As a percentage of restaurant sales.

26 weeks ended July 3, 2005 and June 27, 2004

Revenues. Total revenues for the 26 weeks ended July 3, 2005 were $24,445,000 as compared to $23,588,000 for the 26 weeks ended June 27, 2004. The $857,000, or 3.6%, increase primarily was due to an increase in same store sales of 6.8%, which reflected an increase in check average from menu price increases implemented during the second quarter of 2005 to compensate for the Florida minimum wage increase, partially offset by slightly declining guest counts compared to last year. In addition, we opened a new restaurant at the end of the first quarter of 2005. We closed two units during the first half of 2004.

Cost of revenues. The cost of revenues as a percentage of revenues decreased to 32.7% for the 26 weeks ended July 3, 2005 from 33.2% for the comparable period in 2004. This improvement in cost of revenues as a percentage of revenues primarily related to menu price increases implemented to compensate for the Florida minimum wage increase. Additionally, last year’s cost of revenues was negatively impacted by elevated chicken and dairy procurement costs.

Labor and other related expenses. Labor and other related expenses decreased to 29.3% as a percentage of revenues for the 26 weeks ended July 3, 2005 as compared to 29.7% for the same period in 2004. We benefited from second quarter non-recurring reductions in benefits and taxes relating to workers compensation insurance reserve reductions and corresponding refunds of $344,000 and $161,000 in 2005 and 2004, respectively, of which $330,000 and $142,000 were allocated to restaurant labor costs. Exclusive of the non-recurring items, labor and other related expenses as a percentage of revenues was 30.6% and 30.3% for the 26 weeks of 2005 and 2004, respectively. This increase over prior year primarily was related to the Florida minimum wage increase which became effective in May 2005 and our investment in training to elevate guest service levels.

Other restaurant operating expenses. Other restaurant operating expenses were 22.6% as a percentage of revenues for each of the 26 weeks ended July 3, 2005 and June 27, 2004. As a percentage of revenues, occupancy expense declined in the first quarter and increased in the second quarter when compared to last year due to the timing of the opening of a restaurant this year and the closings of restaurants last year.  As a percentage of revenues, utilities expense increased for the 26 week period of 2005 compared to the prior year, which was offset by reductions in non-food supplies and contract services when comparing the same periods.

General and administrative expenses. General and administrative expenses were $1,788,000, or 7.3% as a percentage of revenues, for the 26 weeks ended July 3, 2005 compared to $1,659,000, or 7.0% as a percentage of revenues, for the same period in 2004. This increase in dollar expenditures was primarily due to increases in manager training and recruiting costs in the first six months of 2005. A non-recurring charge of $39,000 for severance pay occurred in 2004. Exclusive of this non-recurring item, general and administrative expenses were 6.9% as a percentage of revenues for the first six months of 2004.

Depreciation and amortization. Depreciation and amortization expenses as a percentage of revenues was 3.0% for the 26 weeks ended July 3, 2005 compared to 2.5% for the prior year. The increase relates to additional depreciation for remodeling expenditures incurred in 2004 and the first quarter of 2005.

Pre-opening expenses. Pre-opening expenses of $303,000 for the 26 weeks ended July 3, 2005 related to the new restaurant which opened on March 22, 2005 at Clearwater Beach, Florida. There were no restaurant openings in 2004.

Lease buy-out option. In January 2005, we entered into an agreement with our landlord in St. Pete Beach, Florida, whereby on February 22, 2005, the landlord paid $600,000 to Shells for an option to buy-out the lease. Commencing February 22, 2006, the landlord can provide notice of lease termination to Shells. Thereafter, we have 60 days to wind down business and vacate the premises.

Provision for impairment of assets. The provision for impairment of assets of $211,000 occurred on February 22, 2005 due to a valuation adjustment for the St. Pete Beach location for an expected shortened lease period relating to the lease buy-out option. There was no provision in the first six months of 2004.

Interest expense, net. Net interest expense was $337,000 in the 26 week period ended July 3, 2005 compared to $207,000 in the same period of 2004. The increase primarily related to interest expense, at 12% per annum, and late payment penalties on the $2,375,000 aggregate principal amount of debentures, which we issued in December 2004 and repaid on May 25, 2005.

Other expense, net. Other expense was $278,000 for the 26 weeks ended July 3, 2005 compared to other income of $57,000 for the comparable period in 2004. The increase over the prior year primarily was due to a loss on disposal of assets of $162,000 relating to the write-down of fixed assets replaced during remodeling, and financing costs of $80,000 paid by us for a $1.6 million line-of-credit. Exclusive of these non-recurring items, other expense was $36,000 for the 26 weeks ended July 3, 2005. Non-recurring income of $89,000 was recognized in 2004 relating to gain on the sale of a restaurant location. Exclusive of this non-recurring item, other expense was $32,000 for the 26 weeks ended June 27, 2004.

Income from operations and net income. As a result of the factors discussed above, our income from operations was $944,000 for the 26 weeks ended July 3, 2005 compared to $1,190,000 for the same period in 2004. Exclusive of non-recurring items noted above, our income from operations was $903,000 and $1,068,000 for the 26 weeks ended July 3, 2005 and June 27, 2004, respectively. We had net income for the 26 weeks ended July 3, 2005 of $569,000 compared to $903,000 in the same period in 2004. Exclusive of non-recurring items, our net income was $381,000 and $692,000 for the 26 weeks ended July 3, 2005 and June 27, 2004, respectively.

Fiscal Year 2004 versus Fiscal Year 2003

Revenues. Total revenues for the 53-week fiscal year 2004 were $41,564,000 as compared to $44,046,000 for the 52-week fiscal year 2003. The $2,482,000 or 5.6% decrease in revenues was primarily due to a reduction in the number of restaurants open for operation in 2004. We operated 25 restaurants as of the end of 2004 compared to 28 restaurants at the end of 2003. However, revenues in 2004 contained an additional operating week compared to 2003, as our fiscal year is the 52 or 53 weeks ending the Sunday nearest to December 31st. Our revenues consisted of restaurant sales of our company-owned restaurants and management and licensing fees on sales at the managed restaurants. Our food sales and liquor sales accounted for 88% and 12% of revenues, respectively, for 2004 compared to 89% and 11%, respectively, for 2003. Liquor sales, relative to food sales, increased year-to-year as a result of a new beverage program initiated in the first quarter of 2004. Same store sales in 2004 decreased 1.6% when compared to 2003. The decline in same store sales was the result of a 10.5% decline in customer traffic, offset in part by a 10.0% increase in average customer check. In 2004, we incurred estimated sales losses of $930,000 due to hurricane-related business interruption. Adjusting for estimated hurricane-related sales losses, same store sales would have increased by 0.2% above the prior year. Comparisons of same store sales include only stores, which were operating during the equivalent calendar periods being compared and, due to the time needed for a restaurant to become established and fully operational, at least six months prior to the beginning of that period.

Cost of revenues. The cost of restaurant sales as a percentage of restaurant sales increased to 33.9% for 2004 from 33.0% for 2003. This increase primarily was due to a 0.6% of sales increase in commodity costs and 0.4% increase relating to menu mix changes including promotional items which affected customer preferences. Fiscal year 2004 and 2003 cost of sales included a non-recurring inventory write down of $22,000 and $36,000, respectively. Exclusive of these non-recurring items, cost of restaurant sales was 33.9% and 32.9% of restaurant sales for 2004 and 2003, respectively. The cost of restaurant sales generally consists of the cost of food, beverages, freight, and paper and plastic goods used in food preparation and carry-out orders.

Labor and other related expenses. Labor and other related expenses as a percentage of restaurant sales decreased to 31.2% in 2004 as compared to 31.6% for 2003. This decrease was mostly due to a reduction in workers’ compensation insurance costs of 0.2% of sales and a reduction in key hourly labor of 0.2% of sales. Fiscal year 2004 and 2003 included a non-recurring reduction in expenses of $161,000 and $196,000, respectively, relating to a refund and corresponding reserve adjustment for prior years workers’ compensation experience. Exclusive of these non-recurring items, labor and other related expenses was 31.6% and 32.0% of restaurant sales for 2004 and 2003, respectively. Labor and other related expenses generally consist of restaurant hourly and management payroll, benefits, taxes and workers’ compensation insurance.

Other restaurant operating expenses. Other restaurant operating expenses as a percentage of restaurant sales decreased to 24.5% for 2004 as compared with 25.3% for 2003. This decrease was primarily due to a 0.9% decrease in restaurant repairs and maintenance costs, partially offset by a loss of sales leverage caused by lower unit sales volumes. Other restaurant operating expenses generally consist of advertising, costs associated with area directors, supplies, repairs and maintenance, rent and other occupancy costs and utilities.

General and administrative expenses. General and administrative expenses were $3,249,000 or 7.8% of revenues and $3,387,000 or 7.7% of revenues in 2004 and 2003, respectively. The $138,000 expense reduction was mostly due to a general downsizing in corporate office staff, which occurred in June 2004. Non-recurring expense in 2004 and 2003 each included a one-time charge for severance expense of $39,000 and $70,000, respectively. Exclusive of these non-recurring charges, general and administrative expense was 7.7% and 7.5% of revenues in 2004 and 2003, respectively. General and administrative expenses relate to the operations of all Shells restaurants owned by us and management services that we provide to the managed restaurants.

Depreciation and amortization. Depreciation and amortization expenses as a percentage of revenues were 2.5% for 2004 and 2.4% for 2003. The 0.1% of revenues increase was mostly due to increasing the fixed asset basis as a result of restaurant remodeling and hurricane-related reconstruction.

Provision for impairment of assets. The provision for impaired assets was $105,000 or 0.3% of revenues for 2004 as compared to $360,000 or 0.8% of revenues for 2003. In 2004 and 2003, we recorded a pre-tax charge relating to the write-down of impaired assets to their estimated fair value in accordance with Financial Accounting Standards Board Statement No. 144. The asset impairment charge in 2004 related to one restaurant compared to three restaurants in 2003. The respective write-downs were necessitated by the then current period operating losses and the projected cash flows of the restaurants, many of which were negative.

Provision for impairment of goodwill. Goodwill was evaluated for impairment in each of 2004 and 2003 in accordance with FASB Statement No. 142. As a result of the evaluation, we did not recognize goodwill impairment in either year.

Interest expense. Net interest expense was $1,154,000 in 2004 compared to $463,000 in 2003. In 2004, we recorded one-time charges of $446,000 in the third quarter, relating to warrants to purchase 2,000,000 shares of common stock issued in connection with the extension of the maturity dates on the $2.0 million promissory notes; and $265,000 in the fourth quarter, relating to warrants to purchase 1,187,500 shares of common stock issued to debenture holders in conjunction with the $2,375,000 financing transaction. Exclusive of these non-recurring charges, net interest expense was $443,000 in 2004. The $20,000 decrease in net interest expense in 2004 from 2003, excluding the non-recurring charges, was generally due to the pay down of outstanding debt, partially offset by a $9,000 reduction in interest income resulting from lower balances of cash in 2004 compared to 2003.

Other expense, net. Other income in 2004 was $33,000, compared to other expense of $100,000 in 2003. In 2004, we recognized non-recurring gains for hurricane-related insurance settlements of $597,000 and the disposition of assets of $89,000. In 2004, we also recognized non-recurring charges for financing costs of $539,000 relating to the $2,375,000 financing transaction and a loss on the disposal of assets of $41,000 relating to our restaurant renovations. Exclusive of these non-recurring items, other expense in 2004 was $73,000.

Provision for income taxes. No benefit or provision for income taxes was recognized in either 2004 or 2003.

Income (or loss) from operations and net income (or loss). As a result of the factors discussed above, the income from operations for 2004 was $43,000 compared to a loss from operations for 2003 of $207,000. Exclusive of non-recurring items, our income from operations was $48,000 for 2004 compared to $63,000 for 2003. Net loss for 2004 was $1,344,000 compared to $1,034,000 for 2003. Exclusive of non-recurring items, the net loss in 2004 was $733,000 compared to $764,000 for 2003.

Fiscal Year 2003 versus Fiscal Year 2002

Revenues. Total revenues for 2003 were $44,046,000 as compared to $47,228,000 for 2002. The $3,182,000 or 6.7% decrease in revenues was primarily due to a 5.1% decrease in same store sales and, to a lesser extent, due to operating one less restaurant during and after the third quarter of 2002. The decline in same store sales was the result of a decline in customer traffic, offset in part by an increase in average customer check. Our food sales and liquor sales accounted for 89% and 11% of revenues, respectively, for the fiscal year ended December 28, 2003.

Cost of revenues. The cost of restaurant sales as a percentage of restaurant sales decreased to 33.0% for 2003 from 33.5% for 2002. This decrease primarily was due to favorable food costs and lower distribution costs, partially offset by a non-recurring write-down of inventory of $36,000. Exclusive of the non-recurring item, cost of restaurant sales was 32.9% for 2003.

Labor and other related expenses. Labor and other related expenses as a percentage of restaurant sales increased to 31.6% during 2003 as compared to 31.0% for 2002. This percentage increase was due to a loss of sales leverage caused by lower unit sales volumes, along with increases in health insurance and workers’ compensation insurance; partially offset by a non-recurring reduction in expenses of $196,000 relating to a reserve adjustment for prior years workers’ compensation experience. Exclusive of the non-recurring item, labor and other related expenses was 32.0% of restaurant sales for 2003.

Other restaurant operating expenses. Other restaurant operating expenses as a percentage of restaurant sales increased to 25.3% for 2003 as compared with 22.9% for 2002. This percentage increase was primarily due to a loss of sales leverage caused by lower unit sales volumes, along with increases in restaurant maintenance; utilities, particularly electricity and gas; insurance and real estate taxes.

General and administrative expenses. General and administrative expenses were $3,387,000 or 7.7% of revenues and $3,565,000 or 7.5% of revenues in 2003 and 2002, respectively. Non-recurring expense in 2003 included a one-time charge for severance expense of $70,000. Exclusive of the non-recurring charge, general and administrative expense was 7.5% in 2003.

Depreciation and amortization. Depreciation and amortization expenses as a percentage of revenues were 2.4% for 2003 and 2.3% for 2002.

Provision for impairment of assets. The provision for impaired assets was $360,000 or 0.8% of revenues for 2003 as compared to $110,000 or 0.2% of revenues for 2002. In 2003 and 2002, we recorded a pre-tax charge relating to the write-down of impaired assets to their estimated fair value in accordance with Financial Accounting Standards Board Statement No. 144. The asset impairment charge in 2003 related to three restaurants, two of which were previously not written down and a third that was partially written down in 2002. The asset impairment charge in 2002 related to three restaurants that were previously not written down.

Provision for impairment of goodwill. Goodwill was evaluated for impairment in 2003 and 2002 in accordance with FASB Statement No. 142 which we adopted in 2002. As a result of the evaluation we did not recognize goodwill impairment in 2003. The provision for impairment of goodwill was $206,000 or 0.4% of revenues in 2002.

Interest expense. Net interest expense was $463,000 in 2003 compared to $534,000 in 2002. We recorded a one-time charge of $106,000 in the first quarter of 2002 relating to the previously reported $2.0 million financing transaction. Exclusive of this non-recurring charge, net interest expense was $428,000 in 2002. The increase in net interest expense in 2003 over 2002, excluding the non-recurring charge was primarily due to a $23,000 reduction in interest income, resulting from lower balances of cash in 2003 compared to 2002.

Other expense, net. Other expense in 2003 was $100,000, compared to $3,000 in 2002. The increase primarily related to a net change in the reserve adjustment for gift certificates.

Provision for income taxes. A benefit from income taxes of $327,000 was recognized in 2002. No benefit or provision was recognized in 2003. The benefit in 2002 related to a refund application to recover tax payments of $1,176,000 from prior years, resulting from the Economic Stimulus Package signed into law in March 2002. The refund was received in July 2002.

Income (or loss) from operations and net income (or loss). As a result of the factors discussed above, loss from operations for 2003 was $207,000 compared to income from operations for 2002 of $1,108,000. Exclusive of non-recurring items, our income from operations was $63,000 for 2003 compared to $1,218,000 for 2002. Our net loss for 2003 was $1,034,000 compared to net income of $677,000 for 2002. Exclusive of non-recurring items, net loss in 2003 was $764,000 compared to net income in 2002 of $575,000.

  Liquidity and Capital Resources

In May of 2005, we completed an aggregate financing of $6.9 million through a private placement of securities to accredited investors. Under the terms of the transaction, we issued 461,954 units with each unit consisting of (i) one share of Series B Convertible Preferred Stock, initially convertible into 20 shares of common stock, and (ii) a warrant to purchase 10 shares of common stock at an exercise price of $1.30 per share. The purchase price was $15.00 per unit. We realized net proceeds of approximately $5.8 million from the financing. Of the total proceeds from securities issued, $1,282,000 represented related party debt and $348,000 represented existing convertible debentures, all of which converted into the securities issued in the transaction. As a condition to the transaction, our existing $1.6 million revolving line of credit previously scheduled to expire on the closing of the transaction, was extended to May 23, 2007. We used a portion of the net proceeds from the private placement to retire the remaining $2,232,000 of loans and accrued interest from debenture holders and $8,000 of related party accrued interest. The remainder of the net proceeds from the offering, together with the $1,600,000 line of credit and proceeds from an anticipated sale/leaseback financing, is anticipated to be used to complete the remodeling of our existing restaurants, and, to the extent funds are available, acquire and build out new restaurant locations. We anticipate investing approximately $3.6 million in remodeling our existing restaurants. Additionally, in conjunction with the private placement, $500,000 principal amount of related party debt was used to exercise warrants to purchase 1,000,000 shares of our common stock. We believe, based on our current outlook, that our current cash position and cash flows from operations will be adequate to satisfy our contemplated cash requirements over the next twelve months.

We have, from time-to-time utilized, and to the extent applicable may utilize real estate mortgage and restaurant equipment financing with various banks or financing institutions as necessary, to help support our cash flow needs. We also may utilize as a form of financing, sale/leaseback options on two owned restaurant properties. In the event that our plans change, assumptions prove to be inaccurate, or due to unanticipated expenses, and in the event projected cash flow or third party financing otherwise prove to be insufficient to fund operations, we could be required to seek additional financing from sources not currently anticipated. There can be no assurance that third party financing will be available to us when needed, on acceptable terms, or at all.

The following table presents a summary of our cash flows for the last three fiscal years and second quarters ended June 27, 2004 and July 3, 2005 (in thousands):

	Fiscal Years Ended			26 Weeks Ended
	January 2, 2005	December 28, 2003	December 29, 2002	June 27, 2004	July 3, 2005
Net cash provided by (used in) operating activities	$161,833	$(263,693)	$665,187	$867,615	$752,772
Net cash (used in) provided by investing activities	(1,291,804)	(754,778)	324,552	(379,175)	(2,558,185)
Net cash provided by (used in) financing activities	2,755,551	(726,399)	509,390	(159,260)	2,261,095
Net increase (decrease) in cash	$1,625,580	$(1,744,870)	$1,499,129	$329,180	$455,682

As of July 3, 2005, our current liabilities of $5,088,000 exceeded current assets of $4,245,000, resulting in a working capital deficiency of $843,000. In comparison, the January 2, 2005 working capital deficiency was $4,639,000. The favorable decrease in the working capital deficiency primarily related to the repayment of the convertible debentures and reduction in accounts payable, along with increases in cash and other current assets, all primarily as a result of the equity financing in May 2005. Our operating leverage has improved. We may still encounter operating pressures from declining sales, increasing food, labor or other operating costs or additional restaurant disposition or pre-opening costs. Historically, we have generally operated with minimal or marginally negative working capital as a result of the investment of current assets into non-current property and equipment, as well as the turnover of restaurant inventory relative to more favorable vendor terms in accounts payable.

Cash provided by operating activities for the 26 weeks ended July 3, 2005 was $753,000 compared to $868,000 for the comparable period in 2004. The net decrease of $115,000 compared to the same period in 2004 primarily related to unfavorable variances in net income, prepaid advertising, prepaid rent and prepaid workers compensation insurance.

The cash used in investing activities was $2,558,000 for the 26 weeks ended July 3, 2005 compared to $379,000 for the same period in 2004. The net increase in cash used in investing activities of $2,179,000 was due to $2,690,000 in additional capital expenditures over the prior year, partially offset by $511,000 in additional proceeds on the sale of assets over the prior year. The additional capital expenditures related primarily to the acquisition and remodeling of our new Clearwater Beach restaurant, while proceeds of $600,000 received in 2005 related to the lease buy-out option compared to $89,000 in proceeds on the sale of assets in 2004.

The cash provided by financing activities was $2,261,000 for the 26 weeks ended July 3, 2005 compared to cash used in financing activities of $159,000 for the comparable period in 2004. The net increase of $2,420,000 over the prior year primarily related to an increase in net proceeds from the issuance of stock of $4,905,000 over the prior year, partially offset by an increase in repayments of debt of $2,534,000 over the prior year.

As of January 2, 2005, our current liabilities of $7,992,000 exceeded our current assets of $3,353,000, resulting in a working capital deficiency of $4,639,000. In comparison, as of December 28, 2003, our working capital deficiency was $3,606,000. Our operating leverage decreased mostly due to the deployment of interim financing toward restaurant remodeling and reconstruction from hurricane-related property losses.

During 2004, our cash position increased by $1,626,000, from $724,000 as of December 28, 2003 to $2,350,000 as of January 2, 2005. The increase in cash was almost exclusively provided by financing activities of $2,756,000, representing proceeds from the issuance of debt of $2,832,000 and common stock of $618,000, partially offset by $404,000 in debt repayment and $290,000 in distribution to minority partner. The net cash used in investing activities was $1,292,000, generally reflecting capital expenditures related to restaurant remodeling and hurricane-related reconstruction. Net cash provided by operating activities totaled $162,000.

In connection with the $2.0 million financing dated January 31, 2002, we issued warrants to purchase an aggregate of 8,908,030 shares of our common stock, at an exercise price of $0.16 per share. These warrants were exercised from November 2004 through January 31, 2005, resulting in net proceeds to us of $600,000 in 2004 and $754,000 in 2005.

On August 4, 2004, the $2.0 million aggregate principal amount of secured promissory notes set to mature on January 31, 2005 were extended to be due on January 31, 2007, under the same terms as the original notes. As an inducement to extend the maturity date of the notes, warrants to purchase 2,000,000 shares of common stock at an exercise price of $0.50 per share were issued to the note holders in proportion to the value of their respective notes. Warrants to purchase 1,000,000 shares of common stock were exercised in March 2005 by certain of our investors, and the proceeds of $500,000 were used to pay down the principal amount of the notes to these investors. Additionally, in March 2005, the $1.0 million note then held by Frederick R. Adler was modified to allow Shells to defer entirely the monthly interest payment on $500,000 of principal amount of the note until the maturity date of January 31, 2007, resulting in the deferral of $72,000 of cash payments until the maturity date.

On December 7, 2004, we sold $2,375,000 principal amount of debentures and warrants to purchase 1,187,500 shares of our common stock. We received net proceeds of $2,010,000 from the sale. The debentures bore interest at 12%, and matured on the earlier of: (i) April 5, 2005, (ii) the closing of an additional round of financing of no less than $1.5 million, or (iii) upon the occurrence of an event of default. In the event that we, on or prior to the maturity date, consummated the sale of shares of capital stock (other than a sale of capital stock to our officers, directors, employees or consultants in connection with their provision of services to us) resulting in net proceeds to us of at least $250,000, then the outstanding principal amount of the debentures and all accrued and unpaid interest, at the sole option of the holder of the debenture, converted in whole or in part, into shares of the common stock sold in such future financing. The warrants are exercisable until December 7, 2007. The warrants provided for an exercise price equal to 80% of the price per share or unit in our next round of equity financing resulting in net proceeds to us of at least $250,000, provided that the exercise price could not exceed $0.80 per share or be less than $0.45 per share. In the event that such financing was not completed on or before September 4, 2005, the warrants would automatically be assigned an exercise price equal to 65% of the closing price of our common stock on September 4, 2005, but in no event greater than $0.80 or less than $0.45 per share. Based on the closing of our May 2005 financing, these warrants have an exercise price of $0.60 per share. The exercise price of the warrants and the number of underlying shares of common stock is subject to adjustment under certain circumstances. As compensation for their services as placement agent in the debenture offering and future consulting services to us, the placement agent received cash fees and warrants with terms substantially identical to those received by the investors.

During the first quarter of 2005, our principal shareholders and Board members provided us with a $1.6 million revolving line of credit. It was expected that this credit facility, coupled with then existing cash, to the extent available, would be used to pay back the debenture notes, interest and penalties if the financing were ultimately not completed.

In October 2002, we refinanced through Colonial Bank two of our restaurant locations, Melbourne and Winter Haven, with notes of $635,000 and $667,000, respectively. The loans, which bear interest at the bank’s base rate, are for terms of five years with required monthly principal payments based on a 15 year amortization schedule, and a balloon payment at the end of the five years. The principal balances owed on these two notes as of April 3, 2005 were $520,000 and $556,000, respectively. Relative to these two promissory notes, we are required to meet a financial covenant relating to debt coverage. We were in compliance in meeting this loan covenant as of January 2, 2005 and April 3, 2005. However, in the past, we were not in compliance with meeting the loan covenant for which a covenant waiver was provided by the bank.

We are seeking to raise additional capital through financing of new restaurant equipment and through sale leaseback transactions for two of our company-owned restaurant properties. There are no assurances we will be able to secure such financing at all or at terms acceptable to us or at all.

The remaining proceeds available from the private placement financing, coupled with the revolving line of credit, cash flow from operations and, if available, equipment and sale leaseback financing will be used to continue restaurant remodels (estimated to cost approximately $3.6 million) and for acquisitions of new restaurants. In the event that our plans change, assumptions prove to be inaccurate, or due to unanticipated expenses, and in the event projected cash flow or third party financing otherwise prove to be insufficient to fund operations, we could be required to seek additional financing from sources not currently anticipated. There can be no assurance that third party financing will be available to us when needed, on acceptable terms, or at all.

Contractual Obligations

As of January 2, 2005, our contractual obligations were:

	Payments due by period
	Total	< 1 yr	1 - 3 yrs	3 - 5 yrs	> 5 yrs
Long-term debt (1)	$2,010,609	$515,761	$1,254,504	$240,344	$—
Capital lease obligations	—	—	—	—	—
Operating lease obligations (2)	15,086,000	1,968,000	3,475,000	3,112,000	6,531,000
Purchase obligations	—	—	—	—	—
Other debt obligations reflected on our balance sheet under GAAP (3)	4,634,242	2,395,301	2,238,941	—	—
Total	$21,730,851	$4,879,062	$6,968,445	$3,352,344	$6,531,000
——————
Note 1 - consists of long-term debt as reported in footnote 6 of the financial statements.
Note 2 - consists of operating leases primarily for real estate.
Note 3 - consists of convertible debentures and interest payable of $2,395,301 due in May 2005 and related party debt and deferred interest payable of $2,238,941 due in January 2007.

Inflation

We have not operated in a highly inflationary period and management does not believe that inflation has had a material effect on sales or expenses. As expenses increase, we expect to recover increased costs by increasing prices, to the extent permitted by competition, or by modifying our menu and promoting other less cost sensitive products. Many food products purchased by us are affected by commodity pricing and are, therefore, subject to unpredictable price volatility. Extreme changes in commodity prices and/or long-term changes could affect us adversely. From time-to-time, competitive circumstances could limit menu price flexibility, and in those cases margins would be negatively impacted by increased commodity prices. Due to the fact that our business is somewhat dependent on tourism in Florida, any significant decrease in tourism due to inflation would likely have a material adverse effect on revenues and profitability.

In May 2005, the minimum wage rate in Florida increased by $1.00 per hour. Tipped employees also receive the $1.00 per hour wage increase under this new law. Each year thereafter, the minimum wage will increase according to the U.S. Department of Labor, Bureau of Labor Statistics cost of living index. Such payroll cost increases could have a significant adverse affect to our company. Menu price increases and other actions are required to negate the effect of these wage increases. There can be no assurances that such measures being taken and expected to be taken by our company will be successful to adequately offset these additional payroll costs, or will be accepted without adverse reaction by our customers.

Recent Accounting Pronouncements

In April 2003, the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, all provisions of this Statement should be applied prospectively. Adoption of FASB Statement 149 did not materially impact our consolidated financial statements.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of FASB Statement No. 150 did not materially impact our consolidated financial statements.

In December 2003, the FASB issued a pronouncement, Financial Interpretation Number 46R (“FIN 46R”), “Consolidation of Variable Interest Entities.” This FIN deals with Off-Balance Sheet Assets, Liabilities, and Obligations and gives guidance for determining which entities should consolidate the respective assets and liabilities associated with the obligations. We must fully consolidate assets and liabilities covered by FIN 46R in our financial statements in the first fiscal year or interim period beginning after March 15, 2004. Full disclosure, as well as consolidation, if applicable, of any newly created agreements after January 31, 2003 must begin immediately. Adoption of FIN 46R did not materially impact our consolidated financial statements.

In December 2003, the FASB revised Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” which amended FASB Statements No. 87, 88, and 106. Statement No. 132 requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit post-retirement plans. The required information is to be provided separately for pension plans and for other post-retirement benefit plans. Adoption of revised FASB Statement No. 132 did not materially impact our consolidated financial statements.

In November 2004, the FASB issued FASB Statement No. 151, “Inventory Costs” which amended ARB No. 43, Chapter 4. The amendments made by FASB Statement No. 151 will improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FASB Statement No. 151 are to be applied prospectively. Adoption of FASB Statement No. 151 is not expected to materially impact our consolidated financial statements.

In December 2004, the FASB issued Statement No. 153, “Exchanges of Non-monetary Assets” which amended APB Opinion No. 29, “Accounting for Non-monetary Transactions.” The amendments made by FASB Statement No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement are to be applied prospectively. Adoption of FASB Statement No. 153 is not expected to materially impact our consolidated financial statements.

In December 2004, the FASB revised Statement No. 123, “Accounting for Stock-Based Compensation.” This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. Revised Statement No. 123 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” nor address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” Revised Statement No. 123 will become effective for Shells as of the first quarter of fiscal 2006, being the first interim or annual reporting period of the first fiscal year beginning on or after June 15, 2005.

On June 22, 2005, the Compensation Committee and the our board of directors approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $0.85 per share previously awarded to its employees, including its executive officers, and its directors under the Plan that were originally scheduled to vest during 2006. The acceleration of vesting is effective for stock options outstanding as of June 22, 2005. Options to purchase approximately 295,000 shares of common stock or 18.5% of our outstanding unvested options (of which options to purchase approximately 233,000 shares or 14.6% of the Corporation’s outstanding unvested options are held by the Corporation’s executive officers and directors) were subject to the acceleration. The weighted average exercise price of the options subject to the acceleration is $1.10.

The purpose of the acceleration is to enable us to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of income, upon adoption of FASB Statement No. 123 R (Share-Based Payment) in December 2005. The pre-tax charge which we expect to avoid in 2006 amounts to approximately $87,000 based on the original vesting periods. We also believe that because many of the options to be accelerated have exercise prices in excess of the current market value of our common stock, these options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

On both June 13 and June 22, 2005, each of Philip R. Chapman, Robert S. Ellin, Gary L. Herman, Michael R. Golding, Christopher D. Illick and Jay A. Wolf, our non-employee directors, was awarded an option to purchase 20,000 shares of our common stock at exercise prices of $0.76 and $0.85 per share, respectively. The June 13, 2005 awards were made subject to stockholder approval of the Amendment. In general, these options will vest on a monthly basis with respect to 1/12th increments during each of the first six months following the date of grant and with respect to all remaining shares on December 31, 2005.

On June 13, 2005, each of Leslie Christon, Warren Nelson and Guy Kathman, our executive officers, was awarded, subject to stockholder approval of the Amendment, an option to purchase 450,000, 125,000 and 125,000 shares of our common stock, respectively, at an exercise price of $0.76 per share. In general, these options will vest on an annual basis with respect to 1/3 during each of the three years following the date of grant, except that those increments that would have otherwise vested on the first anniversary in 2006 based on the foregoing schedule will instead vest on December 31, 2005. In addition, options to purchase an aggregate of 173,000 shares of our common stock were awarded, subject to stockholder approval of the Amendment, to 37 of our non-executive officer employees on the same terms.

Based on the vesting schedules of those stock options outstanding as of August 28, 2005, net of the effect of the acceleration of vesting discussed previously, adoption of revised FASB Statement No. 123 is expected to result in the recognition of compensation expense of approximately $160,000 in fiscal 2006, $210,000 in fiscal 2007 and $85,000 in fiscal 2008.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risk from changes in interest rates on debt and changes in commodity prices. Our exposure to interest rate risk relates to the $1,076,000 and $1,053,000 in outstanding debt with banks that is based on variable rates as of April 3, 2005 and July 3, 2005, respectively. Borrowings under the loan agreements bear interest at the rate equal to the applicable bank’s base rate.

BUSINESS

General

We operate a chain of full-service, mid-priced, casual dining seafood restaurants under the name “Shells.” Our restaurant system currently includes 26 restaurants, of which 21 are owned by us, one is owned by a joint venture in which we hold a 51% ownership interest and the remaining four are owned by third parties and managed by us pursuant to contractual arrangements.

Concept and Strategy

We believe that the relatively small number of national and regional chain restaurants competing in the seafood segment of the restaurant industry, as compared to other restaurant segments, provides us with a significant opportunity to capitalize on our casual dining seafood restaurant concept. We believe that we have benefited and will continue to benefit from the continuing trend towards increased seafood consumption, which we believe is due to, among other things, the pleasing taste, high protein and low fat content and variety of preparation techniques of seafood.

We are a full-service, neighborhood concept, designed to appeal to a broad range of customers by providing generous portions of high-quality seafood, warm, friendly service, and a relaxed atmosphere at reasonable prices. Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, mussels, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sautéed, grilled, blackened and fried. In addition, our restaurants offer a wide selection of signature pasta dishes, appetizers, salads, and desserts and full bar service. All our restaurants are open for dinner and 24 restaurant locations are also open for lunch.

Fiscal year 2004 marked a turning point in the evolution of the Shells concept. Beginning in late 2003, our senior executive team led by then new President & CEO Leslie J. Christon began to strategically reposition the concept by leveraging the freshness, quality and variety of Shells food as a competitive advantage. This challenging effort to successfully improve Shells’ concept appeal and reverse unfavorable long-term sales trends remained our focus throughout 2004.

We revamped the menu, improved the quality of ingredients purchased, broadened customer appeal by adding more variety, and adjusted pricing. The new menu still maintains a very strong emphasis on value through a two-tier pricing strategy, offering exceptionally high-quality, fresh seafood at reasonable prices alongside lower-priced favorites. To support the brand’s quality and freshness positioning, we worked hard to elevate levels of service and overall operational execution, recruiting new operations talent into our company and enforcing higher standards. We also addressed the critical need to improve Shells’ atmosphere and facilities, successfully developing a prototypical remodel package that dramatically improves Shells’ appearance, comfort and consumer appeal.

Our efforts to significantly update the Shells concept generally have been embraced by customers. As a result, our comparable restaurant sales turned consistently positive beginning in the latter portion of the third quarter of 2004. Comparable restaurant sales have remained at strong levels through the balance of 2004 and into the first half of 2005.

Restaurant Locations

Our managed and operated restaurants are located in the following Florida markets and cities/neighborhoods:

Tampa/Sarasota	Orlando	South Florida
Brandon	Daytona Beach	Coral Springs
Clearwater Beach	Kissimmee	Davie
Holmes Beach	New Smyrna Beach	Kendall
Redington Shores	Ocala	Pembroke Pines
St. Pete Beach	Orlando	Sunrise
Winter Haven	Winter Park
Carrollwood *	Melbourne **
North Tampa *
Sarasota *
South Tampa *

West Palm Beach	Fort Myers
Stuart	Fort Myers
West Palm Beach	Port Charlotte

*	We manage and operate the restaurant at these locations and do not own them.

**	We own 51% equity interest in the restaurant at this location.

From 1997 to 1999, in an attempt to diversify and minimize the seasonal effect of the Florida market, we opened 18 restaurants in various Midwest markets. We sustained operating losses in these Midwest markets and discontinued operations at our remaining 12 Midwest restaurants in April 2001. We closed one under-performing Florida restaurant in 2002, and an additional three Florida restaurants in 2004. We, continuously review the performance, unit economics and location of each of our restaurants, and regularly evaluate new real estate sites in Florida for potential expansion or relocation.

Restaurant Operations

Management and Employees.   We currently employ five area directors. Each area director is responsible for the management of several restaurants, including management development, recruiting, training, quality of operations and unit profitability. The staff of a typical dinner-only restaurant consists of one general manager, two or three assistant managers and approximately 45 other employees. The restaurants that are also open for lunch generally have 15 to 20 additional part-time employees. Restaurant management and area directors participate in a bonus program based upon the financial results of their particular restaurant or restaurants.

Restaurant Reporting.   We maintain financial and accounting controls for each restaurant through a central accounting system. Our financial systems and controls allow us to access each restaurant’s sales, inventory costs and other financial data on a daily basis, enabling both store-level management and senior management to quickly react to changing sales trends, to effectively manage food, beverage and labor costs, to minimize theft, and to improve the quality and efficiency of accounting and audit procedures. Store level management performs weekly inventories and manages weekly operating results versus budget.

Recruitment and Training.   We believe that achieving customer satisfaction by providing knowledgeable, friendly, efficient service is critical to a restaurants’ long-term success. We typically recruit restaurant managers with significant experience in the restaurant industry. During an 8 week training program, our restaurant managers are taught to promote our team-oriented atmosphere among restaurant employees with emphasis on preparing and serving food in accordance with strict standards and providing friendly, courteous and attentive service. The restaurant staff, through our Team Trainer program, is trained on site by restaurant managers and other staff members. During 2002 and 2003, we reduced restaurant management turnover. In 2004 and to a lesser extent to-date in 2005, restaurant management turnover increased as part of an effort to improve the level of quality in our managers. Other than our recent efforts to raise manager quality levels, we strive to reduce turnover levels.

Purchasing.   Obtaining a reliable supply of quality seafood at competitive prices is critical to our success. We have formed long-term relationships with several seafood suppliers and purchase both fresh and frozen seafood and certain other supplies used in restaurant operations in bulk. In addition, Shells’ menu has been designed to feature seafood varieties with stable sources of supply, as well as to provide flexibility to adjust to shortages and to take advantage of occasional purchasing opportunities. We believe our diverse menu selection minimizes the effect of the shortage of any seafood products. We generally have been able to anticipate and react to fluctuations in food costs through selected menu price adjustments, purchasing seafood directly from numerous suppliers and promoting certain alternative menu selections in response to availability and price of supply.

Performance Food Group of Florida, our primary distributor since October 2002, distributes our food products, comprising seafood and other commodities that make up our menu ingredients, to our restaurants. Performance Food Group purchases and takes delivery of the products that we recommend for purchase according to our specifications and subject to our inspections. Based on purchase orders initiated by our restaurants, Performance Food Group then sells the food products to us on a cost plus basis, and distributes the food products directly to the restaurants. From time-to-time, at our direction to facilitate a forward purchase opportunity, Performance Food Group acquires inventory in excess of normal recurring restaurant delivery and re-supply, which approximates 30 days supply. We pay interest on inventory holdings above 30-day supply levels, at an interest rate of 7.8% per annum. In addition, Performance Food Group procures, on our behalf, many operating supplies, other than food products, used by our restaurants and distributes and sells these products to the individual restaurants at agreed upon price mark-ups.

Quality Control.   We maintain a continuous inspection program for all of our seafood purchases. Each shipment of frozen seafood is inspected through statistical sampling methods upon receipt at Performance Food Group’s distribution center for quality and conformity to our written specifications, prior to delivery to the restaurants. Fresh fish are also inspected on a random basis by our quality control inspector. In addition, fresh fish purchased by our individual restaurants must be purchased from one of our approved suppliers and is inspected by a restaurant manager at the time of delivery. As part of our training program, restaurant employees are educated as to the correct handling and proper physical characteristics of each product.

Our area directors, general managers and assistant managers are all responsible for properly training hourly employees and ensuring that Shells restaurants are operated in accordance with strict health and quality standards. Compliance with our quality standards is monitored by on-site visits and formal inspections by the area directors. We believe that our inspection procedures and employee training practices help to maintain a high standard of quality for the food and service we provide.

Advertising and Marketing

Our marketing efforts leverage the use of billboard, newspaper, radio and television advertising to raise awareness of the Shells brand and to inform new and existing customers about food-focused promotions. The fact that our restaurants are generally clustered in particular media markets helps us obtain cost effective advertising. We also stage in-store promotions and various local marketing efforts to help our restaurants partner with their communities.

Across most major markets, our broad scale marketing initiatives included network television, radio, outdoor, newspaper, concentrated internet and direct mail campaigns. The advertising messages were designed to heighten brand awareness and drive trial through food-focused brand positioning, while spotlighting freshness, quality and variety. In 2005, we introduced a focused local store marketing program, providing all of our restaurants with the resources to take advantage of an array of sales building initiatives.

In December 2004, we entered into a consulting agreement with Lawrence Wolf, principal of the Wolf Group. Mr. Wolf, as a consultant, assists our company in providing marketing services; including guidance toward building our creative strategy around the “Shells” brand positioning and providing support in coordinating our media production.

Disclosure Controls

Consolidated subsidiaries are managed through a centralized executive office in Tampa, Florida. Material information is discussed at various weekly and monthly meetings with officers and directors. An open door policy is observed by corporate officers to facilitate communication.

Joint Venture and Third-Party Owned Restaurants

The Shells restaurant system currently consists of (i) 21 restaurants that are wholly owned by us; (ii) one restaurant, in Melbourne, Florida, in which we have an interest of 51%; and (iii) four restaurants that we manage and operate, but do not own. The remaining 49% interest in the Melbourne restaurant is indirectly owned by Wanda L. Hattaway, wife of William E. Hattaway, a former director and president of our company. In addition to the equity interest in this restaurant, we receive a management and licensing fee of 6% of the restaurant sales of the Melbourne restaurant.

Three of the managed restaurants are managed and operated by us pursuant to management and license agreements, originally entered into in July 1993. Pursuant to these agreements, we provide management services and license proprietary information required to operate these restaurants for a percentage of that restaurant’s sales. The agreements, as amended in October 2001, provide for a 4% management fee until such time as sales return near to 1999 levels, and then returning to a 6% fee. Of the total management fee received, 2% of sales is placed in escrow and disbursed to a third party to satisfy each managed restaurants’ requirement to make third party royalty payments. The management agreements grant us authority to determine the programs and policies affecting the day-to-day operations of each of these managed restaurants. Although the management agreements differ slightly, they generally have a remaining term of 18 years and provide that the third-party owners are responsible for funding all the restaurant expenses, including food and beverage costs, staffing, training, recruiting, inventory, and working capital.

We operate the fourth managed restaurant pursuant to an oral agreement requiring that the restaurant is operated in conformity with the policies and procedures established by us for Shells restaurants. In accordance with the amended management agreements for our managed restaurants, beginning in October 2001, we receive a management fee of 2% of the restaurant’s sales.

On August 9, 2005, we entered into an agreement with Deborah Christen Corporation. Pursuant to this agreement, effective upon the occurrence of specific conditions precedent, Deborah Christen Corporation agreed to grant us a license to use the service marks “Shells” and “Shells Seafood, Shellfish & Whatnot” in a certain trade area known as the Carrollwood Trade Area. Currently, Shells of Carrollwood Village, Inc., a sublicensee of the service marks and other proprietary information, operates a “Shells” restaurant in the Carrollwood Trade Area under a management agreement with us.  Our agreement with Deborah Christen Corporation will become effective upon the earlier to occur of either (a) the execution of an agreement by Shells of Carrollwood Village to abandon or terminate the sublicense agreement which granted it the sublicense for the use of the services marks in the Carrollwood Trade Area and the management agreement with us for the operation of the “Shells” restaurant, or (b) default by Shells of Carrollwood Village under the terms of the sublicense agreement and the expiration of any cure period available under the sublicense agreement. Under our agreement with Deborah Christen Corporation, we have until December 31, 2006 to open a “Shells” restaurant in the limited Carrollwood Trade Area, subject to certain monthly license fees beginning on April 1, 2006. Further, we agreed to pay Deborah Christen Corporation a license fee in the amount of two percent (2%) of the gross receipts of each “Shells” restaurant operated or sublicensed by us within the Carrollwood Trade Area.

In the past, the enforceability of these management and license agreements has been questioned by certain of the licensees. Although we believe the agreements are enforceable, there can be no assurance that the agreements will not be challenged in the future, and, if challenged, that the agreements will be determined to be enforceable.

Competition

The restaurant industry is intensely competitive with respect to price, service, location, food quality and variety, and there are many well-established competitors with substantially greater financial and other resources than us. These competitors include national, regional and local full-service casual dining chains, many of which specialize in or offer seafood products. We also face competition from a broad range of other restaurants and foodservice establishments, including full-service, quick service and fast food restaurants, which specialize in a variety of cuisines. Some of our competitors have been in existence for substantially longer periods than we have, and may be better established in the markets where we have our restaurants. In addition, we believe that the full-service casual dining segment is likely to attract a significant number of new entrants, some offering seafood products.

Government Regulation

We are subject to extensive federal, state and local government regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various regulations relating to the sale of food and alcoholic beverages, sanitation, disposal of refuse and waste products, public health, safety and fire standards. Our restaurants are subject to periodic inspections by governmental agencies to ensure conformity with these regulations. Difficulties or failure in obtaining required licensing or other regulatory approvals could delay or prevent the opening of a new restaurant, and the suspension of, or inability to renew, a license at an existing restaurant could adversely affect our operations. Restaurant operating costs are also affected by other government actions, beyond our control, including increases in the minimum hourly wage requirements, workers compensation insurance rates, health care insurance costs and unemployment and other taxes.

Approximately 12% of our revenue is attributable to the sale of alcoholic beverages. Alcoholic beverage control regulations require each of our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license or a permit to sell alcoholic beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. The failure of a restaurant to obtain or retain liquor or food service licenses would adversely affect the restaurant’s operations.

We are also subject to “dram-shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.

Our restaurants are subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits. A significant number of our restaurant personnel are paid at rates related to the federal minimum wage and, accordingly, further increases in the minimum wage rate could increase our labor costs.

In May 2005, the minimum wage rate in Florida increased by $1.00 per hour. Tipped employees also receive the $1.00 per hour wage increase under this new law. Each year thereafter, the minimum wage will increase according to the U.S. Department of Labor, Bureau of Labor Statistics cost of living index. Such payroll cost increases could have a significant adverse affect to our company. Menu price increases and other actions are required to negate the effect of these wage increases. There can be no assurances that such measures being taken and expected to be taken by our company will be successful to adequately offset these additional payroll costs, or will be accepted without adverse reaction by our customers.

The Americans with Disabilities Act prohibits discrimination in employment and public accommodations on the basis of disability. Under the Act, including in situations where we elect to remodel a restaurant, or acquire or purchase a restaurant, we could be required to expend funds to modify our restaurants to better provide service to, or make reasonable accommodations for the employment of, disabled persons.

Service Marks and Proprietary Information

We have registered the service mark “Shells” with the Secretary of the State of Florida and the “Shells” service mark and “jumping fish” logo with the United States Patent and Trademark Office. We believe that our service marks have significant value and are essential to our ability to create demand for, and awareness of, our restaurants. There can be no assurance, however, that our service marks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that we would not be prevented, in such an event, from using our service marks, any of which could have a material adverse effect on us. Although there can be no assurance that we will have the financial resources necessary to enforce or defend our service marks, we have vigorously opposed, and intend to continue to oppose vigorously, any infringement of our service marks.

We also rely on trade secrets and proprietary knowledge and employ various methods to protect our concepts and recipes. These methods may not afford complete protection and there can be no assurance that others will not independently develop similar knowledge or obtain access to our knowledge, concepts and recipes.

Employees

As of August 28, 2005, we employed approximately 1,170 persons, of whom approximately 140 were management or administrative personnel employed on a salaried basis and 1,030 were employed in non-management restaurant positions on an hourly basis. Approximately 600 employees are employed on a full-time basis. We consider our employee relations to be good. No employees are covered by a collective bargaining agreement.

Seasonality

The restaurant industry in general is seasonal, depending on restaurant location and the type of food served. We have experienced fluctuations in our quarter-to-quarter operating results due, in large measure, to our full concentration of restaurants in Florida. Business in Florida is influenced by seasonality due to various factors, which include but are not limited to weather conditions in Florida relative to other areas of the U.S. and the health of Florida’s economy and the effect of world events in general and the tourism industry in particular. Our restaurant sales are generally highest from January through April and June through August, the peaks of the Florida tourism season, and generally lower from September through mid-December. Many of our restaurant locations are in coastal cities, where sales are significantly dependent on tourism and its seasonality patterns.

Legal Proceedings

On April 20, 2005, we received a notice from the Equal Employment Opportunity Commission (EEOC) that an employee in a Tampa Shells restaurant had filed a charge of discrimination with the EEOC. Specifically, this employee claimed age discrimination in violation of the Age Discrimination in Employment Act of 1964. Based on our investigation to date, we believe the charge is without merit and intend to vigorously defend our position.

On April 28, 2005, we received notification from a law firm representing three holders of our debentures, each in the principal amount of $40,000. The notification demands payment of the debentures in full plus accrued interest and penalties owed thereon. The notification states that the holders have authorized the law firm to commence legal action against us unless the amounts owed under the debentures are repaid in full within 10 days of the date of the letter. Payment of the debentures, accrued interest, penalties and claimants’ legal costs were paid in full on May 24, 2005.

On June 22, 2005, we received notification from a law firm representing a former employee of an alleged violation of the Family Medical Leave Act. Based on our investigation to date, we believe the charge is without merit and intend to vigorously defend our position.

In the ordinary course of business, Shells is and may be a party to various legal proceedings, the outcome of which, singly or in the aggregate, is not expected to be material to our financial position, results of operations or cash flows.

Properties
We lease 6,800 square feet of space in Tampa, Florida for our executive offices. The annual rent payable under the lease, which expires October 31, 2007, is approximately $99,000.

All but three of our existing restaurants in operation are leased properties. In the future, we intend to lease most of our properties but may from time-to-time acquire restaurant locations based on individual site evaluation. Each of our leases provides for a minimum annual rent and certain of these leases require additional rental payments to the extent sales volumes exceed specified amounts. Generally, we are required to pay the cost of insurance, taxes and a portion of the landlord’s operating costs to maintain common areas. Restaurant leases have initial terms averaging 13 years and renewal options averaging 16 years, and rents averaging $15.00 per square foot.

MANAGEMENT

The following table sets forth certain information with respect to our executive officers and the members of our board of directors:

Name	Age	Position
Leslie J. Christon	51	President and Chief Executive Officer, Director
Guy C. Kathman	48	Vice President of Operations
Warren R. Nelson	53	Executive Vice President of Finance, Chief Financial Officer, Treasurer and Secretary
Christopher R. Ward, Sr.	44	Vice President of Purchasing
Philip R. Chapman	45	Chairman of the Board
John F. Hoffner	58	Director
Michael R. Golding	72	Director
Gary L. Herman	40	Director
Christopher D. Illick	67	Director
Jay A. Wolf	32	Director

Our directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors.

Leslie J. Christon has been our President and Chief Executive Officer since joining Shells in July 2003. From 2002 to 2003, Mrs. Christon was self-employed as a management consultant in the restaurant industry. From 2000 to 2002, Mrs. Christon was employed by Sutton Place Gourmet, Inc. as its President and Chief Operating Officer. From 1996 to 2000, Mrs. Christon was employed by Brinker International, On the Border Restaurants, as its President.

Guy C. Kathman has been our Vice-President of Operations since joining Shells in September 2003. From 2001 to 2003, Mr. Kathman was employed by Posados Café as a General Manager. From 1997 to 2001, Mr. Kathman was employed by Brinker International, On the Border Restaurants, as a Regional Director.

Warren R. Nelson currently serves as our Executive Vice-President of Finance, Chief Financial Officer, Treasurer, and Secretary, positions he has held since June 1993.

Christopher R. Ward has served as our Vice-President of Purchasing since September 2004 and was appointed as an executive officer in August 2005. From 2003 to 2004, Mr. Ward managed supply chain management for airline caterer Gate Gourmet. From 2001 to 2003, Mr. Ward was Director of Purchasing for Buffets, Inc., parent of the Old Country Buffet and Hometown Buffet chains. From 1997 to 2001, Mr. Ward was Vice President of Purchasing for Peasant Restaurants group, responsible for Quincy’s Steakhouse, Mick’s and Peasant restaurants.

Philip R. Chapman has served on the Board of Directors beginning May 1997 and as Chairman since April 2002. Since 1993, Mr. Chapman has been President of Adler & Company, a corporation which provides administrative services for financial and venture capital investing, including certain entities controlled by Frederick R. Adler, a greater than 10% stockholder. Mr. Chapman is a director of Regeneration Technologies, Inc., a company which produces allografts for surgical use, and of various private companies. He is also a General Partner in Euro-America II, L.P., a private venture capital fund, and a managing partner of Zenith Asset Management, a private hedge fund. Mr. Chapman is the son-in-law of Frederick R. Adler.

John F. Hoffner has served on the Board of Directors since July 2005. From August 2001 to January 2005, Mr. Hoffner served as executive vice president and chief financial officer of Jack in the Box Inc., a publicly traded restaurant chain. He is currently serving as vice president of financial strategy for Jack in the Box. Prior to joining Jack in the Box, Mr. Hoffner held senior financial and administrative leadership positions in several companies, including Cost Plus World Market and Federated Department Stores.

Michael R. Golding has served on the Board of Directors since 2002 and also as a professor of surgery at the State University of New York Health Science Center in Brooklyn, New York since 1963, where he is currently an Emeritus Clinical Professor of Surgery. From 1977 to 1989, Dr. Golding served as Director of Surgery at Lutheran Medical Center in Brooklyn, New York. From 1984 to 1989, Dr. Golding was President of the Tri-Boro Association of Directors of Surgery. Dr. Golding is a Fellow of the American College of Surgeons, a Fellow of the American College of Chest Physicians, and a Fellow of the American College of Angiology. Dr. Golding is a Member of the Board of Directors of the United Hospital Fund. Dr. Golding also serves on the boards of numerous professional entities and private companies.

Gary L. Herman has served on the Board of Directors since 2004 and also as the Chairman and Secretary of Digital Creative Development Corporation, an investment holding company, since 2001. He has been the Secretary and a member of the Board of Directors of DataMetrics Corporation, a military defense company, since 2000. In addition, Mr. Herman has been a member of Galloway Capital Management, LLC, an affiliate of a greater than 10% stockholder of our company, since 2002. Mr. Herman also has been a member of the Board of Directors of NYC Industrial Development Agency since 1997. From 1997 to 2002, Mr. Herman served as an Associate Managing Director of Burnham Securities, Inc.

Christopher D. Illick has served on the Board of Directors since 1998 and also as the President of iQ Venture Partners, Inc., an investment bank, since 2001 and a General Partner of Illick Brothers, a real estate and management concern, since 1965. From 1997 to 2001, Mr. Illick was a senior officer of the investment bank of Brean Murray & Co., Inc. Mr. Illick is a member of the Board of Directors of Analytical Surveys, Inc., a public company which provides data and technical services for the geographic information systems market.

Jay A. Wolf has served on the Board of Directors since June 2004 and as Audit Committee Chairman since 2004. Since 2004, Mr. Wolf has served as a Managing Director of Trinad Capital, LP. From 1999 to 2003, Mr. Wolf served as Vice President of Corporate Development for Wolf Group Integrated Communications Ltd., where he was responsible for the company’s acquisition program. From 1996 to 1999, Mr. Wolf was employed by Canadian Corporate Funding, Ltd., a Toronto-based merchant bank in the senior debt department and, subsequently by Trillium Growth Capital, the firm’s venture capital fund. Mr. Wolf currently sits on the Board of Amalgamated Technologies Inc., a public company with limited operations.

Board of Directors and Committees of the Board

The Board of Directors has standing Executive, Audit, and Stock Option and Compensation Committees and a Nominating Committee.

The Executive Committee possesses all the powers and authority of the Board in the management of the business and affairs of our company, except for certain powers which are specifically reserved by Delaware law to the entire Board or the stockholders. Messrs. Chapman and Herman are the current members of the Executive Committee.

The Audit Committee’s responsibilities, which include reviewing our internal accounting procedures and consulting with and reviewing the services provided by the independent auditors, are described in the Audit Committee Charter. Messrs. Illick, Hoffner and Dr. Golding are the current members of the Audit Committee and are independent directors as that term is defined by Rule 4200(a)(15) of the Nasdaq Listing Standards. Messrs. Illick and Hoffner are audit committee financial experts, as that term is defined in Item 401(h)(2) of Regulation S-K.

The Stock Option and Compensation Committee is charged with reviewing compensation policies and practices, recommending compensation for executives and key employees and administering our stock option plans. Messrs. Chapman and Wolf are the current members of the Stock Option and Compensation Committee.
The Nominating Committee assists the Board in its selection of individuals (i) as nominees for election to the Board of Directors and (ii) to fill any vacancies or newly created directorships on the Board. The members of the Nominating Committee are Messrs. Herman and Illick and Dr. Golding. Mr. Illick and Dr. Golding are independent directors as that term is defined by Rule 4200(a)(15) of the Nasdaq Listing Standards. Mr. Herman may not be an independent director pursuant to that definition. In evaluating candidates, the Nominating Committee will consider the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The Nominating Committee does not have a charter.

Executive Compensation

The following table shows all the cash compensation, as well as other compensation, we paid during the fiscal years indicated to (i) our Chief Executive Officer and (ii) each other executive officer whose total annual salary and bonus exceeded $100,000 for our fiscal year 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other	Awards	Options
Leslie J. Christon,	2004	$285,577	$1,164	8,120	—	—
Chief Executive Officer and President [1]	2003	121,635	—	31,403	—	297,374

Warren R. Nelson,	2004	162,000	1,164	530	—	—
Executive Vice President of Finance,	2003	155,769	36,334	605	—	—
Chief Financial Officer, Secretary and Treasurer	2002	142,225	—	—	—	157,984

Guy C. Kathman,	2004	124,615	1,164	12,768	—	—
Vice President of Operations	2003	27,692	—	—	—	50,000
____________
(1)    Mrs. Christon joined Shells in July 2003. Compensation for 2003 reflects payments made pursuant to her employment agreement for the portion of 2003 during which she was employed by us. The amount of other compensation for 2004 consisted of: (i) $7,500 paid by Shells for Mrs. Christon’s automobile allowance, and (ii) $620 paid by Shells for life insurance premiums. The amount of other compensation for 2003 consisted of: (i) $1,403 paid by Shells for Mrs. Christon’s automobile allowance, and (ii) $30,000 paid by Shells for relocation costs of Mrs. Christon.

(2)    Mr. Nelson’s other compensation consists of $530 and $605 for 2004 and 2003, respectively, paid by Shells for life insurance premiums. The fiscal 2003 bonus consisted of $18,167 in cash and $18,167 in common stock grants, which after adjusting for payroll tax withholdings, comprised 28,318 shares of unrestricted common stock at $0.40 per share, issued and paid pursuant to the 2002 management incentive plan relating to 2002 results.

(3)    Mr. Kathman joined Shells in September 2003. Compensation for 2003 reflects payments made for the portion of 2003 during which he was employed by us. The amount of other compensation for 2004 consisted of: (i) $12,451 paid by Shells for relocation costs of Mr. Kathman, and (ii) $317 paid by Shells for life insurance premiums.

AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR END OPTION VALUES

The following table sets forth information with respect to (i) options exercised during fiscal 2004 by the persons named in the Summary Compensation Table and (ii) unexercised options held by these individuals at January 2, 2005 (our fiscal year end).

Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Option Held at Fiscal Year End	Value of Unexercised, In-the-Money Option at Fiscal Year End [1]

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Leslie J. Christon	—	—	148,687	148,687	$31,224	$31,224
Warren R. Nelson	—	—	173,783	63,193	47,054	25,909
Guy C. Kathman	—	—	16,667	33,333	3,167	6,333
____________
(1)    Based on the closing market price of our common stock of $0.83 on Friday, December 31, 2004, the last day of fiscal 2004 on which our common stock was traded.

Employment Agreements

On July 1, 2003, we entered into a two-year employment agreement with Leslie J. Christon, pursuant to which she serves as our President and Chief Executive Officer. The employment agreement provided for an annual base salary of $275,000 during fiscal 2004, along with discretionary bonuses, as determined by the Stock Option Committee of the Board. In fiscal 2003, pursuant to her employment agreement, Mrs. Christon was granted an option to purchase 297,374 shares of common stock. The option vests annually over two years. Mrs. Christon's employment agreement automatically renews for consecutive one-year terms unless either she or Shells gives notice to the other of an intention not to renew.

We currently do not have employment agreements with Messrs. Nelson and Kathman. However, Mr. Nelson has a letter agreement with the Board stating that in the event Mr. Nelson’s employment is terminated without cause, Mr. Nelson will be entitled to receive severance payments for a period of 12 months following the termination in an amount equal to his then current salary as of such date.

Stock Option Plans

Currently, Shells has three stock option plans for employees, consisting of the 1996 Employee Stock Option Plan (the “1996 Plan”), the 1995 Employee Stock Option Plan (the “1995 Plan”), and the 2002 Equity Incentive Plan (the “2002 Plan”). The stock option plans authorize us to issue incentive stock options (“ISOs”), as defined in Section 422 of the Internal Revenue Code, and stock options that do not conform to the requirements of that Code section (“Non-ISOs”). The exercise price of each ISO may not be less than 100% of the fair market value of our common stock at the time of grant, except that in the case of a grant to an employee who owns (within the meaning of Section 422 of the Code) 10% or more of our outstanding stock, the exercise price cannot be less than 110% of such fair market value. The exercise price of each Non-ISO may not be less than the par value of our common stock. Options may not be exercised on or after the tenth anniversary (fifth anniversary in the case of an ISO granted to a 10% stockholder and seventh anniversary for those stock options granted on or after June 22, 2005), of the date of grant. Options may not be transferred during the lifetime of an optionholder.

The 1996 Plan, the 1995 Plan, and the 2002 Plan are administered by the Stock Option Committee. Subject to the provisions of the stock option plans, the Stock Option Committee has the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payment by optionholders upon exercise of an option may be made (as determined by the Stock Option Committee) in cash or other such form of payment acceptable to the Stock Option Committee, including shares of our common stock.

The 2002 Plan also provides for grants of restricted stock units, the value of which is tied to shares of our common stock, and other equity based awards related to common stock, including unrestricted shares of common stock, stock appreciation rights and dividend equivalents. Awards of restricted stock, restricted stock units and other types of equity based awards may be made in such amounts, and subject to such terms and conditions, as the Stock Option Committee may determine.

On June 22, 2005, the compensation committee and our board of directors approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $0.85 per share (the market value) previously awarded to our employees, including our executive officers and directors under the 2002 Plan that were originally scheduled to vest during 2006. The acceleration of vesting is effective for stock options outstanding as of June 22, 2005. Options to purchase approximately 295,000 shares of common stock or 18.5% of our outstanding unvested options (of which options to purchase approximately 233,000 shares or 14.6% of our outstanding unvested options are held by our executive officers and directors) were subject to the acceleration. The weighted average exercise price of the options subject to the acceleration is $1.10.

The purpose of the acceleration is to enable us to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of income, upon adoption of FASB Statement No. 123 R (Share-Based Payment) in December 2005. The pre-tax charge which we expect to avoid in 2006 amounts to approximately $87,000 based on the original vesting periods. We also believes that because many of the options to be accelerated have exercise prices in excess of the current market value of our common stock, these options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention at this time.

Compensation of Directors

On May 20, 1997, the stockholders approved our stock option plan for non-employee directors. This plan, as amended, authorized a total of 150,000 shares to be reserved for issuance under this director’s compensation plan. We granted options to purchase 20,000 shares of common stock during each of 2001 and 2000, at the market price on the date of grant. We did not grant any options under this plan during 2004, 2003 or 2002. As of January 2, 2005, options to purchase 32,000 shares granted pursuant to this plan were outstanding and exercisable.

Prior to 2002, we had a policy of compensating directors, both generally and for their attendance at meetings of the board of directors. In February 2002, as part of our cash conservation program, we revised this policy to eliminate all cash compensation for attendance at board meetings. Additionally, we eliminated the automatic annual stock option awards to non-employee directors pursuant to the Shells Seafood Restaurants, Inc. Stock Option Plan for Non-employee Directors. In February 2005, we granted an option to purchase 20,000 shares of Common Stock to each of our non-employee directors. These options vest monthly over the twelve month period from the date of grant. Additionally, we adopted a policy of awarding our non-employee directors an option to purchase 20,000 shares of common stock pursuant to our 2002 Equity Incentive Plan upon their election or re-election to our board. Options granted under our 2002 Equity Incentive Plan generally vest in one-third increments on the first, second and third anniversaries of the date of grant, subject to the terms of the 2002 Equity Incentive Plan and the discretion of the Stock Option and Compensation Committee which administers the 2002 Equity Incentive Plan. We compensate directors for reasonable expenses incurred in connection with attendance at meetings.

On July 5, 2005, our board of directors approved compensation to our non-salaried board members for services rendered in connection with their duties as board members at an annual amount of $10,000 per non-salaried member, to be retroactively applied to the date of our annual meeting date, June 22, 2005, payable ratably by fiscal quarter with the first payment to be prorated and paid upon the completion of the first full fiscal quarter. Additionally, on July 5, 2005 concurrent with the nomination of John F. Hoffner to the Board of Directors with the intent of his chairing the Audit Committee, our board approved compensation for the Audit Chairperson with (i) an additional monetary compensation of $10,000, payable ratably by fiscal quarter with the first payment to be prorated, and (ii) an additional option to acquire 30,000 shares of Common Stock in accordance with the 2002 Employee Incentive Plan. Mr. Hoffner joined the board on July 28, 2005. The annual option grant occurs concurrently upon election or appointment to the board at the prevailing market value on date of issuance with vesting ratably each month over 12 months.

Board Compensation Committee Report on Executive Compensation

Shells manages and operates full service, mid-priced, casual dining seafood restaurants. One of our central goals is to ensure that our remuneration policy enables us to attract, retain and reward capable employees who can contribute, both short and longer-term, to our success. Equity participation and a strong alignment to stockholders’ interests are key elements of our compensation philosophy.

Our executive compensation program consists of three parts: base salary, bonus and stock options. In awarding salary increases and bonuses, we considered whether the compensation package as a whole adequately compensated each executive for Shells’ performance during fiscal 2004 and that executive’s contribution to this performance.

Base salary represents the fixed component of the executive compensation program. Our practice generally is to maintain base salaries at approximately competitive industry averages. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar restaurant companies. Periodic increases in base salary relate to individual contributions to our overall performance and relative marketplace competitiveness.

Bonuses represent the variable component of the executive compensation program that is tied to our performance and individual achievement. To the extent deemed appropriate, our policy is to grant bonuses as a portion of the compensation paid to Shells’ management personnel. In determining bonuses, we consider factors such as our performance during the year and the individual’s contribution to that performance. During fiscal 2002, we adopted an executive and management bonus program specifying criteria relating to the Company’s financial performance as well as individual contributions to Shells.

We believe that an important goal of the executive compensation program should be to provide executives and key employees—who have significant responsibility for the management, growth and future success of Shells—with an opportunity to increase their ownership in Shells and the potential for financial gain from increases in our stock price. This approach ensures that the interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of Shells are granted stock options which give them a right to purchase shares of common stock at a specified price in the future. The grant of options is based primarily on an employee’s potential contribution to Shells’ growth and financial results. In determining the size of option grants, we also consider the number of options owned by such officer, the number and exercise price of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the common stock and will only have value if our stock price increases. Generally, grants of options vest over time, and the individual must be employed by Shells for the options to vest.

On July 1, 2003, Shells entered into a two-year employment agreement with Leslie J. Christon, pursuant to which she serves as President and Chief Executive Officer. The employment agreement provided for an annual base compensation of $275,000 during fiscal 2004 and supplemental discretionary bonuses, as determined by the Stock Option Committee. In determining Mrs. Christon’s compensation, we considered the pay practices of other companies in the restaurant industry as well as her potential contribution to our future performance.

Stock Option and Compensation Committee

Philip R. Chapman, Chairman
Robert Ellin

 Compensation Committee Interlocks and Insider Participation

In fiscal 2004, Messrs. Chapman and Ellin served on our Stock Option and Compensation Committee. In January 2002, we raised $2.0 million in the financing transaction described earlier in this prospectus. In accordance with the terms of an Investors Rights Agreement entered into in connection with this financing, each of the investment entities which participated in the financing transaction, SIP and Banyon, was entitled to nominate three of the seven members who were to be elected to our board of directors. On June 23, 2004, SIP sold to GCM and Trinad the $1.0 million promissory note issued to SIP, and GCM and Trinad acquired the rights of SIP to nominate the three individuals to serve as board members under the Investor Rights Agreement. The $1.0 million promissory note issued to Banyon was sold to Frederick R. Adler, one of our principal stockholders, in April 2004. Banyon’s right to nominate three individuals to serve on our board of directors was transferred to Mr. Adler in connection with the sale of the promissory note.

Jay A. Wolf and Gary L. Herman were nominated by GCM and Trinad, and elected, to serve as our board members. Messrs. Wolf and Herman are affiliated with GCM and Trinad. Philip R. Chapman, who was nominated to serve on the Board of Directors by Banyon, is a co-managing member of Banyon, and the son-in-law of Mr. Adler. In accordance with the terms of the Investor Rights Agreement, the right to nominate individuals for election to our Board terminated upon the repayment in full of the $2.0 million aggregate principal amount of the promissory notes in connection with the May 2005 financing described earlier in this prospectus.

In fiscal 2004, Leslie J. Christon participated in deliberations of the Stock Option and Compensation Committee regarding executive compensation. However, Mrs. Christon did not participate in deliberations concerning her own compensation.

OUR STOCK PRICE PERFORMANCE

The following graph compares cumulative total return of our common stock with the cumulative total return of (i) the Russell 2000 Index and (ii) the Nations Restaurant News Stock Index (the “Peer Index”). The graph assumes (a) $100 was invested on January 3, 2000 (the first day of our fiscal 2000) in each of our Common Stock, the stocks comprising the Russell 2000 Index and the stocks comprising the Peer Index, and (b) the reinvestment of dividends, if any.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
SHELLS SEAFOOD RESTAURANTS, INC., RUSSELL 2000 INDEX,
AND NATIONS RESTAURANT NEWS STOCK INDEX

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 28, 2005 and as adjusted to reflect the sale of the common stock being registered for resale under this prospectus by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are, or within 60 days after the date of this prospectus will become, exercisable, but excludes shares of common stock underlying options or warrants held by any other person (whether or not excisable within 60 days).

The amounts and percentage of common stock beneficially owned after the offering are calculated based on (i) 32,663,137 shares of common stock outstanding assuming the issuance of 9,992,100 shares of common stock upon the conversion of our Series B Convertible Preferred Stock and the issuance of 6,967,300 shares of common stock upon the exercise of warrants and (ii) the assumption that all of the shares being registered for resale under this prospectus have been sold.

	Prior to This Offering		After This Offering
Name and Address of Beneficial Owner	Beneficial Ownership Amount	Percent of Class	Beneficial Ownership Amount	Percent of Class

Philip R. Chapman 750 Lexington Avenue, 18th Floor New York, NY 10022 (1)	4,546,682	28.84%	92,667	*

Leslie J. Christon (2)	312,374	1.95%	312,374	*

Michael R. Golding 439 Newman Springs Road Lincroft, NJ 07738 (3)	36,667	*	36,667	*

Gary L. Herman Galloway Capital Management, LLC 1325 Avenue of Americas, 26th floor New York, NY 10019 (4)	512,607	3.26%	31,355	*

John F. Hoffner 1271 Dejarnet Place Greensboro, GA 30642 (5)	12,500	*	12,500	*

Christopher D. Illick 154 Mercer Street Princeton, NJ 08540 (6)	85,270	*	85,270	*

Jay A. Wolf c/o Trinad Capital, L.P. 2121 Avenue of the Stars, Suite 1650 Los Angeles, CA 90067 (7)	26,667	*	26,667	*

Guy C. Kathman (8)	33,333	*	33,333	*

Warren R. Nelson (9)	257,482	1.62%	257,482	*

Christopher R. Ward, Sr. (10)	13,333	*	13,333	*

James Adler c/o VENAD Administrative Services, Inc. 750 Lexington Ave., 18th floor New York, NY 10022 (11)	4,454,015	28.36%	0	*

Banyon Investment, LLC 750 Lexington Avenue, 18th Floor New York, NY 10022	4,454,015	28.36%	0	*

Robert S. Ellin c/o Trinad Capital, L.P. 2121 Avenue of the Stars, Suite 1650 Los Angeles, CA 90067 (12)	3,556,315	21.70%	16,667	*

Trinad Advisors GP, LLC 153 East 53rd Street, 48th floor New York, NY 10022 (13)	3,539,648	21.62%	0	*

Trinad Capital, L.P. 153 East 53rd Street, 48th floor New York, NY 10022 (13)	3,539,648	21.62%	0	*

Frederick R. Adler 1520 South Ocean Blvd. Palm Beach, FL 33480 (14)	3,669,416	21.37%	1,204,426	3.69%

Bruce Galloway Galloway Capital Management LLC 1325 Avenue of Americas, 26th floor New York, NY 10019 (15)	2,724,826	16.89%	281,000	*

Lagunitas Partners, LP 50 Osgood Place, PH San Francisco, CA 94133 (16)	2,600,010	14.20%	0	*

Pequot Scout Fund, LP c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880 (17)	2,467,020	13.58%	0	*

Drawbridge Global Macro Master Fund LTD 1251 Avenue of Americas New York, NY 10020 (18)	1,680,000	9.66%	0	*

Pequot Mariner Master Fund, LP c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880 (19)	1,532,970	8.89%	0	*

JMP Securities LLC 600 Montgomery Street, Suite 1100 San Francisco, CA 94111 (20)	1,129,530	6.71%	0	*

All directors and executive officers as a group (10 persons) (21)	5,836,915	35.4%	901,648	2.70%

(1)
Includes (i) 4,454,015 shares of our common stock owned by Banyon Investment, LLC, and (ii) 62,667 shares of our common stock which may be acquired through the exercise of options held by Mr. Chapman. Does not include options to purchase 33,333 shares of our common stock which are not exercisable within 60 days of August 28, 2005. Mr. Chapman and James Adler are co-managing members of Banyon Investment, LLC and share voting and investment powers.

(2)
Includes 297,374 shares of our common stock which may be acquired through the exercise of options. Does not include options to purchase 900,000 shares of our common stock which are not exercisable within 60 days of August 28, 2005.

(3)
Consists of 36,667 shares of our common stock which may be acquired through the exercise of options. Does not include options to purchase 33,333 shares of our common stock which are not exercisable within 60 days of August 28, 2005.

(4)
Includes: (i) 387,502 shares of our common stock owned by Galloway Capital Management, LLC; (ii) 26,667 shares of our common stock which may be acquired through the exercise of options; and (iii) 4,688 shares of our common stock owned by a trust for the benefit of Mr. Herman’s children. Does not include options to purchase 33,333 shares of our common stock which are not exercisable within 60 days of August 28, 2005. Mr. Herman is a managing member of Galloway Capital Management, LLC and GCM Shells Seafood Partners, LLC, and the trustee of the aforementioned trust.

(5)
Consists of 12,500 shares of our common stock which may be acquired through the exercise of options. Does not include options to purchase 37,500 shares of our common stock which are not exercisable within 60 days of August 28, 2005.

(6)
Consists of 85,270 shares of our common stock which may be acquired through the exercise of options. Does not include options to purchase 8,730 shares of our common stock which are not exercisable within 60 days of August 28, 2005.

(7)
Consists of 26,667 shares of our common stock which may be acquired through the exercise of options. Does not include options to purchase 33,333 shares of our common stock which are not exercisable within 60 days of August 28, 2005.

(8)
Consists of 33,333 shares of our common stock which may be acquired through the exercise of options. Does not include options to purchase 266,667 shares of our common stock which are not exercisable within 60 days of August 28, 2005.

(9)
Includes 192,214 shares of our common stock which may be acquired through the exercise of options. Does not include options to purchase 294,762 shares of our common stock which are not exercisable within 60 days of August 28, 2005.

(10)
Consists of 13,333 shares of our common stock which may be acquired through the exercise of options. Does not include options to purchase 116,667 shares of our common stock which are not exercisable within 60 days of August 28, 2005.

(11)
Consists of 4,454,015 shares of our common stock owned by Banyon Investment, LLC. James Adler recently replaced Catherine R. Adler as a managing director of Banyon Investment, LLC. As a result, James Alder and Philip Chapman are co-managing members of Banyon Investment, LLC and share voting and investment powers. Does not include any shares held by Frederick R. Adler. James Adler is an adult son of Frederick R. Adler.

(12)
Consists of: (i) 2,871,548 shares of our common stock owned by Trinad Capital, LP, (ii) 22,270 units purchased by Trinad Capital, LP in our May 2005 private financing which consists of 22,270 shares of our Series B Convertible Preferred Stock (initially convertible into 445,400 shares of our common stock) and warrants to purchase 222,700 shares of our common stock, and (iii) 16,667 shares of our common stock which may be acquired through the exercise of options. Mr. Ellin is a managing member of Trinad Advisors GP, LLC which is the general partner of Trinad Capital, LP.

(13)
Consists of 2,871,548 shares of our common stock owned by Trinad Capital, LP, and 22,270 units purchased in our May 2005 private financing which consists of 22,270 shares of our Series B Convertible Preferred Stock (initially convertible into 445,400 shares of our common stock) and warrants to purchase 222,700 shares of our common stock. Trinad Advisors GP, LLC is the general partner of Trinad Capital, LP.

(14)
Includes 48,833 units purchased in our May 2005 private financing and 10,100 shares of our common stock held by 1520 Partners LP. The 48,833 units consists of 48,833 shares of our Series B Convertible Preferred Stock (initially convertible into 976,660 shares of our common stock) and warrants to purchase 488,330 shares of our common stock.

(15)
Consists of: (i) 387,502 shares of our common stock owned by Galloway Capital Management, LLC; (ii) 2,180,224 shares of our common stock owned by the Bruce Galloway, IRA R/O; (iii) 93,100 shares of our common stock owned by Jacombs Trading, Inc.; and (iv) 64,000 shares of our common stock owned by a trust for the benefit of Mr. Galloway’s children. Mr. Galloway is a managing member of Galloway Capital Management, LLC and GCM Shells Seafood Partners, LLC, the beneficiary and manager of the Bruce Galloway, IRA R/O, a majority shareholder of Jacombs Trading, Inc., and trustee of the aforementioned trust.

(16)
Consists of 86,667 units purchased in our May 2005 private financing. The 86,667 units consist of 86,667 shares of our Series B Convertible Preferred Stock (initially convertible into 1,733,340 shares of our common stock) and warrants to purchase 866,670 shares of our common stock.

(17)
Consists of 82,234 units purchased in our May 2005 private financing. The 82,234 units consist of 82,234 shares of our Series B Convertible Preferred Stock (initially convertible into 1,644,680 shares of our common stock) and warrants to purchase 822,340 shares of our common stock.

(18)
Consists of 56,000 units purchased in our May 2005 private financing. The 56,000 units consist of 56,000 shares of our Series B Convertible Preferred Stock (initially convertible into 1,120,000 shares of our common stock) and warrants to purchase 560,000 shares of our common stock.

(19)
Consists of 51,099 units purchased in our May 2005 private financing. The 51,099 units consist of 51,099 shares of our Series B Convertible Preferred Stock (initially convertible into 1,021,980 shares of our common stock) and warrants to purchase 510,990 shares of our common stock.

(20)
JMP Securities LLC acted as the placement agent in our May 2005 private financing and received warrants to purchase 37,651 units as a portion of their fees. The 37,651 units consist of 37,651 shares of our Series B Convertible Preferred Stock (initially convertible into 753,020 shares of our common stock) and warrants to purchase 376,510 shares of our common stock.

(21)
Includes 786,692 shares of our common stock which may be acquired through the exercise of options. Does not include options to purchase an aggregate of 1,757,658 shares of our common stock which are not exercisable within 60 days of August 28, 2005.

Certain information in the table and its footnotes is derived from filings made with the Securities and Exchange Commission or supplemental information received from various of the entities named in this table.

____________________

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information set forth below briefly describes certain transactions between Shells and certain parties who or which may be deemed to be affiliated with us.

In January 2002, we raised $2.0 million in the financing transaction described earlier in this prospectus. In accordance with the terms of an Investors Rights Agreement entered into in connection with this financing, each of the investment entities which participated in the financing transaction, SIP and Banyon, was entitled to nominate three of the seven members who were to be elected to our board of directors. On June 23, 2004, SIP sold to GCM and Trinad the $1.0 million promissory note issued to SIP, and GCM and Trinad acquired the rights of SIP to nominate the three individuals to serve as board members under the Investor Rights Agreement. The $1.0 million promissory note issued to Banyon was sold to Frederick R. Adler, one of our principal stockholders, in April 2004. Banyon’s right to nominate three individuals to serve on our board of directors was transferred to Mr. Adler in connection with the sale of the promissory note.

Jay A. Wolf and Gary L. Herman, the individuals nominated by GCM and Trinad to serve as Board members, are members of GCM and Trinad. Philip R. Chapman, our Chairman of the Board, and James Adler, the adult son of Frederick R. Adler, are co-managing members of Banyon. Certain other family members of Frederick R. Adler also are members of Banyon. The financing transaction was approved by a special committee of the Board, comprised of the then disinterested members of the Board. Although we believe that the transaction was on terms no less favorable than would have been available from unaffiliated third parties in arm’s length transactions, there can be no assurance that this is the case. In accordance with the Investor Rights Agreement (now expired), each of GCM, Trinad and Banyon nominated individuals (Messrs. Ellin, Herman and Wolf in the case of GCM and Trinad, and Messrs. Chapman and Illick and Dr. Golding in the case of Banyon) to serve as members of our Board of Directors during fiscal 2004.

In August 2004, we agreed with the holders of the $2.0 million of promissory notes to an extension of the term of the notes from their original maturity date of January 31, 2005 to January 31, 2007. In connection with this extension, we issued warrants to purchase 400,000, 600,000 and 1,000,000 shares of our common stock, respectively, to GCM, Trinad and Frederick R. Adler.

In October 2004, GCM sold the principal amount of its note and the related warrants to the Bruce Galloway, IRA R/O. GCM retained the deferred interest on the note and the right to nominate individuals to serve on our Board of Directors pursuant to the Investor Rights Agreement.

On December 28, 2004, we entered into a consulting agreement with Lawrence Wolf, the father of Jay A. Wolf, a member of our Board of Directors. The consulting agreement has a one year term, and under it, Mr. Lawrence Wolf is to assist Shells in providing marketing services, including guidance toward building our creative strategy around the “Shells” brand positioning and providing support in coordinating our media production. As compensation, Mr. Lawrence Wolf received options, pursuant to our 2002 Equity Incentive Plan, to purchase 130,000 shares of our common stock at an exercise price of $0.83, the market price of the common stock on the date of grant. The options fully vest on the first anniversary of the grant date.

In March 2005, Trinad, Bruce Galloway and Frederick R. Adler provided us with a $1.6 million revolving line of credit, which was to mature on the earlier of March 31, 2006 or the closing of a financing providing us not less than $1.6 million of net proceeds. Trinad, Bruce Galloway and Frederick R. Adler are each security holders who beneficially own more than five percent of our common stock. The percentage interests of Trinad, Bruce Galloway and Frederick R. Adler in the transaction are 30%, 20% and 50%, respectively. Amounts drawn under the line of credit bear interest at the rate of 15% per annum, payable 8% monthly in arrears and 7% deferred until the maturity date. These investors received a fee of $80,000, in the aggregate, for extending the credit line to Shells, paid to each investor pro rata in accordance with each investor’s percentage interest. In May 2005, Trinad, Bruce Galloway and Frederick R. Adler agreed to extend the maturity date under the line of credit to May 23, 2007 for no additional consideration.

On May 24, 2005, we raised approximately $6.9 million in a private offering of our securities to accredited investors. The securities sold in the offering were units. Each unit consisted of a share of Series B Convertible Preferred Stock (initially convertible into 20 shares of our common stock, subject to certain specified adjustments, if applicable) and a warrant to purchase ten (10) shares of our common stock at an exercise price of $1.30 per share. As part of this transaction, Frederick R. Adler used $500,000 principal amount of his note to exercise the warrants to purchase 1,000,000 shares of common stock, issued to him in August 2004; and Frederick R. Adler, Trinad and the Bruce Galloway, IRA R/O converted all the remaining secured promissory notes (originally issued by us to the investors in the January 2002 financing) held by them into units being sold in the offering. Upon the repayment of the notes, the Investor Rights Agreement terminated and the rights of Frederick R. Adler, Trinad and GCM to nominate individuals for election to our board of directors ceased to exist.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 60 million shares, consisting of 58 million shares of common stock, $.01 par value, and 2 million shares of preferred stock, $.01 par value.

As of August 28, 2005, there were:

•	15,703,737 shares of our common stock outstanding, which are held of record by 244 stockholders;

•	23,731 shares of Series A 5% Preferred Stock outstanding, convertible into 176,375 shares of our common stock which are held of record by 17 stockholders; and

•	461,954 shares of Series B Convertible Preferred Stock outstanding, convertible into 9,239,080 shares of common stock, which are held of record by 19 stockholders.

32,663,137 shares of common stock and 23,731 shares of Series A Preferred Stock will be issued and outstanding after giving effect to (i) the issuance of 6,590,790 shares of common stock upon the exercise of the common stock warrants held by the selling stockholders, (ii) the conversion of 461,954 shares of Series B Convertible Preferred Stock into 9,239,080 shares of common stock, and (iii) the issuance 376,510 shares of common stock upon the exercise of warrants and 753,020 shares of common stock upon the conversion of 37,651 shares of Series B Convertible Preferred Stock, which are issuable upon the exercise of the unit warrant issued to the placement agent in our May 2005 financing.

The following description summarizes information about our capital stock. This information does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law, the state in which we are incorporated.

Common Stock

Holders of common stock are entitled to one vote in respect of each share of common stock held on each matter voted upon by the stockholders. Holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of our authorized capital stock.

Holders of common stock are entitled to receive any dividends that may be declared from time to time by our board of directors, subject to any preferential dividend rights of outstanding preferred stock, requirements with respect to the setting aside of sums as sinking funds or redemption or purchase accounts, and any other conditions which may be fixed by our board of directors. In the event of our liquidation, distribution or sale of assets, dissolution or winding up, holders of common stock will be entitled to receive proportionately (inclusive of applicable preferred stock, on an as converted basis) any of our assets remaining, tangible and intangible, after distribution in full of the preferential amount to be distributed to the holders of any outstanding preferred stock.

Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock offered by the selling stockholders in this offering, when issued, will be, validly issued, fully paid and non-assessable. The rights and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

Our board of directors has the authority, without further action by stockholders, to issue up to 2 million shares of preferred stock from time to time in one or more series. No holder of any of the shares of any series of preferred stock has any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase in our authorized capital stock. Subject to the foregoing limitation on preemptive rights, our board of directors has the authority to fix the designation, powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of such series, any or all of which may be greater than the rights of holders of common stock.

The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. It may also have the effect of delaying, deferring or preventing a change in control of our company.

Series A 5% Convertible Preferred Stock

On October 24, 2001, we issued 66,862 shares of Series A 5% Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) in consideration for the cancellation of $669,000 of trade indebtedness by our trade creditors. The shares were issued exclusively to “accredited investors” as defined in Rule 501(a) under the Securities Act. We did not receive any cash proceeds in connection with the issuance of the Series A Preferred Stock.

Each share of Series A Preferred Stock is convertible by the holder into five shares of our common stock (subject to adjustments for stock dividends, combinations or subdivisions of common stock, reclassification and reorganization). The Series A Preferred Stock has a liquidation preference equal to $10.00 per share, plus any declared but unpaid dividends. Dividends on the Series A Preferred Stock, payable in cash at the rate of 5% of the liquidation value ($10.00) per annum, are payable annually, when, as and if declared by our board of directors out of funds legally available for the payment of dividends. Dividends on the Series A Preferred Stock are not cumulative. To date, no dividends have been declared or paid on the Series A Preferred Stock.

Except in regards to voting upon a proposed amendment of the Certificate of Incorporation that would adversely alter or change the powers, preferences or special rights of the Series A Preferred Stock, the holders of the Series A Preferred Stock have no right to vote at any regular or special meeting of the stockholders. The Series A Preferred Stock are redeemable upon notice by Shells at any time, in whole or in part, for a redemption price of $10.00 per share. There is no sinking fund requirement for redemption of the Series A Preferred Stock.

During July and August 2005, investors converted 11,544 shares of Series A Preferred Stock into 57,720 shares of our common stock. During May 2004, investors converted 28,273 shares of Series A Preferred Stock into 141,365 shares of our common stock. During January 2003, investors converted 3,314 shares of Series A Preferred Stock into 16,570 shares of our common stock.

Series B Convertible Preferred Stock

In May 2005, we issued 461,954 units of securities in a private offering of our securities to accredited investors. Each unit consisted of one shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), which is initially convertible into 20 shares of our common stock, subject to certain specified adjustments under certain circumstances (as described below), and a warrant to purchase 10 shares of our common stock at an exercise price of $1.30 per share.

Holders of Series B Preferred Stock have the right, at the holder’s option at any time and from time to time, to convert any share of Series B Preferred Stock into such number of fully paid and nonassessable shares of common stock as is obtained by dividing (i) $15.00 (adjusted appropriately in the event the shares of Series B Preferred Stock are subdivided into a greater number, whether by stock split, stock dividend, reclassification or otherwise, or combined into a lesser number, whether by reverse stock split, reclassification or otherwise) plus all declared and unpaid dividends on the shares by (ii) the conversion price of $0.75 per share or, in case an adjustment of such conversion price has taken place, then the conversion price as last adjusted and in effect at the date any shares of Series B Preferred Stock are surrendered for conversion.

Each share of Series B Preferred Stock that is issued and outstanding at 5:00 P.M. New York City time on May 23, 2015 will automatically be converted into the number of shares of our common stock into which such shares of Series B Preferred Stock are then convertible as set forth above without any further action by any holder of such shares and whether or not the certificate(s) representing such shares are surrendered to us or our transfer agent.

Except as may be otherwise provided in the Certificate of Designations of Series B Preferred Stock or otherwise required by applicable law, the Series B Preferred Stock votes together with our common stock as a single class on all actions to be taken by our stockholders. For so long as any of the shares of Series B Preferred Stock are outstanding, we cannot, without the affirmative vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding: (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Certificate of Designations of Series B Preferred Stock; (ii) authorize or create any class of stock ranking as to a distribution of assets upon a liquidation event senior to or pari passu with the Series B Preferred Stock; or (iii) issue any additional shares of the Series A Preferred Stock, or alter or change the powers, preferences or rights given to the Series A Preferred Stock.

Upon any dissolution, liquidation or winding-up, whether voluntary or involuntary, or unless otherwise agreed in writing by holders of at least a majority of the outstanding Series B Preferred Stock, any merger, consolidation, reorganization or other similar transaction or series of transactions of ours or any of our subsidiaries into or with any other entity, or a sale, conveyance, mortgage, transfer, license, pledge, lease or other disposition of all or substantially all of our assets or any of our subsidiaries, or any other transaction, in all instances in which the holders of the outstanding voting securities of Shells immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity immediately following such transaction, the holders of Series B Preferred Stock are entitled to be paid out of the assets of Shells legally available for distribution to our stockholders, before any payment is made to the holders of our common stock.

If our board of directors shall declare a dividend payable upon the then outstanding shares of our common stock, our board of directors shall declare at the same time a dividend upon each outstanding share of Series B Preferred Stock, payable at the same time as the dividend paid on our common stock, in an amount per share of the Series B Preferred Stock equal to the amount payable on the largest number of whole shares of our common stock into which each share of the Series B Preferred Stock is then convertible pursuant to our Certificate of Designations of Series B Convertible Preferred Stock.

We have agreed to use reasonable best efforts to prepare and file with the SEC, within 45 days after the closing of the May 2005 financing, a registration statement to enable the resale of the shares of common stock issuable upon the conversion of the Series B Preferred Stock. See “Registration Rights” below for additional information.

Warrants

In connection with the 2002 financing, we issued to each of SIP and Banyon warrants to purchase 4,454,015 shares of common stock at an exercise price of $0.16 per share. Any warrants then still outstanding automatically converted into shares of common stock on January 31, 2005 pursuant to a mandatory cashless exercise provision in the warrant agreements. SIP transferred warrants to purchase an aggregate of 4,008,615 shares of common stock to Galloway Capital Management, LLC, GCM, Trinad and Atlantis Equities, Inc. SIP retained warrants to purchase 445,400 shares of common stock. The transferred warrants were exercised at $0.16 per share, resulting in the issuance of 4,008,615 shares of common stock. The warrants retained by SIP to purchase 445,400 shares of common stock were exercised by a “cashless exercise” on January 31, 2005 resulting in the issuance of 350,381 shares of common stock. Banyon exercised its warrants to purchase 4,454,015 shares of common stock.

We issued to GCM, Trinad and Frederick R. Adler in the aggregate warrants to purchase 2,000,000 shares of common stock, on August 4, 2004, in connection with the extension of the maturity date of the $2.0 million private financing transaction to January 31, 2007. Warrants to purchase 600,000 shares of common stock at the exercise price of $0.50 were exercised by Trinad and warrants to purchase 400,000 shares of common at the exercise price of $0.50 were exercised by The Bruce Galloway, IRA R/O (transferred from GCM in October 2004). Warrants to purchase 1,000,000 shares were also exercised at the exercise price of $0.50 per share by Frederick R. Adler. The proceeds of the warrant exercises were used to pay down the principal amount of the note held by each of these entities.

In December 2004, we sold $2,375,000 principal amount of debentures and warrants to purchase an aggregate of 1,187,500 shares of our common stock. The debentures matured on April 5, 2005, and, to the extent not converted into units in our May 2005 financing, were fully repaid in May 2005. The warrants issued in connection with the $2,375,000 debenture offering are exercisable through December 7, 2010, at an exercise price of $0.60 per share. The number and kind of securities purchasable upon the exercise of these warrants, and the exercise price are subject to adjustment from time to time upon the occurrence of certain events, such as the payment of dividends or the making of a distribution to holders of outstanding common stock by us, the subdivision of outstanding shares of common stock into a greater number of shares or combination of outstanding shares of common stock into a smaller number of shares of common stock, or our issuance of any shares of capital stock in a reclassification of common stock. In order to prevent dilution of the exercise rights of these warrants, the exercise price is subject to adjustment from time to time, with certain exception, whenever we issue or transfer any shares of our common stock or issue rights, warrants, options or securities or debt convertible, exercisable, or exchangeable for shares of our common stock for a consideration per share less than the exercise price of the warrants.

In May 2005, we issued 461,954 units of securities in a private offering of our securities to accredited investors. The 461,954 units consist of 461,954 shares of our Series B Preferred Stock and warrants to purchase 4,619,540 shares of our common stock at an exercise price of $1.30 per share. These warrants are exercisable immediately through May 27, 2010. The number and kind of securities purchasable upon the exercise of these warrants and the exercise price are subject to adjustment from time to time upon the happening of any of the following events. In case we (i) pay a dividend in shares of our common stock or make a distribution in shares of our common stock to holders of our outstanding common stock, (ii) subdivide our outstanding shares of common stock into a greater number of shares, (iii) combine our outstanding shares of common stock into a smaller number of shares of common stock, or (iv) issue any shares of our capital stock in a reclassification of our common stock, then the number of shares purchasable upon exercise of these warrants immediately prior to the exercise will be adjusted so that the holder of the warrants will be entitled to receive the kind and number of shares or other securities of Shells which it would have owned or would have been entitled to receive had the warrants been exercised in advance of the triggering event. Upon each adjustment of the kind and number of shares or other securities of Shells which are purchasable under these warrants, the holder of these warrants will be entitled to purchase the number of shares or other securities resulting from the adjustment at an exercise price per share or other security obtained by multiplying the exercise price in effect immediately prior to the adjustment by the number of shares purchasable pursuant to the warrants immediately prior to the adjustment and dividing by the number of shares or other securities of Shells purchasable under the warrants resulting from the adjustment.

In addition to the 461,954 units of securities sold in our May 2005 private financing, we granted to JMP Securities LLC, the placement agent in the financing, warrants to purchase 37,651 units at a purchase price of $15.00 per unit. The Series B Preferred Stock issuable upon exercise of these warrants to purchase units have the same adjustment, anti-dilution, conversion and registration rights and obligations as the Series B Preferred Stock issued to our other investors in our May 2005 private financing. The adjustment rights of the warrants to purchase common stock are the same as the adjustment rights of the warrants to purchase common stock issued to our investors in our May 2005 private offering.

Registration Rights

We have agreed to use reasonable best efforts to prepare and file with the SEC, within 45 days after the closing of the May 2005 financing, a registration statement to enable the resale of the shares of common stock issuable upon the conversion of the Series B Preferred Stock issued in our May 2005 financing, shares of common stock issued or issuable upon exercise of the warrants issued in the financing and all shares of common stock issued or issuable in respect of the shares referred to above by virtue of any stock split, stock dividend, recapitalization or similar event by the investors on a delayed or continuous basis under Rule 415 of the Securities Act. If the registration statement is not filed with the SEC within 45 days after the closing of the May 2005 financing, we are required to pay to the investors liquidated damages in the amount of 1.0% of the total purchase price of the units purchased by the investor in the May 2005 financing, and an additional 1.0% of the total purchase price of the units purchased by the investor for each full 30-day period, or partial portion of the 30-day period, that the registration statement has not been filed with the SEC. In addition, if the failure to become effective is primarily due to our fault, we will be required to pay to the investor liquidated damages in the amount of (i) 1.0% of the total purchase price of the units purchased by the investor in the event the registration statement has not been declared effective by the SEC within 90 days after the filing of the registration statement, and (ii) an additional 1.0% of the total purchase price of the units purchased by the investor for each 30-day period, or partial portion of the 30-day period, in the event the registration statement has not been declared effective by the SEC within 120 days after the filing of the registration statement, until the registration statement has been declared effective by the SEC. In connection with the placement agent warrants to purchase units issued to JMP Securities LLC, the underlying shares of common stock issuable upon the conversion of the Series B Preferred Stock and the shares of common stock issuable upon the exercise of the warrants to purchase common stock (both, to the extent the warrants to purchase units are exercised) have all of the rights of registration granted to the common stock issuable upon conversion of the Series B Preferred Stock or exercise of the warrants issued in our May 2005 financing described above.

In regards to the warrants issued to investors in our December 2004 financing, we have agreed to notify all holders of the warrants issued in writing at least thirty (30) days before the filing of any registration statement under the Securities Act for purposes of effectuating a public offering of our securities and to use our best efforts to afford each holder an opportunity to include in such registration statement all or any part of the warrant shares issued or issuable upon exercise of the warrant issued in the December 2004 financing then held by such holder.

In regards to the warrants issued to GCM, Trinad and Frederick R. Adler in connection with the August 2004 extension of the maturity date of promissory notes issued in our 2002 financing, we have agreed that, with certain exceptions, at any time after January 1, 2003 and after receipt of a written request from the holders of at least 50 % of the shares of common stock issued or issuable upon the exercise of the warrants stating that registration of the shares of common stock held by them issued or issuable upon the exercise of the warrants is desired, we will, after giving notice, use our reasonable best efforts to prepare, file and cause a registration statement to be effective under the Securities Act and remain effective for six months or a shorter period of time if all shares involved are sold. In addition to this “demand registration right”, we have agreed that in the event that we propose to file a registration statement under the Securities Act with respect to any equity securities, we will give written notice of such to all of the warrant holders at least twenty (20) days before the anticipated filing. The notice will offer to the warrant holders the opportunity to include in such registration statement such number of shares of common stock issuable upon exercise of these warrants as the warrant holders may request.

In our 2002 financing, we have agreed that, in regards to the warrants issued, with certain exceptions, at any time after January 1, 2003 and after receipt of a written request from the holders of at least 50 % of the shares of common stock issued or issuable upon the exercise of the warrants stating that registration of the shares of common stock held by them issued or issuable upon the exercise of the warrants is desired, we will, after giving notice, use our reasonable best efforts to prepare, file and cause a registration statement to be effective under the Securities Act and remain effective for six months or a shorter period of time if all shares involved are sold. In addition to this “demand registration right,” we have agreed that in the event that we propose to file a registration statement under the Securities Act with respect to any equity securities, we will give written notice of such to all of the warrant holders at least twenty (20) days before the anticipated filing. The notice will offer to the warrant holders the opportunity to include in such registration statement such number of shares of common stock issuable upon exercise of these warrants as the warrant holders may request.

  Anti-Takeover Effects of Delaware Laws and our Certificate of Incorporation and Bylaws

Our certificate of incorporation and the Delaware General Corporation Law (the “DGCL”) contain provisions that may delay or prevent an attempt by a third party to acquire control of us. These provisions include the requirements of Section 203 of the DGCL. In general, Section 203 prohibits, for a period of three years, designated types of business combinations, including mergers, between us and any third party that owns 15% or more of our common stock. This provision does not apply if:

•	our board of directors approves of the transaction before the third party acquires 15% of our stock;

•	the third party acquires at least 85% of our stock at the time its ownership goes past the 15% level; or

•	our board of directors and two-thirds of the shares of our common stock not held by the third party vote in favor of the transaction.

Our certificate of incorporation also authorizes us to issue, from time to time in one or more series, shares of preferred stock with terms fixed by the board of directors, subject to the limitation that no holder of any of the shares of any class or series of stock shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of an increase of our authorized capital stock. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult for a person or group to acquire control of us.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

  Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages and breaches of directors’ fiduciary duties. Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as it now exists or as it may be amended in the future, a director will not be personally liable to us or our stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, as it now exists or as it may be amended in the future; or

•	for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we will indemnify any person who:

•
was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he or she is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

•
was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he or she is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and except that we will not indemnify any such person in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

The DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by this section of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under the DGCL.

We carry directors’ and officers’ insurance providing indemnification to our directors, officers and certain employees for some liabilities. We believe that the indemnification provisions of our certificate of incorporation and bylaws and this insurance coverage are useful to attract and retain qualified directors and executive officers.

There is no currently pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

Our common stock is listed on the OTC bulletin board under the symbol “SHLL.OB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain material United States federal income tax considerations related to the ownership and disposition of our common stock that may be relevant to you if you acquire our common stock pursuant to this offering. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. The Internal Revenue Service is referred to as “IRS” in this summary.

This summary discusses only the tax consequences to the investors who purchase our common stock pursuant to this offering and does not discuss the tax consequences applicable to subsequent purchasers of our common stock. This summary deals only with common stock held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax considerations that may be relevant to holders of our common stock in light of their particular circumstances or to holders of common stock subject to special rules, such as financial institutions, regulated investment companies, holders subject to the alternative minimum tax, insurance companies, pension funds, tax-exempt organizations, partnerships or other pass-through entities, dealers in securities or currencies, traders who elect to mark to market their securities or persons holding the common stock as part of a hedging or constructive sale transaction, “straddle,” conversion transaction, or other integrated transaction, or holders of the common stock whose functional currency is not the United States dollar or persons who acquired our common stock in compensatory transactions. In addition, this summary does not discuss any United States tax consequences to a Non-U.S. Holder (as defined below) that is a controlled foreign corporation, passive foreign investment company, foreign personal holding company, corporation that accumulates earnings to avoid U.S. federal income tax, or a U.S. expatriate. This summary does not address any state, local or non-United States tax considerations, or tax considerations under other federal tax laws (such as estate and gift tax laws).

We have not requested a ruling from the IRS on the tax consequences of owning our common stock. As a result, the IRS could disagree with portions of this discussion. Persons considering the purchase of our common stock should consult with their own tax advisors about the application of the United States federal income tax laws to their particular situations, as well as any tax considerations under other United States federal tax laws, and the laws of any state, local or foreign jurisdiction.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of common stock that is, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, partnership or other entity treated as a corporation, created in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of common stock that is an individual, corporation, trust or estate that is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activity of the partnership. If you are a partner of a partnership holding shares of common stock, we suggest you consult your own tax advisor.

U.S. Holders

Distributions to U.S. Holders

If distributions are paid on the shares of our common stock (other than distributions in liquidation and distributions in redemption of our common stock), these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will constitute a tax-free return of capital that is applied against your tax basis in the common stock to the extent these distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and your tax basis in the common stock will be treated as a gain from the sale or exchange of the common stock, the treatment of which is discussed below. For the tax years 2004 through 2008, non-corporate U.S. Holders are subject to a maximum tax rate on dividends equal to 15%, which corresponds to the maximum tax rate for long-term capital gains; however, certain holding period requirements and other limitations may apply. Under current law for tax years beginning after December 31, 2008, dividends will be taxed at the same rate as other items of ordinary income. U.S. Holders that are corporations may be eligible for a dividend-received deduction in respect of a dividend distribution by us.

Gain on Disposition of Common Stock by U.S. Holders

A U.S. Holder will recognize gain or loss on the sale, exchange or other taxable disposition of our common stock to the extent of the difference between the amount realized on such sale, exchange or other disposition and the holder’s adjusted tax basis in such shares. Such gain or loss generally will constitute capital gain or loss, and will be long-term capital gain or loss, if the holder has held such shares for more than one year at the time of sale or disposition. Non-corporate U.S. Holders are subject to a maximum tax rate of 15% on long-term capital gain (increased to 20% for years after 2008). The deductibility of capital losses by a U.S. Holder is subject to limitations.

Non-U.S. Holders

Distributions to Non-U.S. Holders

Dividends paid to a Non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate or, if an income tax treaty applies and certain certification requirements described below are satisfied, a lower rate specified by the treaty. A Non-U.S. Holder who wishes to claim the benefits of an applicable income tax treaty will be required to provide the appropriate IRS Form W-8 certifying its entitlement to benefits under an income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.

Withholding generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. However, we may elect to withhold on less than the gross amount of the distribution if we determine that the distribution is not paid out of our current or accumulated earnings and profits, based on our reasonable estimates.

A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the IRS.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if a tax treaty applies, attributable to a Non-U.S. Holder’s U.S. permanent establishment, are exempt from U.S. federal withholding tax if the Non-U.S. Holder furnishes to us or our paying agent the appropriate IRS form and other applicable requirements are met. However, dividends exempt from U.S. federal withholding tax because they are “effectively connected” or attributable to a U.S. permanent establishment under an applicable tax treaty are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate specified by an applicable tax treaty.

Gain on Disposition of Common Stock by Non-U.S. Holders

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•
The gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a Non-U.S. Holder’s U.S. permanent establishment. In such case, the Non-U.S. Holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax described above;

•
A Non-U.S. Holder who is an individual holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In such a case, the Non-U.S. Holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses; or

•
We are or have been a “United States real property holding corporation” (a “USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the period such Non-U.S. Holder held our common stock (the shorter period hereinafter referred to as the “lookback period”); provided that if our common stock is regularly traded on an established securities market, this rule will generally not cause any gain to be taxable unless the Non-U.S. Holder owned more than 5% of our common stock at some time during the lookback period. We do not believe that we are a USRPHC and do not expect to become one in the future. However, we could become a USRPHC as a result of future changes in assets or operations.

Information Reporting and Backup Withholding Tax

The amount of dividends paid to each U.S. Holder will be reported annually to the IRS and to each U.S. Holder. A U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to dividends on, and the proceeds from the sale or redemption of, common stock, unless such holder (a) is an entity that is exempt from withholding (including, among others, corporations and certain tax-exempt organizations) and when required, demonstrates this fact, or (b) provides the payor with its correct taxpayer identification number, which, for an individual, is ordinarily his or her social security number, and otherwise complies with applicable requirements of the backup withholding rules.

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

In general, backup withholding will not apply to dividends paid to a Non-U.S. Holder and to proceeds from the disposition of our common stock paid to a Non-U.S. Holder if the holder has provided the required certification that it is a Non-U.S. Holder and neither we nor our paying agents have actual knowledge or reason to know that the holder is a United States person.

Under United States Treasury Regulations, the payment of proceeds from the disposition of our common stock by a Non-U.S. Holder made to or through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, or a foreign partnership with significant United States ownership, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met (and the broker has no actual knowledge to the contrary). Information reporting and backup withholding generally will apply to proceeds of a disposition of our common stock effected at a United States office of any United States or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met.

Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective investor should consult with his own tax adviser regarding U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, holding and disposing of our common stock.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, the resale shares may be sold without registration under state securities laws by reason of Section 18(b)(4)(A) of the Securities Act, subject only to limited notice filings and fees in certain states.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

The consolidated financial statements of Shells Seafood Restaurants, Inc., and subsidiaries at December 28, 2003 and January 2, 2005, and for each of the fiscal years ended December 29, 2002, December 28, 2003 and January 2, 2005, appearing in this prospectus and registration statement have been audited by Kirkland, Russ, Murphy & Tapp P.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Shells Seafood Restaurants, Inc. and Subsidiaries
Tampa, Florida

We have audited the accompanying consolidated balance sheets of Shells Seafood Restaurants, Inc. and Subsidiaries (the “Company”) as of January 2, 2005 and December 28, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended January 2, 2005 (53 weeks), December 28, 2003 (52 weeks) and December 29, 2002 (52 weeks). These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the company at January 2, 2005 and December 28, 2003 and the results of its operations and cash flows for the fiscal years ended January 2, 2005 (53 weeks), December 28, 2003 (52 weeks) and December 29, 2002 (52 weeks) in conformity with accounting principles generally accepted in the United States of America.

KIRKLAND , RUSS , MURPHY & TAPP P.A.
Clearwater, Florida

February 4, 2005, except as to Note 19, which date is March 10, 2005

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 2, 2005	December 28, 2003	July 3, 2005
ASSETS			(Unaudited)
Cash	$2,349,519	$723,939	$2,805,201
Inventories	396,823	382,549	457,348
Other current assets	497,178	265,891	876,126
Receivables from related parties	109,477	110,147	106,651
Total current assets	3,352,997	1,482,526	4,245,326

Property and equipment, net	7,095,922	6,996,095	9,180,236

Goodwill	2,474,407	2,474,407	2,474,407
Other assets	535,376	587,612	621,523
Prepaid rent	59,956	75,577	361,781
TOTAL ASSETS	$13,518,658	$11,616,217	$16,883,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$2,311,584	$2,390,685	$1,786,615
Accrued expenses	2,567,026	2,295,290	2,678,988
Sales tax payable	202,666	168,385	276,570
Convertible debentures and interest payable	2,395,301	-	-
Current portion of long-term debt	515,764	234,247	345,785
Total current liabilities	7,992,341	5,088,607	5,087,958

Notes and deferred interest payable to related parties	2,238,941	2,267,416	-
Long-term debt, less current portion	1,494,845	1,558,245	1,370,504
Deferred rent	849,287	1,053,531	831,436
Total liabilities	12,575,414	9,967,799	7,289,898

Minority partner interest	441,618	465,836	463,919

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; authorized 2,000,000 shares:
Series A - 35,275 and 63,548 shares issued and outstanding;	353	635	353
Series B - 461,954 shares issued and outstanding	-	-	4,620
Common stock, $0.01 par value; authorized 20,000,000 and 20,000,000 and 58,000,000 shares, respectively; 8,565,406 and 4,631,375 and 15,641,417 shares issued and outstanding, respectively	85,654	46,314	156,414
Additional paid-in-capital	14,926,627	14,303,151	22,910,009
Accumulated deficit	(14,511,008)	(13,167,518)	(13,941,940)
Total stockholders’ equity	501,626	1,182,582	9,129,456
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,518,658	$11,616,217	$16,883,273

See accompanying notes to consolidated financial statements.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended			26 Weeks Ended (Unaudited)
	January 2, 2005	December 28, 2003	December 29, 2002	June 27, 2004	July 3, 2005

REVENUES	$41,564,138	$44,046,055	$47,227,747	$23,588,270	$24,445,073

COST AND EXPENSES:
Cost of sales	14,050,690	14,466,578	15,777,572	7,840,779	7,997,186
Labor and other related expenses	12,935,204	13,845,271	14,585,378	6,997,919	7,160,464
Other restaurant operating expenses	10,123,584	11,117,396	10,773,494	5,321,266	5,520,767
General and administrative expenses	3,248,657	3,387,470	3,564,828	1,659,557	1,788,152
Depreciation and amortization	1,057,841	1,076,511	1,102,221	578,786	731,565
Pre-opening expenses	-	-	-	-	303,206
Provision for impairment of assets	105,000	360,000	110,000	-	-
Provision for impairment of goodwill	-	-	206,196	-	-
	41,520,976	44,253,226	46,119,689	22,398,307	23,501,340

INCOME (LOSS) FROM OPERATIONS	43,162	(207,171)	1,108,058	1,189,963	943,733

OTHER (EXPENSE) INCOME:
Lease buy-out option	-	-	-	-	600,000
Provision for impairment of assets	-	-	-	-	(211,000)
Interest expense, net	(1,153,340)	(462,246)	(533,870)	(204,930)	(336,778)
Other (expense) income, net	32,641	(100,352)	(2,743)	57,320	(277,629)
	(1,120,699)	(562,598)	(536,613)	(147,610)	(225,407)

(LOSS) INCOME BEFORE ELIMINATION OF MINORITY PARTNER INTEREST AND INCOME TAXES	(1,077,537)	(769,769)	571,445	1,042,353	718,326
ELIMINATION OF MINORITY PARTNER INTEREST	(265,953)	(263,964)	(221,319)	(139,552)	(149,258)
(LOSS) INCOME BEFORE BENEFIT FOR INCOME TAXES	(1,343,490)	(1,033,733)	350,126	902,801	569,068
BENEFIT FOR INCOME TAXES	-	-	326,715	-	-
NET (LOSS) INCOME	$(1,343,490)	$(1,033,733)	$676,841	$902,801	$569,068

NET (LOSS) INCOME PER SHARE OF COMMON STOCK:
Basic	$(0.26)	$(0.23)	$0.15	$0.19	$0.04
Diluted	$(0.26)	$(0.23)	$0.07	$0.08	$0.03

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	5,261,981	4,577,470	4,454,015	4,677,384	13,722,536
Diluted	5,261,981	4,577,470	10,593,498	10,911,221	18,445,886

See accompanying notes to consolidated financial statements.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	PREFERRED STOCK						ADDITIONAL
	SERIES A		SERIES B		COMMON STOCK		PAID-IN	ACCUMULATED
	Shares	Amount	Shares	Amount	Shares	Amount	CAPITAL	DEFICIT	TOTAL

Balance at December 30, 2001	66,862	$669			4,454,015	$44,540	$14,240,576	$(12,810,626)	$1,475,159
Net income								676,841	676,841
Balance at December 29, 2002	66,862	669			4,454,015	44,540	14,240,576	(12,133,785)	2,152,000
Net loss								(1,033,733)	(1,033,733)
Conversion of preferred to common	(3,314)	(34)			16,570	166	(132)		-
Issuance of common stock					160,790	1,608	62,707		64,315
Balance at December 28, 2003	63,548	635			4,631,375	46,314	14,303,151	(13,167,518)	1,182,582
Net loss								(1,343,490)	(1,343,490)
Conversion of preferred to common	(28,273)	(282)			141,365	1,413	(1,131)		-
Issuance of common stock					3,792,666	37,927	624,607		662,534
Balance at January 2, 2005	35,275	353			8,565,406	85,654	14,926,627	(14,511,008)	501,626
Net income (Unaudited)								569,068	569,068
Issuance of common stock (Unaudited)					7,063,011	70,630	2,190,754		2,261,384
Stock options exercised (Unaudited)					13,000	130	5,610		5,740
Issuance of preferred stock (Unaudited)			461,954	$4,620			5,787,018		5,791,638
Balance at July 3, 2005 (Unaudited)	35,275	$353	461,954	$4,620	15,641,417	$156,414	$22,910,009	$(13,941,940)	$9,129,456

See accompanying notes to consolidated financial statements.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended			26 Weeks Ended (Unaudited)
OPERATING ACTIVITIES:	January 2, 2005	December 28, 2003	December 29, 2002	June 27, 2004	July 3, 2005
Net (loss) income	$(1,343,490)	$(1,033,733)	$676,841	$902,801	$569,068
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,057,841	1,076,511	1,102,765	578,786	731,565
Lease buy-out option	-	-	-	-	(600,000)
Provision for impairment of assets	201,000	360,000	110,000	-	211,000
Provision for impairment of goodwill	-	-	206,196	-	-
Interest expense on warrants issued	711,000	-	105,977	-	-
Financing costs on warrants issued	175,000	-	-	-	-
Gain from hurricane-related insurance recoveries	(499,795)	-	-	-	-
(Gain) loss on disposal or sale of assets	(48,204)	2,874	6,956	(89,161)	162,424
Loss on sale of assets applied against reserves	63,554	49,356	144,153	24,776	-
Minority partner net income allocation	265,953	263,964	221,319	139,561	149,258
Changes in operating assets and liabilities:
(Decrease) increase in current assets and liabilities	(483,201)	(891,690)	(1,865,482)	(658,456)	(33,602)
Changes in other assets and liabilities:
Decrease (increase) in prepaid rent	15,621	21,854	25,291	7,811	(324,825)
Decrease (increase) in other assets	5,070	(227,680)	(31,868)	10,986	(94,265)
Increase in accrued interest to related parties	136,840	144,081	123,335	-	-
Decrease in deferred rent	(95,356)	(29,230)	(160,296)	(49,489)	(17,851)
Total adjustments	1,505,323	770,040	(11,654)	(35,186)	183,704
Net cash provided by (used in) operating activities	161,833	(263,693)	665,187	867,615	752,772

INVESTING ACTIVITIES:
Proceeds from sale of lease buy-out option	-	-	-	-	600,000
Proceeds from hurricane-related insurance recoveries	139,935	-	-	-	-
Proceeds from sale of assets	92,776	500	1,091,324	88,776	-
Purchase of property and equipment	(1,524,515)	(755,278)	(766,772)	(467,951)	(3,158,185)
Net cash (used in) provided by investing activities	(1,291,804)	(754,778)	324,552	(379,175)	(2,558,185)

FINANCING ACTIVITIES:
Proceeds from debt financing	2,832,298	578,585	3,043,817	162,298	206,518
Repayment of debt	(404,496)	(1,079,004)	(2,313,318)	(206,135)	(2,740,610)
Proceeds from the issuance of stock	617,920	-	-	16,800	4,922,144
Distributions to minority partner	(290,171)	(225,980)	(221,109)	(132,223)	(126,957)
Net cash provided by (used in) financing activities	2,755,551	(726,399)	509,390	(159,260)	2,261,095
Net increase (decrease) in cash	1,625,580	(1,744,870)	1,499,129	329,180	455,682

CASH AT BEGINNING OF PERIOD	723,939	2,468,809	969,680	723,939	2,349,519

CASH AT END OF PERIOD	$2,349,519	$723,939	$2,468,809	$1,053,119	$2,805,201

See accompanying notes to consolidated financial statements.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Fiscal Years Ended			26 Weeks Ended (Unaudited)
	January 2, 2005	December 28, 2003	December 29, 2002	June 27, 2004	July 3, 2005
Cash (outflows) flows from changes in current assets and liabilities:
Inventories	$(14,274)	$(26,115)	$101,176	$(20,228)	$(60,525)
Receivables from related parties	670	(4,794)	(27,216)	22,548	2,826
Tax refunds receivable	-	-	898,338	-	-
Other current assets	128,573	337	(81,763)	(341,380)	(378,948)
Accounts payable	(79,101)	(164,169)	(1,524,542)	(582,979)	(524,969)
Accrued expenses	(553,350)	(673,481)	(1,215,415)	153,535	854,110
Sales tax payable	34,281	(23,468)	(16,060)	29,613	73,904
Increase in accrued interest to related parties	-	-	-	80,435	-
Change in current assets and liabilities	$(483,201)	$(891,690)	$(1,865,482)	$(658,456)	$(33,602)

Supplemental disclosure of cash flow information:
Cash paid for interest	$309,006	$338,883	$445,793	$122,336	$273,947
Cash from hurricane-related insurance recoveries	$-	$-	$-	$-	$357,198
Financing costs, line of credit	$-	$-	$-	$-	$80,000
Cash paid (received) for income taxes, net	$634	$3,300	$(1,216,438)	$634	$-
Cash received in 2004 from the sale of assets in 2002	$100,000	$-	$-	$-	$-

Non-cash operating and investing activities:
Warrant valuation reserves of $284,364 and $223,000 relating to the exercise of warrants were applied to Paid in Capital in the first and second quarters of 2005, respectively.
Principal on related party debt of $500,000 was used by the noteholders to acquire common stock in conjunction with the exercise of warrants in each of March and May 2005.
Principal and accrued interest of $347,588 was used by the debenture holders to acquire Series B Preferred Stock in May 2005.
Principal and accrued interest on related party debt of $1,281,666 was used by the noteholders to acquire Series B Preferred Stock in May 2005.
Accounts receivable of $359,860, as of January 2, 2005, for hurricane-related insurance recoveries was applied to reduce the $499,795 gain from hurricane-related insurance recoveries, resulting in $139,935 proceeds from hurricane-related insurance recoveries.
Accrued interest to related parties of $165,315 was refinanced through a second mortgage on the Winter Haven property in June 2004 and classified as long-term debt.
Provision for impairment of assets of $201,000 consists of a $96,000 charge, which was applied to accrued expenses in June 2004, and $105,000 which was expensed in fiscal year 2004.
Loss on sale of assets applied against reserves totaled $63,554 consisting of (i) $24,776 reduced net book value of property and equipment by $19,062 and deferred rent by $5,714 in June 2004; and (ii) $38,778 reduced net book value of property and equipment in December 2004.
Asset impairment charges of $158,335 were applied to reduce the basis of fixed assets damaged by a fire in September 2004.
During 2004, Shells relieved $383,695 of the FAS 144 allowance for impaired assets relating to disposed restaurants.
Deferred rent of $114,602 was applied to gain on sale of restaurant in April 2004.
Asset impairment charges of $110,000 were applied against gain on sale of restaurant in April 2004.
Warrant valuation reserves of $44,613 relating to warrants exercised in November 2004 was applied to paid in capital.
Bonuses of $64,315 were paid in common stock during 2003.
Losses on disposals of assets of $49,356 were applied against reserves in 2003.
During 2002, Shells relieved $3,789,595 of the FAS 144 Allowance relating to disposed restaurants.
Gains, net of losses, on disposals of assets of $144,153 were applied against reserves for store closings in 2002.
Notes receivable of $100,000 were received on the sale of assets during 2002.
Shells transferred $43,794 from other assets into property and equipment for assets placed in service during 2002.
Property held for sale of $1,022,060 on December 30, 2001 was sold during 2002.

See accompanying notes to consolidated financial statements.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - At January 2, 2005, Shells Seafood Restaurants, Inc. and subsidiaries owned and operated 21 full-service, casual dining seafood restaurants in Florida under the name “Shells”. At July 3, 2005, we owned and operated 22 full-service restaurants. Additionally, we managed four licensee restaurants as of January 2, 2005 and July 3, 2005.

Shells was incorporated on April 29, 1993 and began operations in August 1993 when it purchased from Shells, Inc. the service mark “Shells” as well as all other intangible and tangible assets necessary to operate a restaurant chain under the name “Shells”. Shells subsequently acquired Shells, Inc. effective December 29, 1994.

Principles of Consolidation - The consolidated financial statements include the accounts and operations of Shells and its wholly owned subsidiaries as well as a joint venture partnership in which Shells is a general partner owning a 51% equity interest. All material intercompany balances and transactions between the consolidated entities have been eliminated in consolidation.

Fiscal Year - Our fiscal year is the 52 or 53 weeks ending the Sunday nearest to December 31. Our fiscal year ended January 2, 2005 (“fiscal year 2004”) was 53 weeks, and each of the fiscal years ended December 28, 2003 (“fiscal year 2003”) and December 29, 2002 (“fiscal year 2002”) were 52 weeks.

Unaudited Interim Consolidated Financial Information - The accompanying interim consolidated financial statements of the Company as of July 3, 2005, and for the six months ended July 3, 2005 and June 27, 2004, are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC relating to interim financial statements. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) necessary for the fair statement of the financial position and the results of operations and cash flows have been included in such unaudited consolidated financial statements. The results of operations for the six months ended July 3, 2005 are not necessarily indicative of the results to be expected for any future interim period or for the fiscal year ending January 1, 2006.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Use of Estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Inventories - Inventories consist of food (primarily seafood), beverages and supplies and are recorded at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Shells utilizes a third party to hold and distribute certain products. The inventory is not recorded by Shells nor is the risk of ownership transferred to Shells until its individual restaurants receive the product.

Property and Equipment - Property and equipment are stated at cost less the provision for impairment and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and buildings are depreciated over the shorter of the lease term or the estimated useful life and range from five to 30 years. Useful lives for equipment, furniture and fixtures, and signs range from three to 10 years.

Goodwill - The excess of the cost over the fair value of the net assets resulting from the acquisition of Shells, Inc. was recognized as goodwill. Prior to 2002, goodwill was amortized on the straight-line basis over 20 years; the use of a 20-year estimated life was based on the upper and lower limits considering among other factors the lease terms of restaurants acquired and the cash flow projections of the restaurants. During 2002, we adopted Financial Accounting Standards Board (“FASB”) Statement No. 142 whereby goodwill is evaluated periodically for possible impairment and written-down to fair value if impaired.

Impairment of Long-lived Assets - Property and equipment, goodwill and other intangible assets are reviewed annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable by the estimated future undiscounted cash flows. The impairment write-down is the difference between the carrying amounts and the fair value of those assets. If the total of future undiscounted cash flows is less than the carrying amount of goodwill or property and equipment, the carrying amount is written down to the fair value, and a loss resulting from value impairment is recognized by a charge to earnings. The undiscounted cash flow for each restaurant is calculated through the end of the real estate rental period, plus extensions, if applicable, by estimating future cash flows based on actual historical results of operations and the 2005 budget for each restaurant.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Income Taxes - Shells uses the asset and liability method which recognizes the amount of current and deferred income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted tax laws. On March 9, 2002, the Economic Stimulus Package was signed into law. This program allows for, among other initiatives, the lengthening of the carry back period allowed for net operating losses from two years to five years. Shells recognized an estimate of the income tax benefit and receivable in 2001 and an additional income tax benefit was recognized in 2002 when the refund was received, relating to the recovery of taxes paid in 1996 and 1997.

Net income (loss) per share of common stock - Net income (loss) per common share is computed in accordance with FASB No. 128 “Earnings Per Share”, which requires companies to present basic earnings per share and diluted earnings per share. The basic net income (loss) per share of common stock is computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of common stock outstanding. Diluted net income per share of common stock is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding. The diluted net loss per common share is computed by dividing net loss by the weighted average common shares outstanding excluding common stock equivalents that are anti-dilutive.

Fair Value of Financial Instruments - The estimated fair value of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The carrying value of long-term debt approximates fair value based upon quoted market information as available. As judgment is involved, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange.

In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The Statement updates, clarifies and simplifies existing accounting pronouncements. Statement No. 145 rescinds Statement No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Opinion 30 will now be used to classify those gains and losses. Statement No. 64 amended Statement No. 4, and is no longer necessary because Statement No. 4 has been rescinded. Statement No. 44 was issued to establish accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. Because the transition has been completed, Statement No. 44 is no longer necessary. Statement No.145 also amends Statement No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with the FASB’s goal of requiring similar accounting treatment for transactions that have similar economic effects. Statement No. 145 also makes technical corrections to existing pronouncements. The adoption of Statement No. 145 did not have a material affect on our consolidated financial statements.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In June 2002, the FASB issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The Statement addresses costs that are a result of exiting an activity, such as termination benefits, costs to terminate a contract that is not a capital lease, and costs to consolidate facilities or relocate employees. Under the Statement, a company may recognize costs related to a restructuring only when the liability is incurred. Under previous accounting principles generally accepted in the United States of America, a liability for such costs was recognized on the date when a company committed to an exit plan. The provisions of this statement are effective for exits and disposal activities that are initiated after December 31, 2002. Based on our actual results for 2004 and our business plan for 2005, the adoption of Statement No. 146 did not have a material affect on our consolidated financial statements during 2004 and is not expected to have a material affect on our consolidated financial statements in 2005.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 supersedes Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” and provides guidance on the recognition and disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees. The initial recognition and measurement provisions of Interpretation No. 45 are effective for guarantees issued or modified after December 31, 2002, and are to be applied prospectively. The disclosure requirements are effective for financial statements for interim or annual periods ending after December 15, 2002. The adoption of Interpretation No. 45 did not have a material affect on our consolidated financial statements.

In November 2002, the FASB’s Emerging Issues Task Force (EITF) discussed Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” Issue No. 02-16 provides guidance on the recognition of cash consideration received by a customer from a vendor. The consensus reached by the EITF in November 2002 is effective for fiscal periods beginning after December 15, 2002. Income statements for prior periods are required to be reclassified to comply with the consensus. Adoption of the consensus reached in November 2002 related to Issue No. 02-16 did not have a material affect on our consolidated financial statements.

In December 2002, we adopted FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Statement No. 148 amends Statement No. 123, “Accounting for Stock-Based Compensation,” and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Statement No. 148 also amends the disclosure requirements of Statement No. 123 to require more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of Statement No. 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. See Note 14 for required disclosures under Statement No. 148.

In April 2003, the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, all provisions of this Statement should be applied prospectively. Adoption of FASB Statement No. 149 did not have a material affect on our consolidated financial statements.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of FASB Statement No. 150 did not have a material affect on our consolidated financial statements.

In December 2003, the FASB issued a pronouncement, Financial Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities.” FIN 46R deals with Off-Balance Sheet Assets, Liabilities, and Obligations and gives guidance for determining which entities should consolidate the respective assets and liabilities associated with the obligations. Corporations must fully consolidate assets and liabilities covered by FIN 46R in their financial statements in the first fiscal year or interim period beginning after March 15, 2004. Full disclosure, as well as consolidation, if applicable, of any newly created entities after January 31, 2003 must begin immediately. Adoption of FIN 46R did not have a material affect on our consolidated financial statements.

In December 2003, the FASB revised Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” which amended FASB Statements No. 87, 88, and 106. Statement No. 132 requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information is to be provided separately for pension plans and for other postretirement benefit plans. Adoption of revised FASB Statement No. 132 did not have a material affect on our consolidated financial statements.

In November 2004, the FASB issued FASB Statement No. 151, “Inventory Costs” which amended ARB No. 43, Chapter 4. The amendments made by FASB Statement No. 151 will improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FASB Statement No. 151 are to be applied prospectively. Adoption of FASB Statement No. 151 is not expected to materially impact our consolidated financial statements.

In December 2004, the FASB issued Statement No. 153, “Exchanges of Non-monetary Assets” which amended APB Opinion No. 29, “Accounting for Non-monetary Transactions.” The amendments made by FASB Statement No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement are to be applied prospectively. Adoption of FASB Statement No. 153 is not expected to materially impact our consolidated financial statements.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In December 2004, the FASB revised Statement No. 123, “Accounting for Stock-Based Compensation.” This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” Revised Statement No. 123 will become effective for Shells as of the first quarter of our fiscal 2006, being the first interim or annual reporting period of the first fiscal year beginning on or after June 15, 2005. See Note 19 for information about our adoption of revised FASB Statement No. 123.

In March 2005, the FASB issued Interpretation 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143” clarifying that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. Statement 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Clarifications found in Interpretation 47 are not expected to materially impact our consolidated financial statements.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This Statement replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This Statement also carries forward the guidance in Opinion 20 requiring justification of a change in accounting principle on the basis of preferability. FASB Statement No. 154 becomes effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are not aware of any accounting changes or error corrections required in our historical financial statements.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Reclassifications - Certain reclassifications of prior year balances have been made to conform to the current presentation.

NOTE 2.  LIQUIDITY

In May of 2005, we completed an aggregate financing of $6.9 million through a private placement of securities to accredited investors. Under the terms of the transaction, we issued 461,954 units with each unit consisting of (i) one share of Series B Convertible Preferred Stock, initially convertible into 20 shares of common stock, and (ii) a warrant to purchase 10 shares of common stock at an exercise price of $1.30 per share. The purchase price was $15.00 per unit. We realized net proceeds of approximately $5.8 million from the financing. Of the total proceeds from securities issued, $1,282,000 represented related party debt and $348,000 represented existing convertible debentures, all of which converted into the securities issued in the transaction. As a condition to the transaction, our existing $1.6 million revolving line of credit previously scheduled to expire on the closing of the transaction, was extended to May 23, 2007. We used a portion of the net proceeds from the private placement to retire the remaining $2,232,000 of loans and accrued interest from debenture holders and $8,000 of related party accrued interest. The remainder of the net proceeds from the offering, together with the $1,600,000 line of credit and proceeds from an anticipated sale/leaseback financing, is anticipated to be used to complete the remodeling of our existing restaurants, and, to the extent funds are available, acquire and build out new restaurant locations. We anticipate investing approximately $3.6 million in remodeling our existing restaurants. Additionally, in conjunction with the private placement, $500,000 principal amount of related party debt was used to exercise warrants to purchase 1,000,000 shares of our common stock. We believe, based on our current outlook, that our current cash position and cash flows from operations will be adequate to satisfy our contemplated cash requirements over the next twelve months.

We have, from time-to-time utilized, and to the extent applicable may utilize real estate mortgage and restaurant equipment financing with various banks or financing institutions as necessary. We have, also available as a form of financing, sale/leaseback options on two owned restaurant properties. In the event that our plans change, assumptions prove to be inaccurate, or due to unanticipated expenses, and in the event projected cash flow or third party financing otherwise prove to be insufficient to fund operations, we could be required to seek additional financing from sources not currently anticipated. There can be no assurance that third party financing will be available to us when needed, on acceptable terms, or at all.

As of July 3, 2005, our current liabilities of $5,088,000 exceeded current assets of $4,245,000, resulting in a working capital deficiency of $843,000. In comparison, the January 2, 2005 working capital deficiency was $4,639,000. The favorable decrease in the working capital deficiency primarily related to the repayment of the convertible debentures and reduction in accounts payable, along with increases in cash and other current assets. Our operating leverage has improved. We may still encounter operating pressures from declining sales, increasing food, labor or other operating costs or additional restaurant disposition or pre-opening costs. Historically, we have generally operated with minimal or marginally negative working capital as a result of the investment of current assets into non-current property and equipment, as well as the turnover of restaurant inventory relative to more favorable vendor terms in accounts payable.

Our company’s working capital deficit increased from $3,606,000 in 2003 to $4,639,000 in 2004, however, our cash position at January 2, 2005 improved to $2,349,000 from $724,000 at December 28, 2003. In August 2004, the maturity dates on the $2,000,000 principal amount promissory notes were extended from January 31, 2005 to January 31, 2007. Shells obtained cash infusions of $600,000 in November 2004 from the exercise and conversion of noteholder warrants to shares of our common stock. Shells also obtained a $500,000 interim line of credit from our bank to assist in the hurricane-related reconstruction of our restaurants of which $295,000 was utilized and subsequently repaid from insurance proceeds.

In December 2004, Shells raised additional funds, which are being utilized for the remodeling of several restaurants, through an offering of $2,375,000 in convertible debentures. The debentures were due to mature on April 5, 2005. Such maturity was extended until May 5, 2005. On May 24, 2005, the debentures were repaid in full, to the extent not converted into our financing transaction.

In January and February 2005, the remaining warrants issued as part of the $2,000,000 financing in January 2002 were exercised, whereby warrant holders acquired 4,712,630 shares of common stock for $754,000 in proceeds to Shells. Additionally, Shells Investment Partners converted their retained warrants into common stock under the cashless exercise provisions of the warrant agreement, resulting in the issuance of 350,381 shares of common stock.

In March 2005, our investors provided us with a $1,600,000 revolving line of credit, which matures on the earlier of March 31, 2006 or the closing of a financing providing us not less than $1,600,000 of net proceeds. Amounts drawn under the line of credit bear interest at the rate of 15% per annum, payable 8% monthly in arrears and 7% deferred until the maturity date. The investors received a fee of $80,000 for extending the credit line to Shells.

In March 2005, warrants to purchase a total of 1,000,000 shares of common stock, which were issued on August 4, 2004 pursuant to the extension of the $2,000,000 related-party financing, were exercised at $0.50 per share by Trinad Capital, L.P. and Bruce Galloway, IRA R/O. The proceeds of $500,000 were used to pay down the principal amount of the notes to these investors. Additionally, in March 2005, the $1,000,000 note held by Frederick R. Adler was modified to allow Shells to defer entirely the monthly interest payment on $500,000 of principal amount of the note until the maturity date of January 31, 2007, resulting in the deferral of $72,000 of cash payments until the maturity date. The remaining principal balance of $1,500,000 matures on January 31, 2007 along with deferred interest payable at maturity of $535,000.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

See Note 19, Subsequent Events, for additional information about our liquidity.

NOTE 3. OTHER CURRENT ASSETS, OTHER ASSETS AND PREPAID RENT

Other current assets consist of the following:

	January 2, 2005	December 28, 2003	July 3, 2005
			(Unaudited)
Prepaid expenses	$97,176	$139,893	$858,144
Insurance proceeds receivable	359,860	-	6,002
Note receivable	-	100,000	-
Other current assets	40,142	25,998	11,980
	$497,178	$265,891	$876,126

Prepaid expenses consist of prepaid costs for advertising, insurance, sales tax and licenses and permits.

Other assets consist of the following:

	January 2, 2005	December 28, 2003	July 3, 2005
			(Unaudited)
Certificates of Deposit	$218,327	$217,098	$218,327
Deposits	139,355	146,288	233,620
Service marks, net	147,126	152,265	144,557
Other	30,567	71,961	25,019

	$535,375	$587,612	$621,523

Certificates of deposit are held as collateral for letters of credit for various utility deposits.

Prepaid rent consists of:

	January 2, 2005	December 28, 2003	July 3, 2005
			(Unaudited)
Prepaid Rent	$59,956	$75,577	$361,781

In February 2005, we agreed to acquire for $843,000 the leasehold rights and personal property of a restaurant located in Clearwater Beach, Florida from Gold Coast Restaurants, Inc. (d/b/a Leverock’s). The purchase price exceeded the net book value of the fixed assets by $338,000 and will be amortized as prepaid rent on the straight-line basis over the remaining life of the lease.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	January 2, 2005	December 28, 2003	July 3, 2005
			(Unaudited)
Leasehold improvements	$5,694,911	$4,632,847	$6,871,475
Equipment	3,321,306	5,292,188	3,806,122
Furniture and fixtures	3,150,959	2,995,371	3,666,207
Land and buildings	2,541,397	2,291,546	2,541,397
Signage	451,832	488,715	553,647
	15,160,405	15,700,667	17,438,848
Less accumulated depreciation
and amortization	(8,064,483)	(8,704,572)	(8,258,612)
	$7,095,922	$6,996,095	$9,180,236

See Note 16 for discussion of “Provision for Impairment of Assets.”

NOTE 5.  ACCRUED EXPENSES

Accrued expenses consist of the following:

	January 2, 2005	December 28, 2003	July 3, 2005
			(Unaudited)
Accrued payroll	$776,652	$801,548	$1,077,312
Accrued insurance	26,382	237,098	237
Restaurant closing expenses	216,677	396,537	208,571
Warrant valuation reserve	947,364	105,977	440,000
Other	348,453	473,982	825,664
Unearned gift card revenue	251,498	280,148	127,204

	$2,567,026	$2,295,290	$2,678,988

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The warrant valuation reserve consists of the following:

Date and description	January 2, 2005	December 28, 2003	July 3, 2005
			(Unaudited)
January 2002 at inception of $2,000,000 financing	$61,364	$105,977	$-
August 2004 for the extension of maturity date of above	446,000	-	-
December 2004 at inception of debentures	440,000	-	440,000
	$947,364	$105,977	$440,000

The warrant valuation reserve relates to warrants issued as inducement to creditors in various financing transactions. In each case, the warrants were valued by an independent valuation expert. The reserves were and will be relieved to Paid In Capital when the warrants are exercised or upon the registration of the underlying common stock in accordance with Emerging Issues Task Force Issue 00-19 (“EITF-0019”), “Accounting for Derivative Financial Instruments to, and Potentially Settled in. a Company’s Own Stock.” We believe that such registration of our common stock will be completed with the Securities and Exchange Commission in the third quarter of 2005. The warrants and related calculations are discussed below.

In January 2002, due to the Company’s then financial condition, the Company was not able to borrow money at rates it could afford and raised $2,000,000 in a private financing transaction, consisting of secured promissory notes and warrants to purchase common stock. As part of the then financing transaction, the Company was able to negotiate the deferral of approximately one-half of the interest payable on this outstanding indebtedness until the maturity of the loans. Warrants issued to purchase 8,908,030 shares of common stock were independently valued at $105,977, or $0.0119 per share. In November 2004, investors exercised 3,750,000 warrants and the reserve was reduced by $44,613, leaving a balance at fiscal year end 2004 of $61,364. The remaining warrants were exercised on January 31, 2005 and the remaining reserve was applied to Paid In Capital.

In August 2004, the maturity date of the $2,000,000 loans was extended for two years until January 2007 in exchange for warrants. Warrants were issued to purchase 2,000,000 shares of common stock and were independently valued at $446,000, or $0.223 per warrant. On March 9, 2005, investors exercised 1,000,000 warrants and the reserve was reduced by 50%. The remaining warrant valuation reserve of $223,000 was applied to Paid In Capital upon the exercise of warrants in May 2005 in a transaction that was completed in conjunction with our private placement financing.

In December 2004, as part of the then $2,375,000 financing, the purchasers of the convertible debentures were issued warrants as an inducement for the loans. Warrants to purchase 1,971,250 shares of common stock were valued at $440,000, or $0.223 per share based on an independent valuation completed in August 2004. Since this valuation was five months old, the Company considered other factors to support its use, specifically: (i) the stock price was $0.60 on both of August 4, 2004 and December 6, 2004, (ii) a Black-Scholes calculation indicated that a valuation between $0.20 and $0.25 per share was appropriate, and (iii) the August 4 valuation fell within an acceptable range of a min-max calculation based on the proposed future range of the exercise price of the warrants. The $440,000 warrant valuation was allocated to interest expense and financing costs based upon the number of warrants issued to investors and the placement agent, respectively. Warrants issued to investors to purchase 1,187,500 shares of common stock were valued at $265,000 and charged to interest expense at the commitment date due to the short-term (4-months) nature of the debentures. Warrants to purchase 783,750 shares of common stock were issued to the placement agent, valued at $175,000 and charged to financing costs.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 6.  LONG-TERM DEBT

Long-term debt consists of the following:

	January 2, 2005	December 28, 2003	July 3, 2005
			(Unaudited)
$667,500 promissory note with a bank collateralized by real property owned by
Shells. Interest is payable monthly based on the Colonial Bank Base Rate. Principal is payable $3,709 monthly with all unpaid principal due in September 2007. The interest rate was 5.25% at January 2, 2005 and 6.0% at July 3, 2005.	$567,357	$611,865	$545,103

$635,000 promissory note with a bank collateralized by real property owned by
the 51% owned joint venture. Interest is payable monthly based on the Colonial Bank Base Rate. Principal is payable $3,900 monthly with all unpaid principal due in September 2007. The interest rate was 5.25% at January 2, 2005 and 6.0% at July 3, 2005.	531,871	578,671	508,471

$655,000 promissory note collateralized by real property owned by
Shells. Payments are $8,000 monthly with unpaid principal due
June 2009. The interest rate is fixed at 10.0%.	425,518	483,934	398,518

Line of credit with bank to finance construction from fire loss, interest payable
monthly at bank base rate plus 1%; interest rate was 6.25% at January 2, 2005; principal paid in full on March 1, 2005.	295,000	-	-

$165,315 promissory note collateralized by real estate owned by
Shells. Payable at $6,888 monthly starting June 2005 through June 2007.	165,315	-	151,398

Capitalized lease agreement, collateralized by equipment, payable monthly at $2,132
through November 2005.	21,083	40,850	11,483

Finance agreements, collateralized by insurance policies, principal and interest due
monthly through October 2005, at 6.45% fixed interest rate.	-	-	101,316

Finance agreement, collateralized by insurance policy, principal and interest due
monthly through January 2005, at 5.0% fixed interest rate.	4,465	8,137	-

$540,000 non-interest bearing note, principal was payable in variable monthly installments through December 2004. The balance was net of imputed interest of $3,927 at December 28, 2003 at 11%. The note was collateralized
by a leasehold interest in certain property and fixed assets of Shells.	-	57,436	-

Finance agreements were collateralized by equipment, principal and interest was paid
monthly through January 2004, interest rates ranged from 6.8% - 8.0%	-	11,599	-
	2,010,609	1,792,492	1,716,289
Less current portion	(515,764)	(234,247)	(345,785)
	$1,494,845	$1,558,245	$1,370,504

The annual maturities of debt as of January 2, 2005 are as follows:

2005	$515,764
2006	235,485
2007	1,019,019
2008	75,080
2009	165,261
Thereafter	-
$2,010,609

Relative to the two promissory notes provided by Colonial Bank, we are required to meet a financial covenant relating to debt coverage. We were in compliance in meeting this loan covenant as of January 2 and July 3, 2005. However, in the past, we were not in compliance with meeting the loan covenant for which a covenant waiver was provided by the bank.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7.  RELATED PARTY DEBT

On January 31, 2002, we raised $2,000,000 in a private financing transaction, consisting of secured promissory notes and warrants to purchase shares of our common stock. The two investors in this financing were Shells Investment Partners, LLC (“SIP”) and Banyon Investment, LLC, each for $1,000,000 principal amount. At the time of the financing transaction, Shells Investment Partners was an entity comprised of members previously unaffiliated with our company. Banyon is an entity associated with Philip R. Chapman, Chairman of the Board, and certain family members of Frederick R. Adler, a greater than 10% stockholder. The proceeds of the financing were used for working capital.

In April 2004, Banyon Investment, LLC sold its interest in the $1,000,000 promissory note to Frederick R. Adler. In June 2004, SIP sold to GCM Shells Seafood Partners, LLC (“GCM”) and Trinad Capital, L.P. (“Trinad”) the $1,000,000 promissory note issued to SIP. GCM and Trinad purchased the note in the amount of $400,000 and $600,000, respectively. We refinanced deferred interest of $165,315 on the $1,000,000 note, previously scheduled to be payable to SIP in full on January 31, 2005, through a note which calls for 24 equal monthly payments beginning June 1, 2005. This deferred interest note is secured by a second mortgage on certain real estate owned by us. In September 2004, GCM sold its interest in the $400,000 note to Bruce Galloway, IRA R/O.

Notes and deferred interest payable to these related parties were:

	January 2, 2005	December 28, 2003	July 3, 2005
			(Unaudited)
Secured promissory notes due January 31, 2007 bearing interest at 15%, of which 8% is payable monthly in arrears and 7% is deferred and payable when the principal is paid in full, owned by:
Frederick R. Adler	$1,000,000	$-	$-
Bruce Galloway, IRA R/O	400,000	-	-
Trinad Capital, L.P.	600,000	-	-
Banyon Investment, LLC	-	1,000,000	-
Shells Investment Partners, LLC	-	1,000,000	-

Aggregate deferred interest due on January 31, 2007	238,941	267,416	-

	$2,238,941	$2,267,416	$-

The deferred interest to be due at maturity, January 31, 2007, is $535,000.

See Note 19, Subsequent Events, for discussion of pay off of the principal amount of the loans.

NOTE 8.   COMMITMENTS AND CONTINGENCIES

Prior to January 1, 1995, Shells agreed to pay $540,000 over a 10 year period as inducement to obtain a lease for a certain restaurant site. This amount, net of interest imputed at 11% was recorded as prepaid rent and was amortized over the term of the lease. The $540,000 note expired in December 2004.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

With the exception of three operating restaurants, Shells conducts all of its operations and maintains its administrative offices in leased facilities. Certain leases provide for Shells to pay for common area maintenance charges, insurance, and its proportionate share of real estate taxes. In addition, certain leases have escalation clauses and/or require additional rent based upon a percentage of the restaurant’s sales in excess of stipulated amounts. Total rent expense under all leases was $2,712,000, $2,571,000 and $2,568,000, for 2004, 2003 and 2002, respectively, which included contingent rent of $108,000, $143,000 and $100,000, respectively. The approximate future minimum aggregate rental payments under such operating leases as of January 2, 2005 are as follows:

2005	$1,968,000
2006	1,842,000
2007	1,633,000
2008	1,566,000
2009	1,546,000
Thereafter	6,531,000
$15,086,000

These leases expire at various dates through the year 2016 and generally have renewal options for additional periods.

During 2003, Shells entered into an employment agreement with Leslie J. Christon, President and Chief Executive Officer, that included a salary of $275,000 per year. The term of the employment agreement is two years, and thereafter renews automatically for successive one-year periods unless either party provides notice of intent not to renew. The agreement also provided for the grant of employee options to purchase 297,374 shares of common stock, which vest over a two year period on an annual basis.

Warren R. Nelson, our Chief Financial Officer, holds a letter agreement from the board of directors clarifying his severance arrangement, if applicable.

During 1996, Shells entered into an agreement to purchase the leasehold interest in six sites, as well as the leasehold improvements, fixtures and equipment, from Islands Florida, LP, a Delaware limited partnership, in exchange for $500,000 plus, in general, an aggregate amount equal to 1% of the gross sales, as defined (“royalty”), of each of the restaurants opened and continuing to be operated by Shells at each of the six sites through the end of the initial terms of the respective leases. Of the six sites originally leased, four sites continue to be leased. The base terms expire at various dates through 2015 one of which expired in 2003. The royalty expense related to these restaurants was $56,000, $95,000 and $99,000 for 2004, 2003 and 2002, respectively. During 2004, this agreement was terminated through a $100,000 settlement, paid in installment payments throughout the year.

Shells is subject to legal proceedings, claims and liabilities that arose in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect our financial position, results of operations or cash flows.

NOTE 9.  MINORITY PARTNER INTEREST

Shells has a 51% equity interest in a joint venture partnership that owns and operates the Shells restaurant located in Melbourne, Florida. Shells entered into the joint venture partnership in March 1994 with WLH Investments, Inc., a corporation owned by the wife of our then President, who was a Director of Shells until February 2002. We have a 51% equity interest and WLH Investments has the remaining 49%. As a condition of the joint venture partnership, WLH Investments contributed $400,000 in capital on March 1, 1994. The profits, as defined in the joint venture agreement, of the joint venture partnership are allocated as follows: (i) 100% of the first $60,000 annually is allocated to WLH Investments, (ii) 100% of the next $60,000 is allocated to Shells, if available, and (iii) any excess over the $120,000 is allocated 51% to Shells and 49% to WLH Investments. All losses are allocated in accordance with the ownership percentages.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Our share of the joint venture partnership profits was $296,000 (inclusive of a $10,000 prior period adjustment), $272,000 and $235,000 during 2004, 2003 and 2002, respectively. In addition, the joint venture partnership paid us $181,000, $177,000 and $180,000 in 2004, 2003 and 2002, respectively, for management and license fees. The WLH Investments’ share of the joint venture partnership profits was $266,000, $264,000 and $221,000 in 2004, 2003 and 2002, respectively. The joint venture agreement and management agreement outline the respective joint venture partner’s responsibility for funding all restaurant expenses, including food and beverage costs, staffing, training, recruiting, inventories, working capital, capital expenditures and principal and interest payments on loans and mortgages. The joint ventures cash balance was $130,000 as of January 2, 2005.

The joint venture agreement, which was effective March 1994, as amended March 1995, contains a purchase option for Shells to purchase the WLH Investments interest in the joint venture partnership, or conversely, for WLH Investments to put their interest in the joint venture partnership to Shells, for a purchase price of $750,000 payable by the issuance of our common stock having a value of $750,000. The option is exercisable at any time following the date our common stock equals or exceeds $20 per share for a period of 20 consecutive trading days. The option has not been exercisable through January 2, 2005.

NOTE 10.  STOCKHOLDERS’ EQUITY AND CONVERTIBLE DEBENTURES

In connection with the $2,000,000 financing dated January 31, 2002, we issued to each of Shells Investment Partners and Banyon (i) a $1,000,000 secured promissory note due January 31, 2005 (extended to January 31, 2007) which bears interest at 15% per annum, of which 8% is payable monthly in arrears and 7% is deferred and payable when the principal is paid in full and (ii) a warrant to purchase 4,454,015 shares of our common stock, at an exercise price of $0.16 per share. The warrants were exercisable through January 31, 2005.

On April 12, 2004, Banyon sold their interest in the $1,000,000 note to Frederick R. Adler, a more than 10% shareholder. On June 23, 2004, Shells Investment Partners sold their interest in the $1,000,000 secured promissory note along with 90% of their warrants to Trinad Capital, LP ($600,000) and GCM Shells Seafood Partners, LLC ($400,000). Subsequently, on September 30, 2004, GCM Shells Seafood Partners sold their interest in their $400,000 note to Bruce Galloway, IRA R/O.

On August 4, 2004, our $2,000,000 aggregate principal amount of secured promissory notes set to mature on January 31, 2005 were extended to be due on January 31, 2007, under the same terms as the original notes. As an inducement to extend the maturity date of the notes, warrants to purchase 2,000,000 shares of our common stock at an exercise price of $0.50 per share were issued to the note holders in proportion to the value of their respective notes. These newly issued warrants were to be exercisable from January 31, 2005 through January 31, 2007. We recognized a one-time, non-cash charge of $446,000 relating to this transaction.

In November 2004, a portion of the warrants issued as part of the $2,000,000 January 2002 financing were exercised, resulting in the issuance of 3,750,000 shares of common stock.

On December 7, 2004, we sold $2,375,000 principal amount of debentures and warrants to purchase 1,187,500 shares of our common stock. We received net proceeds of $2,010,000 from the sale. The debentures bear interest at 12%, and mature on the earlier of: (i) April 5, 2005, (ii) the closing of an additional round of financing of no less than $1,500,000, or (iii) upon the occurrence of an event of default. In the event that we, on or prior to the maturity date, consummate the sale of shares of capital stock (other than a sale of capital stock to our officers, directors, employees or consultants in connection with their provision of services to us) resulting in net proceeds to us of at least $250,000, then the outstanding principal amount of the debentures and all accrued and unpaid interest, at the sole option of the holder of the debenture, will convert in whole or in part, into shares of the common stock sold in such future financing. The warrants are exercisable until December 7, 2007. The warrants have an exercise price equal to 80% of the price per share or unit in our next round of equity financing resulting in net proceeds to us of at least $250,000, provided that the exercise price cannot exceed $0.80 per share or be less than $0.45 per share. In the event that such financing is not completed on or before September 4, 2005, the warrants will automatically be assigned an exercise price equal to 65% of the closing price of our common stock on September 4, 2005, but in no event greater than $0.80 or less than $0.45 per share. The exercise price of the warrants and the number of underlying shares of common stock is subject to adjustment under certain circumstances. As compensation for their services as placement agent in the debenture offering and future consulting services to us, the placement agent received cash fees and warrants with terms substantially identical to those received by the investors.

In February 2005, we mailed notice to stockholders of record on February 7, 2005 an Information Statement advising that our board of directors and the holders of a majority of our outstanding shares of common stock have delivered written consents authorizing an amendment to our certificate of incorporation that will increase the number of authorized shares of our common stock, $0.01 par value per share, from 20,000,000 shares to 40,000,000 shares. This increase to our capitalization became effective in March 2005. One of the effects of the amendment to our certificate of incorporation may be to enable the board to render more difficult or to discourage an attempt to obtain control of our company, since the issuance of these additional shares of common stock could be used to dilute the stock ownership of persons seeking to obtain control or otherwise increase the cost of obtaining control of our company.

To date, no dividends have been declared or paid on our common stock. In addition, our debt financings prohibit the payment of cash dividends and any future financing agreements may also prohibit the payment of cash dividends.

See Note 19, Subsequent Events, for additional information concerning transactions affecting stockholders equity and convertible debentures.

NOTE 11.  SERIES A CONVERTIBLE PREFERRED STOCK

On October 24, 2001, Shells issued 66,862 shares of Series A 5% Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), pursuant to an exemption from registration under Section 4(6) of the Securities Act of 1933, as amended, in consideration for the cancellation of $669,000 of trade indebtedness by trade creditors of Shells. The shares were issued exclusively to “accredited investors” as defined in Rule 501(a) under the Securities Act. Shells did not receive any cash proceeds in connection with the issuance of the Series A Preferred Stock.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Each share of Series A Preferred Stock is convertible by the holder into five shares of our common stock. The Series A Preferred Stock has a liquidation preference equal to $10.00 per share, plus any declared but unpaid dividends. Dividends on the Series A Preferred Stock, payable in cash at the rate of 5% of the Liquidation Value ($10.00) per annum, are payable annually, when, as and if declared by the board of directors of Shells out of funds legally available for the payment of dividends. Dividends on the Series A Preferred Stock are not cumulative. To date, no dividends have been declared or paid on the Series A Preferred Stock.

During May 2004, investors converted 28,273 shares of Series A Preferred Stock into 141,365 shares of our common stock. During January 2003, investors converted 3,314 shares of Series A Preferred Stock into 16,570 shares of our common stock.

See Note 19, Subsequent Events, for information about our Series B Convertible Preferred Stock issued in May 2005.

NOTE 12.  INCOME TAXES

The components of the provision (benefit) for income taxes for the years ended January 2, 2005, December 28, 2003 and December 29, 2002 are as follows:

	Fiscal Years Ended
	January 2, 2005	December 28, 2003	December 29, 2002
Federal
Current	$—	$—	$(326,715)
Deferred	—	—	—
	—	—	(326,715)
State
Current	—	—	—
Deferred	—	—	—
	—	—	—
Tax asset valuation allowance	—	—	—
Income tax benefit	$—	$—	$(326,715)

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Our effective tax rate is composed of the following for the years ended January 2, 2005, December 28, 2003 and December 29, 2002, respectively:

	Fiscal Years Ended
	January 2, 2005	December 28, 2003	December 29, 2002
Federal statutory rate	(34.0)%	(34.0)%	34.0%
State income tax, net of federal benefit	(0.4)	(3.5)	3.5
FICA tip credits	(15.8)	(19.3)	(64.3)
Warrant grants	22.4	—	—
Valuation allowance and other adjustment	15.6	56.8	(125.4)
Revalue certain deferred tax assets	8.4	—	—
Other	3.8	—	—
Goodwill impairment write-down	—	—	58.9
Effective income tax benefit	—%	—%	(93.3)%

As of January 2, 2005, we have net operating loss carryforwards for federal income tax purposes of approximately $8,500,000 which expire between 2006 and 2023. We also have approximately $2,800,000 of general business credits to carry forward, which expire by 2023. We had an ownership change in 2002 as defined by Internal Revenue Code Section 382, which limits a portion of the amount of net operating loss and credit carryforwards that may be used against taxable income to approximately $75,000 per year. Any portion of the $75,000 amount not utilized in any year will carry forward to the following year subject to a 15 to 20 year limitation on carryforward of net operating losses and credits. Approximately $5,900,000 of our net operating loss carryforwards and approximately $2,000,000 of credits are subject to the annual limitation. Assuming maximum utilization in future years, we expect that approximately $4,500,000 in net operating loss carryforwards and $2,000,000 in credits will expire without benefit to us.

See Note 19, Subsequent Events, for change of ownership event and discussion of loss limitations.

Deferred income taxes reflect the net income tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred income tax assets and liabilities are as follows:

	January 2, 2005
	Current	Non-current	Total
Basis difference in fixed assets and other assets	$—	$544,000	$544,000
Accrued liabilities	411,000	323,000	734,000
Net operating loss carryforwards	—	3,214,000	3,214,000
General business credits	—	2,848,000	2,848,000
	411,000	6,929,000	7,340,000
Valuation allowance			(7,113,000)
Net deferred tax assets			227,000
Involuntary conversion proceeds and service marks			(227,000)
			$—

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	December 28, 2003
	Current	Non-current	Total
Basis difference in fixed assets and other assets	$—	$617,000	$617,000
Accrued liabilities	481,000	400,000	881,000
Net operating loss carryforwards	—	2,871,000	2,871,000
General business credits	—	2,534,000	2,534,000
	481,000	6,422,000	6,903,000
Valuation allowance			(6,903,000)
			$—

	December 29, 2002
	Current	Non-current	Total
Basis difference in fixed assets and other assets	$—	$728,000	$728,000
Accrued liabilities	690,000	411,000	1,101,000
Net operating loss carryforwards	—	2,460,000	2,460,000
General business credits	—	2,018,000	2,018,000
	690,000	5,617,000	6,307,000
Valuation allowance			(6,307,000)
			$—

NOTE 13.  RELATED PARTY TRANSACTIONS

Shells manages three restaurants pursuant to a management and license agreement, which became effective July 1993. These entities are deemed to be related parties based on our ability to influence the management and operating policies of the managed restaurants. Shells provides management services and licenses our proprietary information required to operate the restaurant for a management fee originally set at 6% of restaurant sales. Of the total management fee received, 2% of sales is placed in escrow and disbursed to satisfy each managed restaurants requirement to make third party royalty payments. The management agreements were amended in October 2001, reducing the management fee to 4% of restaurant sales until such time that cash flow for three consecutive months is at least 80% of the cash flow for the same respective periods in 1999. The management fee then becomes 5% of sales. The management fee increases to, and is maintained at, 6% of sales when cash flow for three consecutive months is at least 90% of cash flow for the same respective periods in 1999. The management agreements outline the respective owners’ (“licensees”) responsibility for funding all restaurant expenses, including food and beverage costs, staffing, training, recruiting, inventories, working capital and capital expenditures. A fourth restaurant is operated by Shells, pursuant to an oral agreement requiring the restaurant to be operated in conformance with the policies and procedures established by management for Shells restaurants. Our management fee was originally set at 4% of the restaurant’s sales, and later was modified to 2% in October 2001. The aggregate management fees earned under these agreements was approximately $172,000, $165,000 and $163,000 for 2004, 2003 and 2002, respectively.

Shells also has entered into option agreements with three of the licensees, effective July 1993, which were amended in August 1995 and October 2001, documenting the terms by which, Shells can acquire the restaurant’s assets in exchange for a purchase price of six times the restaurants cash flow, less any liabilities assumed. The purchase price is to be paid in the form of shares of our common stock at the prevailing market price. The option is exercisable by either party upon Shells averaging a market capitalization, as defined, of $100,000,000 for 20 consecutive trading dates. The option has not been exercisable through January 2, 2005.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Effective January 31, 2002, Shells raised $2,000,000 in a private financing transaction, consisting of secured promissory notes and warrants to purchase shares of our common stock. The two investors in the financing were Shells Investment Partners, LLC and Banyon Investment, LLC. Shells Investment Partners is an entity comprised of members previously unaffiliated with Shells. Banyon is an entity associated with Philip R. Chapman, Chairman of our board of directors, and certain family members of Frederick R. Adler. The proceeds of the financing were used for working capital requirements. During 2004, Banyon sold their interest in the note to Frederick R. Adler and Shells Investment Partners sold their interest in their note along with 90% of their warrants to Trinad Capital, LP ($600,000) and GCM Shells Seafood Partners, LLC ($400,000). GCM has sold their interest in the note to the Bruce Galloway, IRA R/O. See Note 7 - Related Party Debt.

In connection with this financing, we issued to each of Shells Investment Partners and Banyon a $1,000,000 secured promissory note due January 31, 2005 (extended to January 31, 2007) which bears interest at 15% per annum, of which 8% is payable monthly in arrears and 7% is deferred and payable when the principal is paid in full, and a warrant to purchase 4,454,015 shares of our common stock, at an exercise price of $0.16 per share. The warrants were exercisable through January 31, 2005. During November 2004, warrant holders exercised warrants and acquired 3,750,000 shares of common stock for $600,000 in proceeds to Shells.

Furthermore, as part of this financing, we entered into an Investor Rights Agreement, with the two investor groups and certain other stockholders. Pursuant to this agreement, the composition of our board of directors is fixed at seven members and each of Banyon and Shells Investment Partners (now Trinad Capital and GCM Shells Seafood Partners) are entitled to nominate three individuals to serve on our board. Additionally, each of these investor groups and Frederick R. Adler and Philip R. Chapman, among others, have agreed to vote their shares, to cause these slated nominees to be elected to our board of directors.

Banyon initially appointed Philip R. Chapman, Richard A. Mandell and Christopher D. Illick, all of whom were then serving as directors of our company, as Banyon’s nominees for election to the board. Shells Investment Partners initially nominated Thomas R. Newkirk, J. Stephen Gardner and John N. Giordano as its nominees for election to the board. Messrs. Newkirk, Gardner and Giordano were appointed directors of our company, to fill the vacancies existing on the board. Mr. Mandell resigned from the board on March 12, 2002. Effective April 2, 2002, Michael R. Golding filled the vacancy on the board as Banyon’s nominee. On June 23, 2004, the three members from Shells Investment Partners resigned from the board when their interests were acquired by Trinad Capital and GCM Shells Seafood Partners. Trinad and GCM appointed Jay A. Wolf, Robert S. Ellin and Gary L. Herman as its nominees, all of whom were appointed directors to fill the vacancies on the board.

On December 28, 2004, we entered into a consulting agreement with Lawrence Wolf, the father of Jay Wolf who is a member of our board of directors. The consulting agreement has a one year term, where Mr. Lawrence Wolf is to assist Shells in providing marketing services; including guidance toward building our creative strategy around the “Shells” brand positioning and providing support in coordinating our media production. As compensation, Mr. Lawrence Wolf received options, pursuant to our 2002 Equity Incentive Plan, to purchase 130,000 shares of common stock at an exercise price of $0.83, the market price on the date of grant. The options fully vest on the first anniversary of the grant date.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

See Note 19, Subsequent Events, for discussion of termination of the Investor Rights Agreement and additional information concerning related party transactions.

NOTE 14.  STOCK COMPENSATION PLAN

At January 2, 2005, we have four stock-based employee compensation plans, which are described more fully below. We account for these plans under the recognition and measurement principles of Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations. Stock-based compensation costs are not reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Had compensation cost for our stock option plans been determined based on the fair value at the grant dates consistent with recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” the effect on net income (loss) and earnings per share on a pro forma basis would have been immaterial.

On September 11, 1995, our board of directors approved two employee stock option plans. The options generally vest over three years, one third annually on the anniversary date of the grant and, under both plans, have a maximum term of 10 years. The 1995 Employee Stock Option Plan, as amended, provides for the issuance of options to purchase up to a total of 840,000 shares. The 1996 Employee Stock Option Plan provides for the issuance of options to purchase a total of 101,000 shares. As of January 2, 2005, options to purchase an aggregate of 205,742 shares were outstanding under the plans of which all were exercisable. There were 11,001 shares purchased through the exercise of these options through 2004. The exercise prices of the outstanding options range from $0.45 to $5.75. The weighted average remaining contractual life for the options outstanding at January 2, 2005 for both plans is approximately five years.

On May 20, 1997, the stockholders approved the Stock Option Plan for Non-employee Directors. The plan, as amended, authorized a total of 150,000 shares to be reserved for issuance under this director’s compensation plan. Shells did not grant any options under this plan during 2004, 2003 or 2002. Shells granted options to purchase 20,000 shares during each of 2001 and 2000, at the market price on the date of grant. As of January 2, 2005, options to purchase 32,000 shares were outstanding and exercisable.

On May 21, 2002, the stockholders approved the 2002 Equity Incentive Plan allowing for grants of options to purchase up to 1,850,000 shares of common stock (See Note 19, Subsequent Events, for amendment to authorized shares). The options generally vest over three years, one third annually on the anniversary date of the grant and have a maximum term of 10 years. As of January 2, 2005, options to purchase 905,758 shares were outstanding, 620,286 of which were exercisable. The weighted average remaining contractual life for the options outstanding at January 2, 2005 is approximately seven years. During 2004, 201,900 options were granted at prices ranging between $0.36 and $0.83 per share, the fair market value on the date of the grant. During April 2003, officers and corporate management were issued 160,790 shares of common stock at $0.40 per share, pursuant to a 2002 management bonus plan.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Option activity is summarized below:

			Weighted
	Number of	Option	Average
	Shares	Price	Price

Outstanding at December 30, 2001	864,025	$0.20 - $11.00	$1.36
Granted	1,332,484	0.35 - 0.65	0.42
Cancelled	(163,300)	0.22 - 9.50	1.53

Outstanding at December 29, 2002	2,033,209	0.20 - 9.50	0.73
Granted	571,704	0.37 - 0.90	0.55
Exercised	(160,790)	0.40	0.40
Cancelled	(1,235,056)	0.37 - 5.75	0.48

Outstanding at December 28, 2003	1,209,067	0.20 - 9.50	0.95
Granted	201,900	0.36 - 0.83	0.77
Exercised	(42,666)	0.42	0.42
Cancelled	(224,801)	0.20 - 5.75	0.61

Outstanding at January 2, 2005	1,143,500	0.24 - 9.50	$1.00
Granted (unaudited)	2,106,000	0.75 - 1.12	0.91
Exercised (unaudited)	(13,000)	0.42 - 0.50	0.44
Cancelled (unaudited)	(35,400)	0.42 - 6.75	1.15

Outstanding at July 3, 2005 (unaudited)	3,201,100	$0.24 - $9.50	$0.94

See Note 19, Subsequent Events, for further information concerning stock compensation plans and activity.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 15. EARNINGS (LOSS) PER SHARE

The following table represents the computation of basic and diluted earnings (loss) per share of common stock as required by FASB Statement No. 128:
	Fiscal Years Ended			26 Weeks Ended (unaudited)
	January 2,	December 28,	December 29,	June 27,	July 3,
	2005	2003	2002	2004	2005
Net (loss) income	$(1,343,490)	$(1,033,733)	$676,841	$902,801	$569,068

Weighted common shares outstanding	5,261,981	4,577,470	4,454,015	4,677,384	13,722,536

Basic net (loss) income per share of common stock	$(0.26)	$(0.23)	$0.15	$0.19	$0.04

Effect of dilutive securities:
Preferred Stock	-	-	334,310	292,885	2,206,941
Warrants	-	-	5,575,916	5,875,509	2,052,339
Stock options	-	-	229,257	65,443	464,070

Diluted weighted common shares outstanding	5,261,981	4,577,470	10,593,498	10,911,221	18,445,886

Diluted net (loss) income per share of common stock	$(0.26)	$(0.23)	$0.07	$0.08	$0.03

The earnings per share calculation for 2002 and the 26 weeks of 2005 and 2004 excluded 322,426, 1,744,254 and 621,177, respectively, as the exercise prices of the options were greater than the average market price of the common shares. Diluted net loss per common share excludes anti-dilutive stock options and warrants of 6,538,000 and 7,227,000 during 2004 and 2003, respectively.

See Note 19, Subsequent Events, for information about common stock issued in 2005.

NOTE 16.  PROVISION FOR IMPAIRMENT OF ASSETS

In accordance with FASB Statement No. 144, which superseded FASB Statement No. 121, Shells identified certain long-lived assets as impaired. The impairment was recognized when the future undiscounted cash flows of certain assets were estimated to be less than the assets’ related carrying value. As such, the carrying values were written down to our estimates of fair value based on the best information available making whatever estimates, judgments and projections were deemed necessary.

Shells recognized write-downs of $201,000 (of which $96,000 was applied against reserves), $360,000 and $110,000 during 2004, 2003 and 2002, respectively. We have seven restaurants that are deemed to be impaired as of January 2, 2005. The write-down in 2004 related to one Florida restaurant which had not previously been written down. The write-down in 2003 related to three Florida restaurants, two of which have not previously been written down. The write-down in 2002 related to three Florida restaurants, which were not previously written down. The write-downs were necessitated by the current period operating losses as well as the projected cash flows of the restaurants.

In January 2005, we entered into an agreement with our landlord in St. Pete Beach, Florida, whereby on February 22, 2005, the landlord paid $600,000 to Shells for an option to buy-out the lease. Any time after 12 months beyond the payment date, the landlord can provide notice of lease termination to Shells. Thereafter, we have 60 days to wind down business and vacate the premises. Accordingly, an impairment of $211,000 was recognized for the expected shortening of the lease life.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 17.  DEFINED CONTRIBUTION PLAN

Shells has a defined contribution plan which meets the requirements of Section 401(k) of the Internal Revenue Code. All salaried employees of Shells with more than 90 days of service who are at least 21 years of age, and who are not considered highly compensated, are eligible to participate in the plan. The plan allows for a discretionary matching contribution from Shells. Shells, which pays the plan expenses, has contributed $12,000 in discretionary contributions to date.

NOTE 18.  ADVERTISING AND MARKETING

Shells has incurred the following costs for television, radio, billboards and local store marketing:

	Fiscal Years Ended			26 Weeks Ended (Unaudited)
	January 2,	December 28,	December 29,	June 27,	July 3,
	2005	2003	2002	2004	2005
Advertising and marketing expenses	$1,467,000	$1,501,000	$1,545,000	$812,233	$863,546

As a percentage of revenues	3.5%	3.4%	3.3%	3.4%	3.5%

NOTE 19.  SUBSEQUENT EVENTS

Dated as of March 10, 2005:

In January and February 2005, the remaining warrants issued as part of the $2,000,000 financing in January 2002 were exercised, whereby warrant holders acquired 4,712,630 shares of common stock for $754,000 in proceeds to Shells. Additionally, Shells Investment Partners converted their retained warrants into common stock under the cashless exercise provisions of the warrant agreement, resulting in the issuance of 350,381 shares of common stock.

In January 2005, we entered into an agreement with our landlord in St. Pete Beach, Florida, whereby on February 22, 2005, the landlord paid $600,000 to Shells for an option to buy-out the lease. Any time after 12 months beyond the payment date, the landlord can provide notice of lease termination to Shells. Thereafter, we have 60 days to wind down business and vacate the premises.

In February 2005, we agreed to acquire for $843,000 the leasehold rights and personal property of a restaurant located in Clearwater Beach, Florida from Gold Coast Restaurants, Inc. (d/b/a Leverock’s), out of bankruptcy proceedings. We expect the restaurant to reopen as a “Shells” in March 2005, once remodeling and staff training are completed.

In February 2005, we mailed notice to stockholders of record on February 7, 2005 an Information Statement advising that our board of directors and the holders of a majority of our outstanding shares of common stock have delivered written consents authorizing an amendment to our certificate of incorporation that will increase the number of authorized shares of our common stock, $0.01 par value per share, from 20,000,000 shares to 40,000,000 shares. This increase to our capitalization is expected to become effective in March 2005.

In March 2005, our investors provided us with a $1,600,000 revolving line of credit, which matures on the earlier of March 31, 2006 or the closing of a financing providing us not less than $1,600,000 of net proceeds. Amounts drawn under the line of credit bear interest at the rate of 15% per annum, payable 8% monthly in arrears and 7% deferred until the maturity date. The investors received a fee of $80,000 for extending the credit line to Shells.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In March 2005, warrants to purchase a total of 1,000,000 shares of common stock, which were issued on August 4, 2004 pursuant to the extension of the $2,000,000 related-party financing, were exercised at $0.50 per share by Trinad Capital, L.P. and Bruce Galloway, IRA R/O. The proceeds of $500,000 were used to pay down the principal amount of the notes to these investors. Additionally, in March 2005, the $1,000,000 note held by Frederick R. Adler was modified to allow Shells to defer entirely the monthly interest payment on $500,000 of principal amount of the note until the maturity date of January 31, 2007, resulting in the deferral of $72,000 of cash payments until the maturity date. The remaining principal balance of $1,500,000 matures on January 31, 2007 along with deferred interest payable at maturity of $535,000.

As of March 10, 2005, we contemplate that an additional round of financing would be sought by us in the first half of 2005. In addition to repaying the debentures (as discussed in Note 10, Stockholders' Equity and Convertible Debentures), we anticipated that the contemplated additional round of financing would be utilized to complete our restaurant remodeling and position our company for growth. There could be no assurance that this contemplated financing would be available to us when needed, on acceptable terms, or at all. (See discussion below about our May 24, 2005 private placement financing.)

Dated as of July 7, 2005 (Unaudited):

On May 24, 2005, we sold an aggregate of $6.9 million in a private placement to the selling stockholders consisting of 461,954 units. Each unit consisted of (i) one share of our Series B Convertible Preferred Stock convertible into 20 shares of our common stock, subject to adjustment under certain circumstances, and (ii) a warrant to purchase 10 shares of our common stock at an exercise price of $1.30 per share. In addition, we issued a warrant to purchase 37,651 units (consisting of 37,651 shares of our Series B Convertible Preferred Stock and warrants to purchase 376,510 shares of our common stock) at a purchase price of $15.00 per unit to the placement agent in our May 2005 financing. We realized net proceeds of approximately $5.8 million from the financing. Of the total proceeds from securities issued, $1,282,000 represented related party debt and $348,000 represented existing convertible debentures, both of which converted into the securities issued in the transaction. To the extent not converted into this private placement, we used the proceeds from the private placement to retire $2,232,000 of loans and accrued interest from debenture holders and $8,000 of related party accrued interest. As a condition to the transaction, our existing $1,600,000 revolving line of credit previously scheduled to expire on the closing of the transaction, was extended to May 23, 2007. Additionally, as part of this transaction, $500,000 principal amount of related party debt was used to exercise warrants to purchase 1,000,000 shares of common stock.

On May 24, 2005, we believe that a change of ownership event occurred due to the private placement financing discussed above. Accordingly, for federal income tax purposes, the limit to the amount of net operating loss and credit carryforwards that may be used against taxable income approximates an aggregate of $665,000 per year.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Investors Rights Agreement, entered into in connection with the $2.0 million financing of January 2002, entitled each of the investment entities of Banyon and SIP (for which SIP subsequently sold its rights to GCM and Trinad) to nominate three of the seven members who were to be elected to our board of directors. In accordance with the terms of the Investor Rights Agreement, the right to nominate individuals for election to our Board terminated upon the repayment in full of the $2.0 million aggregate principal amount of the promissory notes in connection with the May 2005 financing. On June 1, 2005, the Nominating Committee, consisting of Gary L. Herman, Christopher D. Illick and Michael R. Golding, proposed and the Board of Directors approved that the present board members stand for re-election. On June 22, 2005, at the Company’s Annual Meeting of Stockholders, the present directors were re-elected.

On June 22, 2005, our stockholders approved certain amendments to the 2002 Equity Incentive Plan, including an amendment to increase the number of shares of common stock issuable under the Plan from 1,850,000 to 5,000,000. Additionally, on June 22, 2005, our stockholders approved an increase in the authorized shares of our common stock, $0.01 par value per share, from 40,000,000 shares to 58,000,000. An increase in the capitalization of our common stock was previously announced in March 2005 from 20,000,000 shares to 40,000,000 shares.

On June 22, 2005, the Compensation Committee and the Board of Directors of the Company approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $0.85 per share (the market value) previously awarded to its employees, including its executive officers, and its directors under the Plan that were originally scheduled to vest during 2006. The acceleration of vesting is effective for stock options outstanding as of June 22, 2005. Options to purchase approximately 295,000 shares of common stock or 18.5% of the Company’s outstanding unvested options (of which options to purchase approximately 233,000 shares or 14.6% of the Corporation’s outstanding unvested options are held by the Corporation’s executive officers and directors) were subject to the acceleration. The weighted average exercise price of the options subject to the acceleration is $1.10.

The purpose of the acceleration is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of income, upon adoption of FASB Statement No. 123 R (Share-Based Payment) in December 2005. The pre-tax charge which the Company expects to avoid in 2006 amounts to approximately $87,000 based on the original vesting periods. The Company also believes that because many of the options to be accelerated have exercise prices in excess of the current market value of the Company’s common stock, these options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Based on the vesting schedules of those stock options outstanding as of July 3, 2005, net of the effect of the acceleration of vesting discussed previously; adoption of revised FASB Statement No. 123 is expected to result in the recognition of compensation expense of approximately $160,000 in fiscal 2006, $210,000 in fiscal 2007 and $85,000 in fiscal 2008. The fair value was estimated using the Black-Scholes option-pricing model. Using this model, fair value is calculated based on assumptions with respect to (i) expected volatility of the Company’s common stock price, (ii) the periods of time over which employees and directors are expected to hold their options prior to exercise (expected term), (iii) expected dividend yield on the Company’s common stock, and (iv) risk-free interest rates, which are based on quoted U.S. Treasury rates for securities with maturities approximating the options’ expected term. Expected volatility has been estimated based on the change in the Company’s stock price over the past 12 months. Expected term is based on the Company’s limited historical exercise experience with option grants with similar exercise prices. The expected dividend yield is zero as the Company has never paid dividends and does not currently anticipate paying any in the foreseeable future. The following table summarizes the weighted average values of the assumptions used in computing the fair value of option grants:

(Unaudited)
Volatility	50%
Weighted-average estimated life	5 years
Weighted-average risk-free interest rate	4.5%
Dividend yield	0

On July 5, 2005, our board approved compensation to its non-salaried board members for services rendered in connection with their duties as board members at the annual amount of $10,000 per non-salaried member, to be retroactively applied to the date of the Company’s annual meeting date, June 22, 2005, payable ratably by fiscal quarter with the first payment to be prorated and paid upon the completion of the first full fiscal quarter.

Dated as of August 28, 2005 (Unaudited):

On July 28, 2005 concurrent with the nomination of John F. Hoffner to the Board of Directors with the intent of his chairing the Audit Committee, our board approved compensation for the Audit Chairperson with (i) an additional monetary compensation of $10,000, payable ratably by fiscal quarter with the first payment to be prorated, and (ii) an additional option to acquire 30,000 shares of Common Stock in accordance with the 2002 Employee Incentive Plan. The annual option grant occurs concurrently upon election or appointment to the board at the prevailing market value on date of issuance with vesting ratably each month over 12 months.

During July and August 2005, investors converted 11,544 shares of Series A Preferred Stock into 57,720 shares of our common stock.

On August 9, 2005, we entered into an agreement with Deborah Christen Corporation. Pursuant to this agreement, effective upon the occurrence of specific conditions precedent, Deborah Christen Corporation agreed to grant us a license to use the service marks “Shells” and “Shells Seafood, Shellfish & Whatnot” in a certain trade area known as the Carrollwood Trade Area. Currently, Shells of Carrollwood Village, Inc., a sublicensee of the service marks and other proprietary information, operates a “Shells” restaurant in the Carrollwood Trade Area under a management agreement with us. The license agreement will become effective upon the earlier to occur of either (a) the execution of an agreement by Shells of Carrollwood Village, Inc. to abandon or terminate the sublicense agreement which granted it the sublicense for the use of the services marks in the Carrollwood Trade Area and the management agreement with us for the operation of the “Shells” restaurant, or (b) default by Shells of Carrollwood Village, Inc. under the terms of the sublicense agreement and the expiration of any cure period available thereunder. Under the license agreement, we have until December 31, 2006 to open a “Shells” restaurant in the limited Carrollwood Trade Area, subject to certain monthly license fees beginning on April 1, 2006. Further, we agreed to pay Deborah Christen Corporation a license fee in the amount of two percent (2%) of the gross receipts of each “Shells” restaurant operated or sublicensed by us within the Carrollwood Trade Area.

On August 25, 2005, our board of directors appointed Christopher R. Ward as an executive officer of the company. Mr. Ward has served as our Vice-President of Purchasing since September 2004.

Part II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Amount to Be Paid
SEC registration fee	$2,986
Printing and engraving expenses	$5,000
Legal fees and expenses	$325,000
Accounting fees and expenses	$35,000
Miscellaneous fees and expenses	$1,000
Total	$368,986
__________
* To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those discussed above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Article VII of the Registrant’s bylaws provide that the Registrant shall indemnify any person who (a) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (b) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

Article Tenth of the Registrant’s certificate of incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, as it now exists or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant has entered into indemnification agreements, in the form attached as Exhibit 10.24 hereto, with its directors and executive officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service, other than liabilities arising from willful misconduct of a culpable nature.

The Registrant maintains directors’ and officers’ liability insurance for its officers and directors.

Item 15.    Recent Sales of Unregistered Securities.

Set forth below in chronological order is certain information regarding securities issued by the Registrant since June 30, 2002 in transactions that were not registered under the Securities Act of 1933, as amended, including the consideration, if any, received by the Registrant for such issuances.

In connection with the $2.0 million financing dated January 31, 2002, we issued to each of Shells Investment Partners and Banyon Investment, LLC (“Banyon”) (i) a $1.0 million secured promissory note due January 31, 2005 (extended to January 31, 2007) bearing interest at 15% per annum, of which 8% was payable monthly in arrears and 7% was deferred and payable upon repayment of the principal in full and (ii) a warrant to purchase 4,454,015 shares of our common stock, at an exercise price of $0.16 per share. The warrants were exercisable through January 31, 2005.

On April 12, 2004, Banyon sold their interest in the $1.0 million promissory note to Frederick R. Adler, a more than 10% stockholder. On June 23, 2004, Shells Investment Partners sold their interest in the $1.0 million secured promissory note along with 90% of their warrants to Trinad Capital, LP ($600,000) and GCM Shells Seafood Partners, LLC ($400,000). Subsequently, on September 30, 2004, GCM Shells Seafood Partners sold their interest in their $400,000 note to Bruce Galloway, IRA R/O.

On August 4, 2004, our $2.0 million aggregate principal amount of secured promissory notes set to mature on January 31, 2005 were extended to be due on January 31, 2007, under the same terms as the original notes. As an inducement to extend the maturity date of the notes, warrants to purchase 2,000,000 shares of our common stock at an exercise price of $0.50 per share were issued to the note holders in proportion to the value of their respective notes. These newly issued warrants were exercisable from January 31, 2005 through January 31, 2007.

In November 2004, a portion of the warrants issued as part of the $2.0 million January 2002 financing were exercised, resulting in the issuance of 3,750,000 shares of common stock.

On December 7, 2004, we sold $2,375,000 principal amount of debentures and warrants to purchase 1,187,500 shares of our common stock to a group of accredited investors. We received net proceeds of $2,010,000 from the sale. The debentures bore interest at 12%, and matured on the earlier of: (i) April 5, 2005, (ii) the closing of an additional round of financing of no less than $1,500,000, or (iii) upon the occurrence of an event of default. In the event that we, on or prior to the maturity date, consummated the sale of shares of capital stock (other than a sale of capital stock to our officers, directors, employees or consultants in connection with their provision of services to us) resulting in net proceeds to us of at least $250,000, then the outstanding principal amount of the debentures and all accrued and unpaid interest, at the sole option of the holder of the debenture, converted in whole or in part, into shares of the common stock sold in such future financing. The warrants are exercisable until December 7, 2007. Pursuant to the terms of the warrants, the warrants have an exercise price equal to 80% of the price per share or unit in our next round of equity financing resulting in net proceeds to us of at least $250,000, provided that the exercise price could not exceed $0.80 per share or be less than $0.45 per share. In the event that such financing was not completed on or before September 4, 2005, the warrants automatically were to be assigned an exercise price equal to 65% of the closing price of our common stock on September 4, 2005, but in no event greater than $0.80 or less than $0.45 per share. Based on the closing of our May 2005 financing, these warrants have an exercise price of $0.60 per share. The exercise price of the warrants and the number of underlying shares of common stock is subject to adjustment under certain circumstances. As compensation for their services as placement agent in the debenture offering and future consulting services to us, the placement agent received cash fees and warrants with terms substantially identical to those received by the investors.

In January and February 2005, the remaining warrants issued as part of the $2.0 million financing in January 2002 were exercised, whereby warrant holders acquired 4,712,630 shares of common stock for $754,000 in proceeds to Shells. Additionally, Shells Investment Partners converted their retained warrants into common stock under the cashless exercise provisions of the warrant agreement, resulting in the issuance of 350,381 shares of common stock.

In March 2005, our investors provided us with a $1.6 million revolving line of credit, which was originally scheduled to mature on the earlier of March 31, 2006 or the closing of a financing providing us not less than $1.6 million of net proceeds. Amounts drawn under the line of credit bear interest at the rate of 15% per annum, payable 8% monthly in arrears and 7% deferred until the maturity date. The investors received a fee of $80,000 for extending the credit line to Shells. This line of credit was subsequently extended to mature on May 23, 2007, notwithstanding the closing of our May 2005 financing. No additional consideration was given to the investors for extending the time within which the credit line could be drawn upon.

In March 2005, warrants to purchase a total of 1,000,000 shares of common stock, which were issued on August 4, 2004 pursuant to the extension of the $2.0 million related-party financing, were exercised at $0.50 per share by Trinad Capital, L.P. and Bruce Galloway, IRA R/O. The proceeds of $500,000 were used to pay down the principal amount of the notes to these investors.

In May 2005, we sold an aggregate of $6.9 million of our securities in a private placement to a group of accredited investors. The securities sold were 461,954 units, with each unit consisting of (i) one share of our Series B Convertible Preferred Stock convertible into 20 shares of our common stock, subject to adjustment under certain circumstances and (ii) a warrant to purchase 10 shares of our common stock at an exercise price of $1.30 per share. The purchase price per unit was $15.00. As part of this transaction, Frederick R. Adler used $500,000 principal amount of his note to exercise the warrants issued to him in August 2004; and Frederick R. Adler, Trinad and the Bruce Galloway, IRA R/O converted all of the remaining secured promissory notes (originally issued by us to the investors in the January 2002 financing) held by them into units. In addition, $348,000 of the aggregate purchase price represented the conversion of outstanding convertible debentures into units, all on a dollar-for-dollar basis. In addition, we granted JMP Securities LLC, the placement agent in the financing, warrants to purchase 37,651 units at a purchase price of $15.00 per unit as a portion of their fees.

Each of the above-described transactions were exempt from registration pursuant to Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf; the securities sold are subject to transfer restrictions; and the certificates for the shares or warrants contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. No underwriters were involved in connection with any of the sales of securities referred to in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation. (1)
3.2	Agreement and Plan of Merger, dated March 31, 1996, by and between Shells Seafood Restaurants, Inc., a Delaware Corporation, and Shells Seafood Restaurant, Inc., a Florida Corporation. (1)
3.3	By-laws. (1)
3.4	Certificate of Designations of Series A Convertible Preferred Stock. (12)
3.5	Certificate of Designations of Series B Convertible Preferred Stock. (7)
3.6	Certificate of Amendment, dated March 17, 2005. (9)
3.7	Certificate of Amendment, dated July 7, 2005. (9)
4.1	Specimen common stock certificate. (1)
4.2	Specimen Series B Convertible Preferred stock certificate. (9)
5.1	Opinion of Fulbright & Jaworski L.L.P. (9)
10.1	1996 Employee Stock Option Plan. (1)
10.2	1995 Employee Stock Option Plan. (1)
10.3	Agreement for Purchase and Sale of Assets, dated May 14, 1993, between Shells Seafood Restaurants, Inc. and Shells, Inc. (1)
10.4	Stock Option Plan for Non-Employee Directors. (15)

Exhibit No.	Description

10.5	2002 Equity Incentive Plan, as amended. (8)
10.6	First Amendment of Agreement and Plan of Merger, dated December 13, 1995, by and among Shells Seafood Restaurants, Inc., Shells Seafood Acquisition, Inc. and Shells, Inc. (1)
10.7	Joint Venture Agreement, dated March 1, 1994, between Shells of Melbourne, Inc. and WLH Investments, Inc. (1)
10.8	First Amendment to Joint Venture Agreement, effective as of March 31, 1995 between Shells of Melbourne, Inc. and WLH Investments, Inc. (1)
10.9	Management and License Agreement, dated March 1, 1994, between Shells of Melbourne Joint Venture and Shells Seafood Restaurants, Inc. (1)
10.10	Management and License Agreement dated July 29, 1993, between Shells of Carrollwood Village, Inc. and Shells Seafood Restaurants, Inc., as amended. (1)
10.11	Management and License Agreement, dated July 28, 1993, between Shells of North Tampa, Inc. and Shells Seafood Restaurants, Inc., as amended. (1)
10.12	Management and License Agreement, dated July 29, 1993, between Shells of Sarasota South, Inc. and Shells Seafood Restaurants, Inc., as amended. (1)
10.13	Amended Option Agreement dated August 10, 1995 between Shells Seafood Restaurants, Inc. and Shells of Carrollwood Village, Inc. (1)
10.14	Amended Option Agreement, dated August 11, 1995 between Shells Seafood Restaurants, Inc. and Shells of North Tampa, Inc. (1)
10.15	Amended Option Agreement, dated August 16, 1995 by and between Shells Seafood Restaurants, Inc. and Shells of Sarasota South, Inc. (1)
10.16
Agreement for Consulting and Management Services and Licensing of Service Marks, dated October 4, 1989 by and between Ursula Collaud and Shells of Daytona Beach, Inc., as amended by the Stipulation of Settlement dated December 2, 1994. (1)

10.17	Asset Purchase Agreement, dated September 30, 1994 between Shells of St. Petersburg Beach, Inc. and the Bleckley Corporation. (1)
10.18	Assignment Agreement, dated September 30, 1994 between Shells of St. Pete Beach, Inc. and the Bleckley Corporation. (1)
10.19
Promissory Note in the initial principal amount of $540,000, dated September 30, 1994 by Shells of St. Pete Beach, Inc. for the benefit of the Bleckley Corporation (retired in 2004 with satisfaction of debt). (1)

10.20	Continuing and Unconditional Guaranty by Shells Seafood Restaurants, Inc. for the benefit of the Bleckley Corporation. (1)
10.21	Security Agreement, dated September 30, 1995 between Shells of St. Pete Beach, Inc. and the Bleckley Corporation. (1)
10.22	Form of Directors Indemnification Agreement. (1)
10.23
Agreement for the purchase and sale of leases, leasehold improvements, restaurant assets, assigned contracts and restaurant licenses by Shells Seafood Restaurants, Inc. for the benefit of Islands Florida LP. (14)

10.24	Termination Agreement by and among Angelo and Maxie's, Inc., as successor in interest to Islands Florida LP, and Shells Seaford Restaurants, Inc.

Exhibit No.	Description

10.25	Letter from board of directors, dated January 19, 2000, clarifying severance arrangement for Warren R. Nelson. (12)
10.26	Employment Agreement, dated April 2, 2001, between David W. Head and Shells Seafood Restaurants, Inc. (employment terminated June 6, 2003). (11)
10.27	Secured Promissory Note, dated January 18, 2002, between Shells Seafood Restaurants, Inc., and Best Que, LLC (funded in 2004). (12)
10.28	Assignment and Assumption of Lease, dated January 21, 2002 between Shells Seafood Restaurants, Inc. and Famous Dave’s Ribs, Inc. with landlord consent. (12)
10.29	Second Amendment to Management and License Agreement, dated October 4, 2001, between Shells Seafood Restaurants, Inc. and Shells of Sarasota South, Inc. (12)
10.30	Second Amendment to Management and License Agreement, dated October 4, 2001, between Shells Seafood Restaurants, Inc. and Shells of North Tampa, Inc. (12)
10.31	Second Amendment to Management and License Agreement, dated October 4, 2001, between Shells Seafood Restaurants, Inc. and Shells of Carrollwood Village, Inc. (12)
10.32
Securities Purchase Agreement, dated as of January 31, 2002, by and among Shells Seafood Restaurants, Inc., its subsidiaries listed on the signature pages thereto, Shells Investment Partners, LLC and Banyon Investment, LLC. (3)

10.33
Security Agreement, dated as of January 31, 2002, by and among Shells Seafood Restaurants, Inc., its subsidiaries listed in the signature pages thereto, Shells Investment Partners, LLC and Banyon Investment, LLC. (3)

10.34
Investor Rights Agreement, dated as of January 31, 2002, among Shells Seafood Restaurants, Inc., Shells Investment Partners. LLC, Banyon Investment, LLC and the stockholders listed on Schedule I thereto; (3) amended June 23, 2004, whereby Shells Investment Partners assigned their rights collectively to Trinad Capital, LP and Galloway Capital Management, LLC

10.35	Secured Senior Note in the aggregate principal amount of $1.0 million issued to Banyon Investment, LLC, and sold to Frederick R. Adler on April 12, 2004. (3)
10.36
Secured Senior Note in the aggregate principal amount of $1.0 million issued to Shells Investment Partners, LLC, and sold to Trinad Capital, LP ($600,000) and GCM Shells Seafood Partners, LLC ($400,000) on June 23, 2004; GCM sold their $400,000 note to Bruce Galloway, IRA R/O on October 1, 2004 (3) (and 2004 transactions (5))

10.37	Warrant to purchase 4,454,015 shares of Common Stock of Shells Seafood Restaurants, Inc., issued to Banyon Investment, LLC. (3)
10.38
Warrant to purchase 4,454,015 shares of Common Stock of Shells Seafood Restaurants, Inc., issued to Shells Investment Partners, LLC; transferred to Trinad Capital, LP and GCM Shells Seafood Partners, LLC on June 23, 2004 except for 445,400 warrants which were retained (3) (and 2004 transactions (5))

10.39	Loan agreement, dated October 8, 2002, between Shells Seafood Restaurants, Inc. and Colonial Bank (previously known as Manufacturers Bank of Florida), in the initial principal amount of $667,500. (13)
10.40
Loan agreement, dated October 25, 2002, between Shells of Melbourne, Joint Venture and Colonial Bank (previously known as Manufacturers Bank of Florida), in the renewal principal amount of $635,506. (13)

10.41
Settlement Agreement and Release, dated February 27, 2003, between Shells Seafood Restaurants, Inc. and The Lark Group, L.L.C., Best Que, L.L.C, and Michael L Sloane, II in the amount of $188,201 (fully settled in 2004). (13)

Exhibit No.	Description

10.42	Distribution Agreement, dated August 28, 2002, between Shells Seafood Restaurants, Inc. and Performance Food Group, LLC. (16)
10.43	Consulting Agreement, dated March 20, 2003, between Shells Seafood Restaurants, Inc. and George Heaton; terminated August 28, 2003. (16)
10.44	Amendment to the Non-Employee Director Stock Option Plan, as approved October 23, 2001. (16)
10.45	Amendment to the 1995 Employee Stock Option Plan, as approved October 23, 2001. (16)
10.46	Equipment lease agreement between Colonial Pacific Leasing Corporate dba GE Capital Colonial Pacific Leasing and Shells Seafood Restaurants, Inc. dated November 8, 2002 and funded in 2003. (2)
10.47	Amended and Restated Employment Agreement, dated July 1, 2005, between Leslie J. Christon and Shells Seafood Restaurants, Inc.
10.48	Form of Securities and Debenture Purchase Agreement, dated December 7, 2004. (5)
10.49	Form of Stock Purchase Warrant, dated December 7, 2004, in the aggregate of 1,971,250 warrants to purchase shares of common stock. (5)
10.50	Form of 12% Convertible Debenture, dated December 7, 2004, in the aggregate amount of $2,375,000. (5)
10.51	Promissory Note in the aggregate principal amount of $165,315.07 issued to Shells Investment Partners, L.L.C. (6)
10.52	Mortgage and Security Agreement in the aggregate principal amount of $165,315.07 issued to Shells Investment Partners, L.L.C. (6)
10.53	Form of Securities Purchase Agreement dated May 24, 2005, by and among Shells Seafood Restaurants, Inc. and the investors parties thereto. (7)
10.54	Form of Stock Purchase Warrant, issued in connection with May 24, 2005 financing. (7)
10.55	Form of Placement Agent Warrant issued to JMP Securities LLC. (7)
10.56	Amendment No. 1 to Loan and Security Agreement, dated as of May 23, 2005. (7)
10.57	Form of Stock Option Agreement for Non-Employee Directors Pursuant to the Shells Seafood Restaurants, Inc. 2002 Equity Incentive Plan. (8)
10.58	Form of Stock Option Agreement for Employees Pursuant to the Shells Seafood Restaurants, Inc. 2002 Equity Incentive Plan. (8)
10.59	Agreement, dated August 9, 2005, by and between Shells Seafood Restaurants, Inc. and Deborah Christen Corporation. (10)
21.1	Subsidiaries of the Registrant. (9)
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1) (9)
23.2	Consent of Kirkland, Russ, Murphy & Tapp P.A., Independent Registered Public Accounting Firm.
24.1	Power of Attorney (on signature page). (9)
(1)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from our Registration Statement on Form S-1 (File No. 333-1600).
(2)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from our Form 10-K or 10-KA for the fiscal year ended December 28, 2003.
(3)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from our Form 8-K dated February 11, 2002.
(4)	Previously filed with the Securities and Exchange Commission as an Exhibit to, and incorporated herein by reference from our Form 10-Q for the quarter ended June 29, 2003.

Exhibit No.	Description

(5)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from our Form 8-K dated December 9, 2004.
(6)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from our Form 8-K dated June 23, 2004.
(7)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from our Form 8-K dated May 23, 2005.
(8)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from our Form 8-K dated June 22, 2005.
(9)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from our Form S-1 filed on July 8, 2005 (File No: 333-126487).
(10)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from our Form 8-K dated August 9, 2005.
(11)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from, our Form 10-K or 10-KA for the fiscal year ended December 31, 2000.
(12)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from, our Form 10-K or 10-KA for the fiscal year ended December 30, 2001.
(13)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from, our Form 10-K or 10-KA for the fiscal year ended December 29, 2002.
(14)	Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated herein by reference from, our Form 10-K or 10-KA for the fiscal year ended December 29, 1996.
(15)	Previously filed with the Securities and Exchange Commission as an Appendix to, and incorporated herein by reference from, our Schedule 14A dated April 21, 1997.
(16)	Previously filed with the Securities and Exchange Commission as an Appendix to, and incorporated herein by reference from, our Schedule 14A dated September 21, 2001.
(b)	Exhibits (currently being filed or not previously filed)
(c)	Financial statement schedules
All financial statement schedules are omitted because they are inapplicable, not required or the information is indicated elsewhere in the consolidated financial statements or the notes thereto.

Item 17.    Undertakings.

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. The undersigned Registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tampa, State of Florida, on September 7, 2005.

SHELLS SEAFOOD RESTAURANTS, INC. (Registrant)

By:	/s/ Leslie J. Christon
Name: Leslie J. Christon
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leslie J. Christon	President, Chief Executive Officer	September 7, 2005
Leslie J. Christon	and Director (Principal Executive Officer)

/s/ Warren R. Nelson	Chief Financial Officer	September 7, 2005
Warren R. Nelson	(Principal Financial and Accounting Officer)

*	Chairman of the Board	September 7, 2005
Philip R. Chapman

/s/ John F. Hoffner	Director	September 7, 2005
John F. Hoffner

*	Director	September 7, 2005
Michael R. Golding

*	Director	September 7, 2005
Gary L. Herman

*	Director	September 7, 2005
Christopher D. Illick

*	Director	September 7, 2005
Jay A. Wolf

* By: /s/ Leslie J. Christon
Leslie J. Christon
Attorney-in-fact